EXHIBIT 10.28(a)

Lease Agreement

between

Sy arden way llc,

a California limited liability company

as Landlord

and

Century Theatres, Inc.,

A California corporation

as Tenant

for the lease of certain premises located at

howe ‘bout arden center
Sacramento, California

Dated: May 26, 2015

Lease Agreement

This Lease Agreement, (this “Lease”) dated as of May 26, 2015 (the “Effective Date”), is by and between SY Arden way llc, a California limited liability company (“Landlord”), SYUFY ENTERPRISES, a California limited partnership (“Existing Landlord”) solely for the purpose of Article 22, Termination of Existing Lease, and Century Theatres, Inc., a California corporation (“Tenant”)

Background

A.Landlord is the fee simple owner of a certain parcel of real property located in the unincorporated area of Sacramento County, California, as legally described on Exhibit B attached hereto (“Landlord’s Parcel”) and shown on Exhibit A, and Landlord Affiliates (as herein defined) own certain other parcels of real property immediately adjacent to Landlord's Parcel as shown on Exhibit A (“Affiliate Parcels”) located at the intersection of Arden Way and Howe Avenue, Sacramento, California on which Landlord and Landlord Affiliates intend to redevelop a retail shopping center that is to be known as the Howe ‘Bout Arden Center (as more particularly described below, the “Center”), substantially as depicted on Exhibit A attached hereto.

B.Tenant is currently a tenant in the Center under the terms and conditions of that certain Lease, dated September 30, 1995, between Existing Landlord and Tenant (as  amended, the “Existing Lease”)

C.Subject to the terms and conditions of this Lease, Existing Landlord and Tenant desire to terminate the Existing Lease and Landlord desires to lease to Tenant and Tenant desires to lease a portion of the Center, containing approximately 65,219 square feet of land outlined on Exhibit A‑1 hereto (as more particularly described below, the “Demised Land”).

D.Accordingly, Landlord and Tenant hereby agree as follows:

Article 1

Basic Lease Information

Section 1.1.Reference Data.  The following reference data constitutes certain terms of this Lease.  Whenever any data is referred to as “approximately” or “estimated,” said data shall be determined in the manner provided in this Lease and such estimate shall be disregarded.

Landlord:	sy arden way llc, a California limited liability company
Tenant:	Century Theatres, Inc., a California corporation
Demised Land:

The portion of the Center that is depicted as the Permissible Building Area on Exhibit A attached hereto, containing approximately 65,219 square feet of land area, upon which Tenant shall build the Building described below, subject to Section 2.1(b) below.

Floor Area of Premises:	Approximately 65,219 square feet.
Center:	Howe ‘Bout Arden Center
Initial Term:	Fifteen (15) Lease Years.
Extension Terms:	Three (3) consecutive option terms of five (5) Lease Years each plus one (1) option term of four (4) Lease Years and eleven (11) months.

Annual Base Rent:

Lease Years 1-5, $27.00 per square foot of Floor Area within the Premises per Lease Year

Lease Years 6-10, $28.50 per square foot of Floor Area within the Premises per Lease Year

Lease Years 11-15, $30.00 per square foot of Floor Area within the Premises per Lease Year

First Extension Term, if exercised, $31.50 per square foot of Floor Area within the Premises per Lease Year

Second Extension Term, if exercised, $33.00 per square foot of Floor Area within the Premises per Lease Year

Third Extension Term, if exercised, $34.50 per square foot of Floor Area within the Premises per Lease Year

Fourth Extension Term, if exercised, $36.00 per square foot of Floor Area within the Premises per Lease Year

Percentage Rent:

As more particularly set forth in Section 4.2 below, Tenant shall pay Percentage Rent during both the Initial Term and any Extension Term in an amount equal to eight percent (8%) of the amount, if any, by which Tenant’s Gross Sales for the Percentage Rent Year exceeds the Percentage Rent Breakpoint for such Percentage Rent Year.

Percentage Rent Breakpoint:

Percentage Rent Years 1-5, $13,000,000.00

Percentage Rent Years 6-10, $13,722,221.00

Percentage Rent Years 11-15, $14,444,443.00

Percentage Rent  Years during First Extension Term, if exercised, $15,166,665.00

Percentage Rent  Years during Second Extension Term, if exercised, $15,888,886.00

Percentage Rent Years during Third Extension Term, if exercised, $16,611,107.00

Percentage Rent  Years during Fourth Extension Term, if exercised, $17,333,328.00

Real Estate Taxes:	As defined in Section 1.2.
Common Area Expenses:	As defined in Section 1.2.
Common Area Expenses Cap:

Until the end of the CAM Base Year, Tenant’s liability for Tenant’s Pro Rata Share of Common Area Expenses shall not exceed $2.50 per square foot of Floor Area and every calendar year thereafter shall not exceed one hundred and three percent (103%) of the Common Area Expenses for the prior calendar year on an annualized basis.  Notwithstanding the immediately preceding sentence, to the extent Common Area utility and insurance cost increases cause the Common Area Expenses to exceed the Common Area Expenses Cap, Tenant shall pay its Pro Rata Share of those excess charges.

Building Allowance:	Building Allowance shall have the meaning given such term in the Work Letter. Landlord shall pay the Building Allowance to Tenant in accordance with Section 5 of the Work Letter.

Minimum Free Parking Spaces:

The greater of (i) the parking spaces shown on Exhibit A or (ii) the amount of parking required to be maintained with respect to the Center pursuant to Applicable Laws.  Notwithstanding anything in this Lease to the contrary, in the area labeled as Landlord’s Parcel on Exhibit A, Landlord will not sell or lease more than 33,000 square feet of space to be used for any type of restaurant and or food service facility (excluding grocery stores, which may sell prepared foods and pet stores which may sell pet food), and will not sell or lease any space to any entity for the purposes of any type of evening entertainment (excluding Tenant).  Within Landlord’s Parcel, Landlord may allow small music venues, so long as they are part of a restaurant.  Notwithstanding anything in this Lease to the contrary, in the combined areas labeled as “Affiliate Parcel 1” and “Affiliate Parcel 2” on Exhibit A, Landlord will not sell or lease more than 34,000 square feet of space to be used for any type of restaurant, food service facility (excluding grocery stores which may sell prepared foods and pet stores which may sell pet food), and/or more than 10,000 square feet of space to be used for any type of evening entertainment.

Premises Minimum Free Parking Spaces:	With respect to the Priority Parking Area, no less than four hundred seventy-one (471) parking spaces.
Notice Address for Landlord:	Sy Arden Way LLC c/o SyWest Development 150 Pelican Way San Rafael, California 94901 Attention: Candice Martinez Phone: (415) 448-8591 Email: Candice_martinez@sywest.com
Notice Address for Tenant:	Century Theatres, Inc. 3900 Dallas Parkway Suite 500 Plano, TX 75093 Attn: Paul A. Ledbetter Phone: (972)665-0000
Landlord’s Broker:	None.
Tenant’s Broker:	None.

Section 1.2.Definitions.  The following definitions constitute certain terms of this Lease which are set forth in this Section 1.2 for ease of reference.  Each subsequent reference in this Lease to any of these terms defined shall incorporate the definitions in this Section as if the same were fully and completely stated therein.

“Additional Rent” shall collectively mean the Tenant’s CAM Contribution (subject to the Common Area Expenses Cap) and Tenant’s Tax Contribution.

“Affiliate Parcels”  shall mean those certain other parcels of real property immediately adjacent to Landlord's Parcel located at the intersection of Arden Way and Howe Avenue, Sacramento, California, owned by Landlord Affiliates on which Landlord and Landlord Affiliates intend to redevelop a retail shopping center that is to be known as Howe ‘Bout Arden Center.

“Alternate Rent” shall mean, for any period for which Alternate Rent is payable pursuant to the terms hereof, the lesser of (i) seven and one-half percent (7.5%) of Tenant’s Gross Sales during the applicable period or (ii) the Base Rent otherwise due with respect to the applicable period.  No Additional Rent, except for Tenant’s Pro Rata Share of Real Estate Taxes, shall be payable during any such period.

“Alternate Use” shall have the meaning given such term in Section 13.1.

“Anniversary” shall mean the date that is twelve (12) full calendar months from the date of a given event; provided, however, that if the Commencement Date occurs on a day other than the first day of a calendar month, then the first Anniversary of the Commencement Date shall be deemed to be the date that is twelve (12) full calendar months from the first day of the calendar month immediately following the Commencement Date and each subsequent Anniversary of the Commencement Date shall be deemed to be the same day in the succeeding calendar years.

“Applicable Laws” shall mean any law, ordinance, order, rule, regulation, requirement or judicial decision of any Governmental Authority which is at any time during the Term applicable to the Premises or the Center, including, all Governmental Requirements and Environmental Laws.  Such laws, ordinance, orders, rules, and regulations shall include, without limitation, any of those which relate to zoning, public health, public safety, environmental protection, accessibility, the removal of architectural barriers and the existence or removal of any Hazardous Materials.  An existing condition shall not be deemed to be in violation of Applicable Laws under this Lease if such condition has been grandfathered under Applicable Laws (and therefore complies because of the applicable grandfathering provision).

“Award” shall mean the compensation award for any Taking.

“Base Rent” shall have the meaning given such term in Section 4.1.

“Building” shall mean the building and all other leasehold improvements (other than Tenant’s FF&E and other removable personal property) to be constructed by Tenant upon the Demised Land, and all replacements and modifications thereof and additions thereto.  The Building initially shall contain approximately 65,219 square feet of Floor Area and not less than 14 state-of-the-art motion picture auditoria each containing stadium seating with not more than 1,650 theatre seats (in the aggregate).

“Building Pad” means the building pad to be prepared by Landlord in accordance with the Work Letter on the Demised Land on which the Building (excluding any sidewalks or other exterior improvements) shall be built.

“CAM Base Year” shall be the first full calendar year in which no less than ninety percent (90%) of all buildings and Common Areas in the Center, as shown on the Site Plan attached hereto as Exhibit A, have been fully constructed and/or planted (except for seasonal plantings) as of the first day of such calendar year.

“Center” shall mean the retail shopping center and all other buildings and improvements located or to be located on the Landlord’s Parcel and the Affiliate Parcels (including so-called “outlots”), including the Parking Areas (as hereinafter defined) and other Common Areas (as hereinafter defined), commonly known or to be known as the Howe ‘Bout Arden Center located at the intersection of Howe Avenue and Arden Way, in the unincorporated area of the County of Sacramento, California, which is outlined on the Site Plan attached hereto as Exhibit A, and which is to be redeveloped by Landlord on Landlord’s Parcel and by Landlord Affiliates on the Affiliate Parcels.  Landlord currently anticipates that upon completion of Landlord’s Work and upon the completion of the redevelopment of the Affiliate Parcels, the Center shall contain approximately two hundred seventy-five thousand (275,000) square feet of Floor Area devoted to retail, retail service office (i.e., a business whose principal use of its premises is to provide services to the public, such as, but not limited to, a bank, title company, or insurance office), office (which office uses shall be limited to space located on the second floor of any building in the Center), restaurant, entertainment and related uses, inclusive of the Floor Area of the Premises.  Landlord and Landlord Affiliates shall have the right to modify the size and configuration of the Center, subject to the terms and conditions of Section 2.2.

“Commencement Date” shall mean the day established as the Commencement Date under Section 3.1 hereof.

“Commencement Date Conditions” shall mean the conditions precedent to the occurrence of the Commencement Date, as set forth on Exhibit C attached hereto and made a part hereof.

“Common Areas” shall mean and include all areas within the exterior boundaries of the Center which are now or hereafter made available for general use, convenience and benefit of the occupants and tenants of the Center (including Tenant) and their customers, employees, invitees and licensees, including, without limitation, (i) all Parking Areas and (ii) all driveways, sidewalks, stairways, ramps, and landscaped and planted areas of the Center.  The Common Areas shall be configured substantially as shown on Exhibit A hereto.  Further, notwithstanding anything to the contrary contained herein, for purposes of Landlord’s maintenance and insurance obligations under this Lease, the “Common Areas” shall be deemed to include all portions (if any) of the premises depicted or described (or to be described) as the “Demised Land” on Exhibit A and the facilities (if any) thereon that are located outside of the exterior “footprint” of the Building,(subject to Tenant’s rights to make alterations to the Building in accordance with this Lease), including (without limitation) the exit stairways, ramps, sidewalks and other hardscape and landscape features, if any, around the perimeter of the Building, other than the canopies, building lighting and signage that are attached to the Building.  Landlord shall have the right to modify the configuration of the Common Areas, subject to the terms and conditions of Section 2.2.

“Common Area Expenses” shall mean the actual, reasonable out-of-pocket costs incurred by Landlord for the following, subject to the limitations set forth in this Lease:  ordinary operation, management (subject to the limitations hereinafter provided), maintenance, cleaning and repair of the Common Areas of the Center including, without limitation, all ordinary and extraordinary snow and ice removal; storm drainage; patching and other minor non-capital maintenance and repairs to the Parking Areas and other paved areas (but not repaving of substantially the entire Parking Area, as distinguished from patching and repairs); removal of paper, garbage and other debris from the Common Areas of the Center; to the extent required, lighting, security and security patrols, and alarms and alarm monitoring pertaining to the Common Areas; insurance premiums for the coverage required or elected by Landlord under Section 7.l(b) hereof; utility costs for utilities consumed in the Common Areas; ordinary maintenance and repair of machinery and equipment to the extent exclusively serving the Common Areas; maintenance of Center traffic and directional signage and identification signage, including pylon and monument signage, if any; and maintenance, repair and replacement of stairs, railings, seating and children play areas within the Common Areas, decorative elements, and floor and wall coverings. Common Area Expenses shall be calculated on a cash basis in accordance with generally accepted accounting principles. All Common Area Expenses shall be based on the actual reasonable and competitive out-of-pocket costs (excluding administrative and overhead costs except as set forth below) paid by Landlord.

Common Area Expenses shall exclude all of the following: (i) costs of original construction or reconstruction (as distinguished from maintenance and repair) of the Center or any expansion or renovation thereof; (ii) principal and/or interest payments on any financing for the Center or any portion thereof or rental under any ground lease or other underlying lease; (iii) costs of extraordinary services provided to other tenants in the Center which are not provided to Tenant; (iv) capital expenditures (i.e., expenditures which are required to be capitalized in accordance with generally accepted accounting principles, consistently applied, or that are depreciated or amortized rather than expensed on Landlord’s income tax filings), including, but not limited to, the renovation of all or a material portion of the Parking Areas; (v) the costs of correcting defects in the design or construction of the Center, or repair and/or replacement of any of the original materials or equipment required as a result of such defects; (vi) any expense resulting from the gross negligence of Landlord, its agents, servants or employees; (vii) reserves for anticipated future expenses (whether or not of a capital nature); (viii) legal and other fees, leasing commissions, advertising expenses and other costs incurred in connection with development, leasing or operation of the Center, or in connection with negotiations or disputes with tenants, occupants or prospective tenants or occupants, or legal fees incurred in connection with this Lease; (ix) cost of repairs or other work occasioned by fire, casualty or other insurable risk or the exercise of the right of eminent domain, except that such costs shall be included as Common Area Expenses to the extent of any deductibles in Landlord’s insurance in accordance with Section 7.4(c); (x) expenses incurred in the build out, renovation, or improvement of any portion of any building in the Center; (xi) expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to or for other tenant(s) or occupant(s) of the Center (such as trash removal); (xii) any interest, late charges, or penalties incurred as a result of Landlord’s failure to pay any bill as the same shall become due, and any fines or penalties assessed against Landlord or the Center as a result of any violation of

Applicable Laws; (xiii) any and all other costs associated with the operation of the business of Landlord, intending by this exclusion to distinguish the same from the costs of operation, management, maintenance, cleaning and repair of the Common Areas (excluded items shall specifically include, but shall not limited to, formation of the Landlord entity, internal accounting and legal matters, including but not limited to, preparation of tax returns and financial statements and gathering of data therefor, costs of selling, syndication, financing, mortgaging or hypothecating any of Landlord’s interest in the Center, and costs of any disputes between Landlord and its employees); (xiv) any rental charges or other occupancy costs pertaining to any off-site property management or leasing office; (xv) salaries and bonuses of officers and executives of Landlord and compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (not including, however, the Center on-site manager, subject to the limitations set forth below); (xvi) any component of Real Estate Taxes, personal property taxes and/or any taxes for betterments or special assessments; (xvii) [intentionally deleted]; (xviii) costs associated with the operation or maintenance of any food court area, if any, or any information or customer service booth; (xix) audit fees and expenses; (xx) costs of promoting the Center; (xxi) costs of constructing any pylons signs or monument signs (other than as provided in Section 15.2 below) for the Center; (xxii) merchants’ association or merchants’ fund fees, or costs to market, promote or advertise the Center; (xxiii) any costs or expenses pertaining to the ownership, operation, maintenance, repair, insuring or securing of the portions of the Center not devoted to serving retail, retail service offices, restaurant or entertainment uses (except for ancillary office space associated with and part of such retail, retail service offices, restaurant or entertainment uses), if any; and (xxiv) any management fees, administrative charges, salaries, benefits or employment costs in excess of the permitted administrative fee described below.

All Common Area Expenses shall be based on the actual reasonable and competitive out-of-pocket costs (excluding overhead costs); provided, however, that Landlord may include in Common Area Expenses a permitted administrative fee equal to the lesser of (x) the actual out-of- pocket management fees and administrative costs for the Center (including actual salaries, benefits and employment costs of (and only of) any on-site personnel, including the Center manager who perform work or service only for the Center), or (y) an amount equal to five percent (5%) of all Common Area Expenses paid by Landlord. Landlord shall reduce all Common Area Expenses by (x) any discount, rebate, or contribution made by any tenant of the Center in excess of its respective pro rata share, and (y) any payments or contributions on account of common area maintenance (however designated) collected by or credited to Landlord that serve to reduce such costs (including, without limitation, parking revenues and valet service fees and any payments from or charges against the non-retail portion of the Center or the occupants thereof for the use of the Common Areas of the Center or the Parking Areas).

Notwithstanding anything to the contrary contained herein, Common Area Expenses shall not include, and Tenant shall be solely responsible for, the costs and expenses of providing additional security services and personnel which may be required to be furnished by Tenant in connection with special or extraordinary events conducted by Tenant at the Premises, provided that feature grand openings and other events that are typical in other first-class motion picture theaters in the Metropolitan Area shall not be treated as “special or extraordinary events” for these purposes. Landlord acknowledges that, if Tenant provides security services for special or extraordinary events as contemplated above, Tenant does not represent, guarantee or assume responsibility that Landlord or the other tenants or patrons of the Center will be secure from any claims relating to such security services.

“Compatible Use” shall have the meaning set forth in Section 13.1.

“Co-Tenancy Condition” shall mean the achievement and continued satisfaction of the following conditions while Tenant is operating the Premises primarily for the Theater Use (subject to Excused Closures): (i) the Co-Tenancy Level of the Center shall be equal to or greater than fifty percent (50%) of the gross leasable area of the Center (exclusive of the Building), (ii) at least one (1) sit-down restaurant of at least 5,000 square feet, (which may be utilized to achieve the fifty percent (50%) requirement in clause (i) above) is open and operating and (iii) the Center is being operated as a First Class Center.    The leasable area of Building B as shown on Exhibit A shall not be included in the gross leasable area for purposes of determining the Co-Tenancy of the Center for the period of one (1) year after Nordstrom vacates such building to relocate its business operation to the building designated as Major 1 on Exhibit A.

“Co-Tenancy Level” shall mean, while Tenant is operating the Premises primarily for the Theater Use (and for periods of Excused Closure), the quotient (expressed as a percentage) obtained by dividing (x) the Floor Area of the Center, excluding the Premises, that is leased, occupied and regularly open to the public and operating for business by retail stores, retail service offices, restaurants and entertainment uses at least on such days and at such times as a majority of first-class retail stores, retail service offices,  restaurants and entertainment uses (as the case may be) in other First Class Centers are generally open to the public and operating for business, by (y) the total Floor Area of the Center or the Minimum Center Floor Area, whichever is greater, less the Floor Area of the Premises and the Floor Area of any second floor non-retail office space. Notwithstanding the foregoing, premises within the Center that are leased for an initial term of less than one (1) year or for seasonal periods only shall be deemed not to be “leased, occupied and regularly open to the public and operating for business” for purposes of determining the Co-Tenancy Level. From time to time at the request of Tenant, Landlord shall certify to Tenant the then-current Co-Tenancy Level of the Center (or any specific portion thereof), which shall be subject to verification by Tenant.

“County” shall mean the County of Sacramento, California.

“Demised Land” shall have the meaning given such term in Section 1.1, subject to Section 2.1(b).

“Effective Date” means the effective date of this Lease, as set forth in the preamble on the first page hereof.

“Environmental Hazard” means any of the following:  (1) existence or discovery on or under Premises or elsewhere in the Center of any Hazardous Material in violation of any Applicable Law; (2) issuance of any cleanup order by any governmental agency in connection with any Hazardous Material in, on, under or otherwise affecting the Premises or the Project; (3) issuance by any court or governmental agency of any order or judgment permanently or temporarily closing down the Premises or any other part of the Project as a result of any Hazardous Material in, on under or otherwise affecting the Premises or the Project; or (4) the performance of any work for the purpose of remedying any Hazardous Material or complying with any Environmental Law.

“Environmental Laws” shall mean all current and future federal, state and local statutes, regulations, ordinances and rules relating to (1) the emission, discharge, release or threatened release of a Hazardous Material into the air, surface water, groundwater or land, (2) the manufacturing, processing, use, generation, treatment, storage, disposal, transportation, handling, removal, remediation or investigation of a Hazardous Material, or (3) the protection of human health, safety or the indoor or outdoor environmental, including (without limitation) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Clean Air Act; the Federal Water Pollution Control Act; the Occupational Safety and Health Act; all applicable environmental statutes of the State of California (including, without limitation, the California Environmental Quality Act), as amended; and all other federal, state or local statutes, laws, ordinances, resolutions, codes, rules, regulations, orders or decrees regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Environmental Remedial Work” shall have the meaning given such term in Section 19.3.

“Environmental Report” shall have the meaning set forth in Section 2.3.

“Excused Closure” shall mean (i) temporary periods of construction, alterations, renovation, remodeling and repair of the Premises undertaken in accordance with this Lease, including reasonable periods of mobilization and de-mobilization of such work (Tenant will use good faith, commercially reasonable efforts to minimize such periods and will diligently pursue such work), (ii) periods when Tenant ceases operating as a result of a casualty or condemnation or pursuant to the terms of Section 16.4, (iii) periods when, in Tenant’s reasonable judgment,

Tenant cannot practicably operate the Premises as a consequence of Governmental Requirements, Force Majeure or other matters beyond the reasonable control of Tenant or as a consequence of the failure of Landlord to perform its obligations under this Lease, (iv) days or times when fewer than a majority of the so-called “first-run” motion picture theaters within the Metropolitan Area are open and operating for business, (v) periods when Landlord is in material default hereunder, and (vi) other periods of not more than ten (10) days duration in the aggregate in any calendar year when Tenant elects not to operate its business at the Premises.

“Existing Lease”  shall mean that certain Lease, dated September 30, 1995, between Syufy Enterprises and Tenant, as  amended, for a theatre operated by Tenant in the Center.

“Extension Term” shall mean each of three (3) periods of five (5) Lease Years and one (1) period of four (4) Lease Years and eleven (11) months for which the Term of this Lease is extended pursuant to Section 3.3 hereof subject to further extension pursuant to Section 3.4 hereof.

“FF&E” shall mean the furniture, trade fixtures and equipment installed in or upon the Premises, including, without limitation, the items described on Exhibit E attached hereto.

“Final Building Plans” shall have the meaning given such term in the Work Letter attached hereto.

“Final Site Improvement Plans” shall have the meaning given such term in the Work Letter attached hereto.

“Finance Company” shall have the meaning given such term in Section 20.2.

“First Class” shall mean the standard of operation, maintenance and repair appropriate for and generally applicable to First Class Centers.

“First Class Center” shall mean a retail shopping entertainment center that is operated and maintained generally in accordance with the highest standards of the U.S. shopping center industry applicable to the majority of other comparable regional shopping centers in the Metropolitan Area.

“Floor Area” shall mean the floor area, whether of the Premises or of other premises within the Center, measured from the exterior faces of exterior walls and from the center lines of party or partition walls at each level of the applicable premises; provided, however that the Floor Area of the Premises shall be deemed not to include any of the following (i.e., the square footage of the following shall be deducted if otherwise included pursuant to this definition): any basement or mezzanine level(s) of the Premises; any mechanical penthouse(s) on the Building; any storage areas and incidental office areas within the Premises; any entranceway vestibule and queuing areas located outside of the Building; and any escalators, elevators, stairways, exit corridors (but not the hallways leading to the main entrances of the auditoria within the Premises and not elevators, escalators and/or stairways within the Premises that provide access to the mezzanine level of the Premises, if any) and exitways and passageways, if any, required by Landlord or Governmental Requirements which would not have been required if the Building were a one story, free-standing, on grade, rectangular structure. The Floor Area of the Center shall exclude the Common Areas, mechanical rooms, equipment rooms, non-retail mezzanines and non-retail storage areas but shall include (without limitation) any space (whether or not leased) devoted to retail or non-retail uses, such as office space, exclusive of any space up to 6,000 square feet in the aggregate retained or made available by Landlord for the management and security of the Center and shall also exclude any showers and lockers required by any applicable regional transportation plan (and no other property of Landlord).

“Force Majeure” shall mean delays in the performance of a Party’s obligations hereunder that are caused by reason of acts of God, extraordinarily inclement weather, strikes, lockouts, labor troubles, inability to procure materials, supplies or inventory (including the general unavailability of suitable film product) at commercially reasonable rates, failure of power, illegality, general unavailability of permits or approvals required under applicable Governmental Requirements, riots, insurrection, acts of terrorism or war or other reason of a similar or dissimilar nature not the fault of or within the reasonable control of such Party, including (without limitation), the failure of the other Party to perform its obligations as and when required hereunder.  Lack of funds or inability to obtain internal approvals shall not constitute Force Majeure.

“Four Wall Deal” shall mean, a bona fide transaction entered into in good faith (and not as a subterfuge to avoid payment of Percentage Rent) where an unaffiliated third party is permitted to use the Premises or one or more auditoria therein on a limited engagement basis either for a fixed fee or where (as in so-called “90-10” transactions) Tenant retains only a specified percentage of ticket revenues and a third-party is entitled to the balance of the ticket revenues.

“Governmental Authority” shall mean any federal, state, municipal or local governmental authority, agency or board or any division thereof.

“Governmental Requirements” shall mean those Applicable Laws which relate to the development, construction, occupancy or use of the Premises or the Center for their intended uses.

“Gross Sales” shall mean the following receipts generated at, in or from the Premises whether in cash or on credit: all box office receipts of the Premises (excluding admission receipts from Four Wall Deals), all proceeds from the sale of goods, services, concessions, refreshments and merchandise in the Premises, and the actual payments retained by Tenant in connection with Four Wall Deals, and concession stand receipts generated at, in or from the Premises. Notwithstanding the foregoing, however, Gross Sales shall not include the following: any tax, fee, assessment or charge collected for payment to any Governmental Authority, whether imposed by present or future federal, state or local law; any customer refunds, credits, and adjustments; receipts from vending machines (including pay telephones and ATMs); receipts from video or electronic games (unless or to the extent payable to or retained by Tenant), advertising receipts (including without limitation media, sponsorship and/or promotional advertising of any kind); license and concession fees paid to Tenant (but the Gross Sales of the licensee or concessionaire shall be included); amounts received from the sale of lottery tickets or similar games of chance (except to the extent of the sales “commission” retained by Tenant and the percentage of any winning lottery tickets given to the ticket vendor); any receipts from the sale of VIP or gift certificates or discount cards, except that the actual charge will be included in Gross Sales when redeemed at the Premises; any “Pass Admissions,” including EBF charges (i.e., amounts paid to Tenant and remitted to Tenant’s employee benefit fund) on “Pass Admissions;” third-party agency fees and commissions paid for selling tickets and surcharges in excess of the standard ticket price for tickets purchased or reserved from any off-Premises locations, including purchases and reservations made by telephone, over the internet or other remote means (other than the ticket price, but excluding advertising of any kind); and any proceeds of insurance or any compensation with respect to any Taking or amounts received for the sale of Tenant’s furnishing, fixtures and equipment or any sublet rents or other consideration paid to Tenant for the subletting of the Premises or the assignment of this Lease (but the Gross Sales of the subtenants and assignees shall be included).

“Hazardous Materials” shall mean (a) any substance, product, waste or other material of any nature whatsoever which is or becomes listed, regulated, or addressed pursuant to any Environmental Laws; (b) any substance, product, waste or other material of any nature whatsoever (including, without limitation, mold and other biological agents) which may give rise to liability under any Environmental Laws or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability now or hereafter applied to environmental contamination or under any reported decisions of a state or federal court; (c) petroleum or crude oil, other than petroleum and petroleum products contained within regularly operated motor vehicles; (d) asbestos and asbestos-containing materials; (e) subsurface gas (including radon); (f) urea formaldehyde foam insulation; (g) poly-chlorinated biphenyls; (h) Freon and other chlorofluorocarbons; and (i) underground storage tanks.

“Initial Term” shall mean the period that commences on the Commencement Date and expires on the day immediately preceding the fifteenth (15th) Anniversary of the Commencement Date, subject to extension as provided in Section 3.3 and Section 3.4.

“Interest Rate” shall mean two percent (2%) per annum in excess of the “prime” or “corporate base” lending rate announced by Bank of America or any successor thereto from time to time, whichever is lower, or, if neither such rate is readily discernible, the “Prime Rate” published from time to time in the “Money Rates” column of the Wall Street Journal (or any successor thereto) (or if there is more than one such rate, then the average of the rates so published).

“Landlord Affiliate” shall mean an entity that controls, is controlled by, or is under common control with Landlord; for purposes of this definition, control shall mean the direct or indirect ownership of more than fifty percent (50%) of the beneficial interest in the entity in question.

“Landlord Affiliate Successor(s)” shall mean an entity that is the successor owner of Affiliate Parcel 1 (as defined herein) and Affiliate Parcel 2 (as defined herein).

“Landlord Permit Fees” shall have the meaning given such term in Section 1.1 of the Work Letter attached hereto.

“Landlord’s Environmental Acts” shall have the meaning given such term in Section 19.2.

“Landlord’s Parcel” shall mean that certain parcel of real property located in the unincorporated area of Sacramento County, California, as legally described on Exhibit B attached hereto.

“Landlord’s Work” shall have the meaning given such term in Exhibit D hereto.

“Leasehold Title Policy” means a current ALTA form leasehold owner’s extended coverage title insurance policy issued to Tenant by Stewart Title Insurance Company (or any other national title insurance company licensed to underwrite and issue title insurance in the State of California, subject to Tenant’s reasonable approval), insuring Tenant’s leasehold estate hereunder (and expressly including Tenant’s right to use the Common Areas, and the rights, privileges and easements pursuant to the REA as separate insured parcels appurtenant to the Premises and/or Landlord’s Parcel), in the amount of Five Million Dollars ($5,000,000.00), or as otherwise required by Tenant, subject only to (x) this Lease and other matters arising by, through or under Tenant, (y) matters approved by Tenant as Permitted Encumbrances hereunder, and (z) the Non- Disturbance Agreements (as hereinafter defined), if any, with such endorsements thereto as Tenant may reasonably request, including without limitation, (1) an ALTA form “3.1 Zoning Endorsement,” expressly insuring that the Premises may be lawfully operated for the Theater Use and modified to include the adequacy of parking and to insure against the closure of Tenant’s business within the Premises as a consequence of any breach or violation of applicable zoning laws or ordinances, (2) an ALTA form “13.1 Leasehold Policy Endorsement”, insuring Tenant’s interest in the Building, and (3) a restrictions endorsement with respect to the REA confirming that there are no outstanding defaults or violations under the REA and that all consents and approvals (if any) required under the REA for Landlord’s Work and Tenant’s Work have been obtained. Landlord shall be responsible for the cost of the Leasehold Title Policy, except that if Tenant requests title insurance coverage in excess of $5,000,000, Tenant shall pay the portion of the premium attributable to the coverage in excess of $5,000,000.

“Lease Year” means (i) the approximately twelve (12) calendar month period that commences on the Commencement Date and expires on the day immediately preceding the first (1st) Anniversary of the Commencement Date, and (ii) each successive twelve (12) month period that expires on the day immediately preceding the next following Anniversary of the Commencement Date (provided, however, that the final Lease Year shall expire on the last day of the Term).

“Memorandums” shall mean the memorandum of lease to be executed by Landlord and Tenant, and the memorandum of lease to be executed by Landlord Affiliates (as the same exist on the Effective Date) and Tenant, and each recorded against their respective portions of the Center pursuant to Section 21.7 in the forms of Exhibit H and Exhibit H-1 hereto.

“Metropolitan Area” shall mean the Placer County, El Dorado County and Sacramento County, California SMSA.

“Minimum Center Floor Area” shall mean 275,000 square feet of Floor Area.

“Mortgage” shall have the meaning given such term in Section 21.1

“Non-Disturbance Agreement” shall have the meaning given such term in Section 21.1.

“Non-Seasonal Period” shall mean, in any calendar year (i) the period beginning on January 21 and ending on May 1, and (ii) the period beginning on the first Tuesday after Labor Day and ending on the first Thursday in November.

“Parking Areas” shall mean all surface, subsurface and structural parking areas and facilities within or serving the parking areas of the Center depicted on Exhibit A, and all additional parking areas from time to time located within the Center or appurtenant to the Center, to be constructed as part of Landlord’s Work. At all times from and after the Commencement Date, the Parking Areas shall contain at least as many parking spaces as the Minimum Free Parking Spaces specified in Section 1.1 above, both with respect to all of the Parking Areas in the Center and with respect to the Priority Parking Area. All parking spaces within the Parking Areas shall be available to Tenant and Tenant’s employees, customers, patrons, licensees and invitees, without charge, on a first-come, first-served, non-exclusive and unreserved basis and without time limits (except for spaces for vanpools and carpools required by Applicable Laws; and provided, however, no more than five (5) restaurants in the Center may have short term parking spaces designated for food pickup, subject to the following restrictions:  (i) as to such restaurants that are within four hundred fifty (450) linear feet of the Premises, such restaurants may each have no more than two (2) short term parking spaces designated for food pick-up by its customers and (ii) as to such restaurants not within four hundred fifty (450) linear feet of the Premises, such restaurants may each have no more than four (4) short term parking spaces designated for food pick-up by its customers. The number of parking spaces that are leased or rented on a weekly (or longer) basis (whether or not reserved or designated) shall not be counted toward the Minimum Free Parking Spaces. For so long as Tenant is open and operating, all Parking Areas, and convenient pedestrian access thereto from the Premises shall be open and operated (including lighting and security in accordance with Section 5.2) seven (7) days per week, every week of the year (including holidays), for at least all hours that Tenant is open for business, and in addition, for no less than 30 minutes after Tenant’s closing each day. No charge or fee shall be assessed by Landlord or the operator of the Parking Area, if any, for the use thereof by Tenant or Tenant’s employees, customers, patrons, licensees and invitees. Notwithstanding the foregoing, Landlord, in its sole and absolute discretion but subject to Applicable Laws, may institute and collect a fee (and/or contract with an outside service) for valet parking of the vehicles of Center patrons, on the conditions that (i) no portion of the Parking Areas other than no more than fifty percent (50%) of the Valet Area shown on Exhibit A shall be used for valet parking, and (ii) Landlord and Tenant shall coordinate in good faith any curbside drop-off area adjacent to the Building, if any, for the valet service so as not to inconvenience Tenant’s patrons.

“Party” shall mean either Landlord or Tenant; and “Parties” shall mean Landlord and Tenant.

“Percentage Rent” shall have the meaning given such term in Section 4.2.

“Percentage Rent Breakpoint” shall have the meaning given such term in Section 4.2. With respect to any Percentage Rent Year that is longer or shorter than 365 days in duration, the Percentage Rent Breakpoint for such year shall be adjusted on a per diem basis.

“Percentage Rent Year” shall mean each calendar year that includes any part of the Term; provided however, that if the Commencement Date is any day other than January 1, then the first Percentage Rent Year shall be the period commencing on the Commencement Date and ending on December 31 immediately following the first Anniversary of the Commencement Date and provided further that the final Percentage Rent Year shall expire on the last day of the Term, whether or not occurring on the 31st of December.

“Permitted Encumbrances” shall mean the title exceptions set forth on Exhibit G hereto, subject to Tenant’s approval of such matters in accordance with Section 2.3 below.

“Permitted Transfer” shall have the meaning given such term in Section 14.2.

“Permitted Use” shall mean the Theater Use, and after Tenant completes Tenant’s Work and opens the Premises for the Theater Use, any other Compatible Use.

“Preliminary Building Plans” shall have the meaning given such term in Section 3.3 of the Work Letter attached hereto.

“Premises” shall mean the Building and the Demised Land, subject to Section 2.1(b).

“Priority Parking Area” shall mean the portions of the Parking Area that are located within the “Priority Parking Area” identified on the Site Plan attached hereto as Exhibit A, in which Landlord shall at all times maintain at least the applicable number of Premises Minimum Free Parking Spaces set forth in Section 1.1.

“Project” shall mean (i) the Center, all real property covered by the REA, if any, and all buildings and other improvements thereon which comprise the Center, and (ii) all off-site facilities which are appurtenant to the Center or which are utilized or relied on by the Center for access, parking, utilities, zoning and land use compliance or are operated in conjunction with the operation of the Center.

“Project Approvals” shall have the meaning given such term in Section 2.2.

“Protected Area” shall mean the portion of the Center that is depicted as such on the Site Plan attached hereto and made a part hereof as Exhibit A, and the Common Areas (including Parking Areas) therein.

“REA” shall have the meaning given such term in Section 23.1. Tenant’s leasehold interest under this Lease shall be subject to the REA; provided, however, in the event of a conflict between the terms and provisions of the REA and this Lease, as between Landlord, Landlord Affiliates and Tenant, the terms and provisions of this Lease shall prevail.

“REA Consent/Estoppel”) shall have the meaning given such term in Section 2.3(d).

“Real Estate Taxes” shall mean the following, subject to the terms and limitations specified below and in Article 6:  all real estate taxes and assessments levied or assessed against the land and buildings comprising the Center (including the Building) and all other governmental levies of every kind or nature whatsoever, general or special, extraordinary as well as ordinary, which shall be charged, levied, assessed or imposed by any lawful taxing authority against the land and/or buildings comprising the Center (including the Building) and which are customarily considered part of real estate taxes and assessments. Provided, however, the following are excluded from Real Estate Taxes: (i) any taxes, levies or assessments for betterments or special assessments levied or assessed in connection with the development, financing, construction of the Project or any part thereof (including taxes, levies and assessments with respect to any tax increment financing district, or other special assessment district, whether or not the proceeds were used directly or indirectly to pay for, to finance or to offset the cost of constructing the Project or any aspects thereof); provided, however, the assessed value of the Center as a result of the construction of the Center shall be included within Real Estate Taxes; (ii) any and all so-called impact fees and/or utility capacity charges payable in connection with the development of the Center (including the Building) or the entitlements for same, such as sewer capacity fees, school fees, park fees, library or fire district fees, or fees charged to mitigate traffic or other development impact; (iii) any transfer taxes or deed stamps (or similar charges) imposed on the sale, change of ownership or transfer of any portion of the Center (including the creation of the leasehold estate hereunder) all of which shall be paid by Landlord at no cost or expense to Tenant (except that Tenant shall be solely responsible for any transfer taxes imposed on the sale or assignment by Tenant of its leasehold estate hereunder); (iv) any tax, assessment or levy that is assessed or levied against or with respect to any facilities that are not part of the Center, for which Landlord may be responsible pursuant to an operating agreement or reciprocal easement agreement or similar arrangement; and (v) any taxes or assessments levied or assessed against Tenant’s personal property within the Premises (for which Tenant shall be solely responsible). Real Estate Taxes payable by Landlord shall include interest on all installment payments, as well as any interest or late fees assessed on delinquent payments or installments (although interest or late fees assessed on delinquent payments or installments shall not be included in Real Estate Taxes for purposes of determining Tenant’s Pro Rata Share unless such lateness or delinquency is caused by Tenant). Landlord shall make payment of Real Estate Taxes over the longest period of time permitted by law, and only the installment required to be paid for a Tax Year may be included in Real Estate Taxes for such Tax Year. Further, in no event shall Real Estate Taxes include any of the following: income, franchise, corporate, personal property, excess profits, transfer, revenue, estate, inheritance, gift, devolution, succession or excise taxes of Landlord or impact fees, brokerage fees, parking fees or development fees or any other tax, assessment or charge upon or measured, in whole or in part, by the rent payable hereunder (unless, in the case of a tax on rental payments, the tax is enacted after the date hereof and is expressly in lieu of traditional Real Estate Taxes).

“Rent” shall mean, collectively, Base Rent, Percentage Rent, Additional Rent, and all other charges payable by Tenant hereunder.

“Restoration Work” shall have the meaning given such term in Section 16.1.

“Satellite Dish” shall have the meaning given such term in Section 15.6.

“Seasonal Period” shall mean (a) the period beginning on May 2 through Labor Day, and (b) the period beginning on the Friday after the first Thursday in November and ending on January 20 next following.

“Site Plan” shall mean (collectively) the site plan for the Center that is attached hereto as Exhibit A, subject to Section 2.2.

“Substantial Casualty” shall have the meaning given such term in Section 16.3.

“Taking” shall have the meaning given such term in Section 17.1.

“Tax Base Year” shall have the meaning given such term in Section 6.2.

“Tax Year” shall mean, in general, the fiscal year for Real Estate Tax purposes established, from time to time, by a taxing authority having jurisdiction over any part of the Center.  In any particular reference in Article 6, however, “Tax Year” shall mean that portion (or the whole) of the taxing authority’s fiscal year falling within the Term and shall never be deemed to refer to any portion of any such fiscal year falling outside the Term.  As of the Effective Date, the Tax Year for the municipality in which the Premises are located is the twelve (12) month period beginning July 1st.  As used herein, Real Estate Taxes “for” a particular Tax Year shall mean the Real Estate Taxes that are payable during such Tax Year, regardless of when such Real Estate Taxes accrue.

“Tenant Affiliate” shall mean an entity that controls, is controlled by, or is under common control with Tenant; for purposes of this definition, control shall mean the direct or indirect ownership of more than fifty percent (50%) of the beneficial interest in the entity in question.

“Tenant’s Architect” shall have the meaning given such term in Section 3.1.

“Tenant’s CAM Contribution” shall mean the amounts payable by Tenant to Landlord in respect of Common Area Expenses pursuant to Article 5.

“Tenant’s Environmental Acts” shall have the meaning given such term in Section 19.1.

“Tenant’s Plans” shall mean the Preliminary Building Plans and the Final Building Plans, collectively.

“Tenant’s Pro Rata Share” shall mean a fraction, the numerator of which shall be the Floor Area of the Premises and the denominator of which shall be the greater of (i) the actual Floor Area of the Center, whether or not leased or occupied, subject to Section 5.8 and Section 6.2, or (ii) the Minimum Center Floor Area, subject to Section 5.8 and Section 6.2.

“Tenant’s Property” shall have the meaning given such term in Section 10.3.

“Tenant’s Signs” shall have the meaning given such term in Section 15.1 hereof.

“Tenant’s Tax Contribution” shall mean the amounts payable by Tenant in respect of Real Estate Taxes pursuant to Article 6 hereof.

“Tenant’s Tax Parcel” shall mean, if Landlord elects to cause Tenant’s Tax Parcel to be separately assessed for Real Estate Tax purposes, the Premises and the adjacent area which shall contain four hundred seventy-one (471) parking spaces, may contain no other building improvements (other than the Building) and shall be in the location as depicted as “Tenant’s Tax Parcel” on Exhibit A attached hereto.

“Tenant’s Work” shall have the meaning given such term in the Work Letter.

“Tenant’s Work Commencement Conditions” shall have the meaning given such term in Section 4.6 of the Work Letter.

“Tenant’s Work Period” shall mean the period of three hundred sixty-five (365) days commencing on the date on which all of Tenant’s Work Commencement Conditions are satisfied, subject to extension for delays caused by Force Majeure.

“Term” shall mean the Initial Term, and each Extension Term (if any) that is duly added to the Initial Term pursuant to Section 3.3 or Section 3.4.

“Theater Use” shall mean the use of the Premises (1) primarily as a motion picture theater complex (including, without limitation, the exhibition of movies, films, style shows, telecasts, meetings and other presentations and entertainment customarily shown or permitted in motion picture theaters in the Metropolitan Area), and (2) for non-exclusive uses ancillary to (and consistent with) the operation of the Premises primarily as a motion picture theater complex, such as (without limitation) the following: (i) the preparation and sale of food, beverages (including, without limitation, alcoholic beverages, coffee and coffee-related products, espresso and other similar drinks) and refreshments primarily intended for consumption on the Premises; (ii) the sale or rental of video cassettes, compact discs, digital audio tapes and other audio and/or visual recorded media; (iii) the sale of records, books, magazines, clothing, merchandise memorabilia, toys and novelties and other related goods and wares, merchandise and services; (iv) the use of electronic video, arcade and game machines in an area which shall not exceed 3,000 square feet of Floor Area, and (v) the location and operation of ATMs (for admission tickets and/or cash).

“Transfer” shall have the meaning given such term in Section 14.1.

“Unamortized Tenant Costs” shall mean, as of the date in question, the unamortized portion of the cost of Tenant’s Work and other leasehold improvements (including permitted alterations and cost of installing Tenant’s Property) performed and/or paid for by Tenant (net of the Building Allowance), plus the unamortized portion of all other capitalized costs incurred by Tenant in connection with this Lease, in each case determined in accordance with Tenant’s income tax accounting procedures; provided, however that any FF&E or other property that is removed from the Premises by Tenant pursuant to Section 20.1 shall be excluded from the calculation of Unamortized Tenant Costs. The Unamortized Tenant Costs shall be set forth in a certificate executed by the chief financial officer, treasurer or other senior executive officer of Tenant from time to time when required pursuant to the terms of this Lease and the amount so certified shall be conclusive, absent manifest error.

“Uncontrollable Event” shall have the meaning given such term in Section 8.2.

“Work Letter” shall mean the work letter attached hereto and made a part hereof as Exhibit D, including the exhibits and schedules attached thereto or identified therein.

Article 2

Premises; Site Plan; Conditions

Section 2.1.Premises.  Subject to the terms and conditions hereof (including, without limitation Section 2.3 below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, together with the non-exclusive rights, privileges, benefits, rights-of-way and easements now or hereafter, appurtenant or belonging thereto, whether arising under any private or public grant or authority, including, without limitation, the direct right of ingress to and egress from the Premises and the streets shown on the Site Plan through the entrances shown on the Site Plan (subject in each case to Landlord’s rights pursuant to Section 2.2 to modify the configuration of the Center), and an irrevocable right and non-exclusive easement for Tenant, its employees, patrons and invitees to use the Common Areas (including the Parking Areas), for their intended purposes throughout the Term, subject to the terms hereof.

(a)If the legal description of the Demised Land (Exhibit B-1) is not attached hereto as of the Effective Date, then Landlord shall prepare same for Tenant’s review and approval pursuant to Section 2.3 below and, upon approval by Tenant, such legal description shall be attached hereto and made a part hereof as Exhibit B-1 with the same force and effect as if attached hereto prior to the execution of this Lease.

(b)Further, notwithstanding anything to the contrary contained herein, for purposes of Tenant’s obligations under this Lease, the Premises shall be deemed not to include any land (whether or not depicted on Exhibit A or described on Exhibit B-1 attached hereto) or facilities (including landscaping and hardscape features) that are located outside of the exterior “footprint” of the Building (subject to Tenant’s right to make alterations to the Building in accordance herewith), other than the canopies, building lighting and signage that are attached to the Building, which land and facilities shall be deemed to be “Common Areas” hereunder (such that Landlord, not Tenant shall be responsible for the maintenance and repair of such land and facilities). In addition, if the Demised Land has not been subdivided as a separate lot at the time the legal description thereof is set forth on Exhibit B-1, then at such time as the Demised Land is subdivided as a separate lot, the Parties will amend Exhibit B-1 to reflect the legal description of the Demised Land by reference to its subdivided number on a recorded plat.

Section 2.2.Site Plan.  Landlord represents and warrants that Exhibit A attached hereto accurately depicts in all material respects the intended future development of the Project, as presented by Landlord for approval to all applicable Governmental Authorities having jurisdiction over the Project including the existing, and where indicated, future physical configuration of the Center, and illustrates the location, relative size, and configuration of the new development contemplated for the Project, all significant Common Areas (including the Parking Areas elements) of the Center and the agreed location of the Building Pad and Building as of the Effective Date, all as presented to applicable Governmental Authorities, except as to the following approvals that have not yet been obtained: (i) approval by Sacramento County of the master plan and detailed site plan for the Project; (ii) design review approval for the Project from Sacramento County; and (iii) a conditional use permit, sign variances and traffic signal approvals, in each case, from the applicable governmental authority (collectively, the “Project Approvals”). From time to time promptly after the completion of any building improvements or Common Area elements of the Center, Landlord shall deliver to Tenant a revised, “as-built” site plan of the Center, but the delivery of such revised site plan shall not constitute a permitted modification or substitution of or permitted deviation from the Site Plan attached hereto as Exhibit A.

(a)No “material” (as defined below in this Section) modification to the Protected Area as shown on the Site Plan shall be effected, without the prior written approval of Tenant, which approval may be withheld in Tenant’s sole discretion. The Project (outside the Protected Area) shall not materially deviate from the Site Plan in any material respect, without the prior written approval of Tenant, which approval shall not unreasonably be withheld. Notwithstanding the foregoing, Landlord may change the configuration and location of the various tenant spaces and buildings within the Permissible Building Area, shown on the Site Plan.

(b)Any deviations or changes to the Project or any portion thereof shall be deemed to be “material” if such deviations or changes: (i) alter or necessitate an alteration in the size, location or configuration of the Premises; or (ii) alter or necessitate an alteration in the Common Areas within the Protected Area, including the Priority Parking Area; or (iii) adversely affect in any significant respect (x) the access to or visibility of the Premises from the Common Area, or (y) the access to or between the Center, the Parking Areas and/or the Premises from the public streets and sidewalks adjacent to the Center, or (z) the visibility of Tenant’s Signs from the Common Area or from the streets and rights of way adjacent to the Project; or (iv) directly or indirectly increase the costs of construction, maintenance or operation of the Premises; or (v) alter the general character of the Center as a First Class Center; or (vi) would violate the restrictions set forth in the REA, if any, or would, in the reasonable opinion of a first class movie operator operating in the Premises, have a material adverse effect on the operation of its business. Without limiting the foregoing, Landlord and Tenant acknowledge and agree that the following shall be “material” deviations and changes, which shall not be undertaken or effected without Tenant’s prior written consent, which consent may be withheld in Tenant’s sole discretion: (i) the installation or location of any building improvements within the “Protected Area” shown on the Site Plan (ii) any closure, reconfiguration or re-location of the “Critical Accessways” shown on the Site Plan attached hereto), (iii) the installation or location of any kiosks or similar features (whether temporary or permanent) within the “No-Kiosk Area” (if any) shown on the Site Plan attached hereto, and (iv) any reduction in the number of parking spaces within the entire Center below the number of Minimum Free Parking Spaces or within the Priority Parking Area below the number of Premises Minimum Free Parking Spaces specified in Section 1.1. At the request of either Party, any disagreement between the Parties concerning the “materiality” of any changes shall be resolved by arbitration pursuant to Section 18.5.

Section 2.3.General Conditions.   In addition to the conditions set forth elsewhere in this Lease, at Tenant’s option this Lease shall be subject to the following conditions:

(a)That, within sixty (60) days after the Effective Date, Landlord shall provide to Tenant the following:

(i)A current pro forma Leasehold Title Policy in favor of Tenant issued by Stewart Title Insurance Company, showing all matters of record affecting the Landlord’s Parcel (including mortgages and ground leases) and legible copies of all documents identified or referred to therein.

(ii)A current ALTA/ACSM survey of the Landlord’s Parcel, with a separate depiction and description of the Demised Land, which shows (at a minimum) all locatable matters disclosed in the pro forma and which is expressly certified to Tenant and the title company by the surveyor.

(iii)A Phase I Environmental Report (“Environmental Report”), prepared by an environmental consultant covering the Project, addressed to Tenant and, if the Environmental Report is not expressly addressed to Tenant, a “reliance letter” from the author(s) thereof confirming that Tenant may rely on the Environmental Report.

If Tenant shall notify Landlord of its disapproval (which shall be granted or withheld by Tenant in Tenant’s sole discretion, exercised in good faith and in accordance with Tenant’s customary practices) of any of the foregoing items within thirty (30) days following Tenant’s receipt thereof, then, except as may be otherwise specified by Tenant (such as, without limitation, conditions to approval and deadlines for same), this Lease shall be terminated and of no further force or effect. The matters disclosed in the title insurance commitment or survey delivered pursuant to (a)(i) or (a)(ii) above which are approved by Tenant shall be the “Permitted Encumbrances” hereunder and Exhibit G hereto shall be revised accordingly. Tenant and Landlord acknowledge that the following shall not constitute Permitted Encumbrances: (i) any Mortgage that is superior to this Lease, unless and until the mortgagee, holder or beneficiary thereof or the ground lessor thereunder executes and delivers to Tenant a Non-Disturbance Agreement in accordance with Section 21.1; (ii) any utility easement, building set-back line or other restriction over which the Building encroaches or upon completion would encroach; and (iii) any covenants, conditions or restrictions that would prohibit or materially restrict or limit the operation of the Premises for the Theater Use or prohibit or materially restrict Tenant’s rights with respect to the Common Areas as contemplated by this Lease; provided, however, that Tenant shall be deemed to have waived any objection to such matters which are expressly reflected as exceptions in the Leasehold Title Policy so long as Tenant has accepted and approved the Leasehold Title Policy (although nothing contained herein shall obligate Tenant to accept the Leasehold Title Policy subject to any such matters).

(b)That, on or before October 31, 2015: (i) Landlord shall (x) obtain, and furnish to Tenant reasonable documentary evidence (such as, without limitation, a commitment to issue title insurance with an ALTA form “3.1 Zoning Endorsement”) that Landlord has obtained all zoning and other discretionary governmental approvals and entitlements (other than occupancy certificates), including, without limitation, the Project Approvals, each in form and substance (and subject to conditions) reasonably satisfactory to Tenant, required (1) to construct, operate and maintain the Center in accordance with the Site Plan, (2) for the development and operation of a movie theater within the Premises containing approximately 65,219 square feet of Floor Area, at least 14 theater auditoria and not more than 1,650 theater seats and a game room (not exceeding fifteen (15) games), and (3) to permit the operation of the Premises for the Theater Use, and that such approvals and entitlements are in full force and effect and are not subject to challenge or appeal and (y) obtain and deliver to Tenant satisfactory written evidence that (i) all approvals necessary for the installation and maintenance of Tenant’s Signs, including approvals from all applicable Governmental Authorities having approval rights over same, have been obtained, and (ii) the site plan and floor plans for the Premises (which shall in all events be consistent with the Site Plan and Final Building Plans and Final Site Improvement Plans), in form and substance approved by Tenant, shall be approved by all applicable Governmental Authorities having jurisdiction over the Center and all other permits and approvals required for the construction of the Premises and all items of Landlord’s Work (other than building and signage permits which shall be obtained by Tenant at Tenant’s expense) shall have been obtained by Landlord at Landlord’s expense and shall be in full force and effect and not subject to challenge or appeal.

(c)That, within thirty (30) days after the Effective Date, Landlord shall (i) record each Memorandum and deliver the original recorded Memorandums to Tenant and (ii) obtain and provide to Tenant, from the holder of each and every Mortgage encumbering the Center or any portion thereof as of the date that the Memorandums are recorded, an executed original Non-Disturbance Agreement in accordance with Section 21.l below (with such modifications as may be required by the applicable lender or ground lessor and are acceptable to Tenant in Tenant’s reasonable judgment).  Within one hundred twenty (120) days after the Effective Date, Landlord shall deliver the Leasehold Title Policy to Tenant.  After the Effective Date, Landlord agrees that Landlord will not record a Mortgage, or any other encumbrances, against the Center until after the recording of the Memorandums.

(d)That, on or before October 1, 2015, Landlord shall obtain and deliver to Tenant an estoppel certificate executed by all parties to the REA, in form and substance satisfactory to Tenant in its sole but reasonable discretion, or other documentary evidence satisfactory to Tenant (the “REA Consent/Estoppel”) in its sole but reasonable discretion, confirming that (i) the REA, if any, is in full force effect and is binding on the parties thereto, (ii) no defaults exist thereunder, (iii) the plans and specifications for Landlord’s Work, Tenant’s Work and the Project (including the Building and the Common Areas to be performed as part of Landlord’s Work, Tenant’s Work and the Project, and expressly confirming that the height limitations set forth in the REA, if any, shall not apply or have been waived with respect to Tenant’s blade sign) and the use and occupancy of the Building for the Permitted Use as contemplated hereunder, have been approved by all parties having approval rights under the REA, (iv) Tenant’s signage to be located on the Building and in the Common Areas (as provided in Article 15 below) has been approved by all parties having approval rights under the REA, (v) until the expiration or earlier termination of this Lease, the Demised Land is the only location upon which a theater can be constructed and operated in the Center, and (vi) the parties to the REA have confirmed the rights granted to Tenant under this Lease.

(e)That, on or before December 1, 2015 (subject to day for day extension for delay caused by Tenant), Landlord shall satisfy the Tenant’s Work Commencement Conditions specified in the Work Letter (to the extent not referred to above in this Section 2.3).

(f)Landlord and Tenant shall cooperate in good faith and use commercially reasonable efforts (but Tenant shall not be required to incur any costs or expenses) to satisfy the foregoing conditions (the “General Conditions”) as soon as practical after the Effective Date. If any or all of the General Conditions are not satisfied or waived in writing by Tenant within the applicable time period(s), specified above (which time periods shall not be subject to extension as a consequence of Force Majeure or other unavoidable delays), then: (1) at any time thereafter but prior to the satisfaction of the applicable condition, Tenant may terminate this Lease by notice to Landlord of its election to terminate, and (2) unless and until this Lease is terminated or the applicable condition is satisfied or waived in writing by Tenant, Landlord shall diligently and continuously use commercially reasonable efforts to satisfy the applicable condition. Notwithstanding the foregoing, if any or all of the General Conditions are not satisfied, or waived in writing by Tenant within the applicable time period(s), the following shall apply: Tenant will not terminate this Lease for such failure prior to twelve (12) months after the Effective Date (the “12 Month Period”). On the condition that Landlord has used its best efforts to satisfy the General Conditions, but has failed to satisfy the General Conditions on or before the expiration of the applicable time period(s) set forth in this Lease, then Landlord shall have the right to terminate this Lease by notice to Tenant of its election to terminate. In the event either party terminates this Lease due to the expiration of the applicable time period set forth in this Lease because the General Conditions were not satisfied during such period and within four (4) years after such termination, Landlord intends to redevelop a shopping center on any portion of the Center, Tenant shall have the right to compel Landlord to enter into a new lease with Tenant on the same terms and conditions as this Lease (except updated to reflect the passage of time) for a theater. Notwithstanding the immediately preceding sentence, on the condition that Landlord has used its good faith, commercially reasonable efforts to obtain all applicable government approvals, and despite such efforts the applicable government authority will not approve the Theatre Use in the Center, Tenant shall not have the right to compel Landlord to enter into such new lease as set forth in the immediately preceding sentence. The terms of this Section 2.3(f) shall survive the termination of this Lease until four (4) years after the termination of this Lease under this Section 2.3(f). Further, in the event of such termination, the provisions of Section 3.1(b) below regarding reimbursement of Tenant’s costs and expenses shall apply to this Section 2.3(f). Provided, further, however, if Tenant compels Landlord to enter into a new lease in accordance with this Section 2.3(f), Tenant shall promptly refund to Landlord the reimbursement paid by Landlord to Tenant under Section 3.1(b).

Article 3

Term and Possession

Section 3.1.Term of Lease.  The Term of this Lease shall commence on the date (the “Commencement Date”) which is the first to occur of (i) the first day following the end of the Tenant’s Work Period, provided that the Commencement Date Conditions set forth in Exhibit C have been satisfied; or (ii) the date Tenant initially opens the Premises for business to the general public.  Upon substantial completion of Tenant’s Work pursuant to the Work Letter, Tenant’s architect (the “Tenant’s Architect”) will measure the Floor Area of the Building, and certify the Floor Area to Landlord and Tenant. In no event shall the actual size of the Building be less than ninety-nine percent (99%) or more than one hundred one percent (101%) of 65,219 square feet of Floor Area.  Tenant shall not be deemed to have initially opened the Premises for business to the general public during any period during which Tenant opens for business with a special preview on an invitation-only basis or with other special activities, which do not provide theater revenues to Tenant.  The Term shall expire on the day immediately preceding the fifteenth (15th) Anniversary of the Commencement Date, subject to extension pursuant to Section 3.3 (in which case the Term shall expire on the last day of the Extension Term, subject, if applicable, to further extension pursuant to Section 3.3) and, if applicable, subject to extension pursuant to Section 3.4.  Within ten (10) days after the Commencement Date, Tenant and Landlord shall execute a supplement hereto, in form and substance satisfactory to Landlord and Tenant acting reasonably and in good faith, setting forth the Commencement Date and the scheduled termination date of the Initial Term, the Floor Area of the Building, the initial Base Rent and the initial Percentage Rent Breakpoint, but the failure to do so shall not affect the actual Commencement Date, the Floor Area of the Building, the initial Base Rent or initial Percentage Rent Breakpoint.

(a)Early Opening.  Tenant, in its sole discretion, may elect to open and operate its business in the Premises prior to the satisfaction of the Commencement Date Conditions, provided, however, Tenant shall not open for business in the Premises prior to such time as it has received a Certificate of Occupancy as required by the applicable governmental authority for the Premises.  Tenant’s election to open and operate its business in the Premises prior to the satisfaction of the Commencement Date Conditions shall not constitute Tenant’s waiver of any of the Commencement Date Conditions and Landlord shall continue to use its good faith commercially reasonable efforts to satisfy all of the Commencement Date Conditions as soon as possible after the Commencement Date. If Tenant elects to open for business in the Premises prior to the satisfaction of the Commencement Date Conditions, then in lieu of the Base Rent otherwise payable by Tenant hereunder, Tenant shall pay Alternate Rent to Landlord in accordance with Section 4.6 below.

(b)Termination Right. If Landlord fails to satisfy Tenant’s Work Commencement Conditions on or before the date which is two (2) years after the Effective Date (subject to day for day extension for delays caused by Tenant), or if the Commencement Date Conditions are not satisfied by Landlord within sixty (60) days after the expiration of Tenant’s Work Period (and Tenant has not elected to open and operate its business in the Premises), then in either such event, provided that Tenant is not in default under this Lease, Tenant may elect to terminate this Lease by sending written notice to Landlord at any time thereafter but prior to the satisfaction of Tenant’s Work Commencement Conditions or the Commencement Date Conditions, as the case may be. Such notice shall specify the effective date of the termination, which shall be not less than fifteen (15) days after the date of the notice, but shall be void and ineffective if Landlord satisfies the applicable conditions prior to the specified effective date of the notice. If Tenant so terminates this Lease, then within ten (10) days after Tenant’s written demand, Landlord shall reimburse Tenant for all out-of-pocket costs and expenses incurred by Tenant in pursuance of this Lease and in the performance of Tenant’s undertakings hereunder, including (without limitation) the Unamortized Tenant Costs and all legal fees, fees and expenses of Tenant’s architects and design professionals and amounts paid by Tenant to Landlord hereunder. Landlord’s reimbursement obligation shall survive the termination of this Lease and shall not be subject to any provisions hereof otherwise purporting to limit Landlord’s liability or the recourse that may be had against Landlord.

Section 3.2.Initial Occupancy.  Although the terms and provisions of this Lease to be performed by Tenant shall be effective from and after the Effective Date (except for Tenant’s insurance obligations hereunder, which shall be effective from the date Tenant takes possession of the Premises or the first day of Tenant’s Work Period, whichever occurs first), no Rent or other charges shall be payable by Tenant with respect to any period prior to the Commencement Date.

Section 3.3.Extension Options.  Landlord hereby grants to Tenant the option to extend the Term of this Lease for (not more than) the number of Extension Terms set forth in Section 1.1, the first three (3) of which shall each be five (5) Lease Years in duration and the last of which shall be four (4) Lease Years and eleven (11) months in duration. Tenant’s extension options may be exercised at once or serially, as Tenant sees fit.

(a)Each extension option shall be exercised by written notice to Landlord at least one hundred eighty (180) days before the end of the then-current Term; provided, however, that Landlord and Tenant agree that Tenant’s extension options hereunder shall not be forfeited or deemed waived by neglect or inadvertence and, accordingly, Tenant’s right to extend shall not be deemed waived or forfeited unless (i) Tenant affirmatively elects in writing not to extend the Term or (ii) Tenant fails to exercise its extension option by the date which is the later of: (x) one hundred eighty (180) days prior to the expiration of the then-current Term, or (y) thirty (30) days after receipt of Landlord’s “reminder notice,” which shall be sent by Landlord to Tenant no sooner than two hundred seventy (270) days prior to the expiration of the then-current Term.

(b)If the Term of this Lease is extended for any Extension Term, then during such Extension Term (but subject to Section 4.6 below), Tenant shall pay to Landlord the applicable Annual Base Rent specified in Section 1.1 above and, except as otherwise provided herein to the contrary, all terms and conditions in effect under this Lease immediately prior to such Extension Term shall continue to apply throughout such Extension Term.

(c)As a condition to Tenant’s valid exercise of each extension option pursuant to this Section 3.3, no uncured Event of Default by Tenant shall be outstanding under Section 18(a) and Tenant shall be operating its business in the Premises as provided in Section 13.1 (subject to Excused Closures and Tenant’s right to change its use pursuant to Section 13.1).

Section 3.4.Partial Extension.  If the Initial Term or any Extension Term would otherwise expire during or within thirty (30) days prior to a Seasonal Period and if Tenant does not extend the Term of this Lease pursuant to Section 3.3, then Tenant nevertheless shall have the right to extend the Term of this Lease through the last day of such Seasonal Period by providing written notice of such election to Landlord not less than one hundred eighty (180) days prior to the expiration of the then-current Term. In such event, the Base Rent payable by Tenant during such extension period shall be equal to the Base Rent payable in the previous Lease Year, on a per diem basis.

Section 3.5.Early Termination Option.  If, at any time during the Term while Tenant is operating the Premises primarily for the Theater Use (or during periods of Excused Closure provided that Tenant was operating the Premises for the Theater Use immediately before such Excused Closure commenced) the Co-Tenancy Condition is not satisfied and such condition continues for twenty-four (24) consecutive months or more, then at any time after the expiration of such 24-month period (but only for so long as such condition persists), Tenant shall have the option to terminate this Lease upon notice of such election given to Landlord. If Tenant elects to terminate this Lease pursuant to this Section 3.5, then Tenant shall surrender the Premises to Landlord in accordance with Section 20.1 and this Lease shall terminate. Tenant’s termination right under this Section 3.5 shall be in addition to Tenant’s right to pay Alternate Rent in accordance with Section 4.7 below.

Article 4

Rent

Section 4.1.Annual Base Rent.  Beginning on the Commencement Date and continuing throughout the Term, but subject to Section 3.1(a) above and Section 4.6 below, Tenant shall pay annual base rent (“Annual Base Rent” or “Base Rent”) to Landlord at the rate specified in Section 1.1 calculated based upon the Floor Area of the Premises, as determined by the Architect pursuant to Section 3.1.  Subject to the terms hereof, Annual Base Rent shall be paid in equal monthly installments in advance on the Commencement Date and thereafter on the first day of each and every calendar month during each Lease Year.  Base Rent and other charges payable by Tenant hereunder for any partial calendar month at the beginning or end of the first Lease Year and last Lease Year of the Term shall be prorated on a daily basis.  All rentals and other charges to be paid by Tenant to Landlord hereunder shall be paid at the place designated in writing from time to time by Landlord.  Subject to Tenant’s express set-off, abatement, deduction and similar rights set forth in this Lease, all Base Rent and other amounts payable by Tenant hereunder shall be paid without deduction, abatement or off-set.

Section 4.2.Percentage Rent.  In addition to Base Rent, Tenant shall pay Landlord percentage rent (“Percentage Rent”) with respect to each Percentage Rent Year as follows:

The Percentage Rent for any Percentage Rent Year shall be equal to the positive amount (if any) which is calculated by multiplying (i) .08 by (ii) the amount by which Tenant’s Gross Sales for such Percentage Rent Year exceed the Percentage Rent Breakpoint for such Percentage Rent Year.

As used herein, the term “Percentage Rent Breakpoint” shall mean the applicable amount provided in Section 1.1 above.

Section 4.3.Intentionally Deleted.

Section 4.4.Percentage Rent Payment and Statements. Tenant shall pay Percentage Rent (if any is due) within ninety (90) days following the end of each Percentage Rent Year.  Together with each payment of Percentage Rent and in any event, within ninety (90) days after the end of the applicable Percentage Rent Year, Tenant shall submit a statement signed by a corporate officer, showing the amount of Tenant's Gross Sales for such Percentage Rent Year.

Section 4.5.Records and Audits.  Tenant shall keep accurate records of all Gross Sales in accordance with Tenant’s usual accounting practices and shall maintain such records at the Premises or at Tenant’s primary place of business.  Landlord may, not more frequently than once in any 12‑month period, audit Tenant’s Gross Sales records for the Premises by providing forty-five (45) days’ advance written notice of such audit.  Landlord must exercise its audit rights (if at all) within two (2) years following the end of the Percentage Rent Year that Landlord desires to audit.  If Landlord fails to notify Tenant of Landlord’s intention to audit Tenant’s Gross Sales records for a particular Percentage Rent Year within two (2) years after the expiration thereof (or if Landlord notifies Tenant of Landlord’s intention to audit but fails to pursue the audit diligently), then Landlord may not seek to recover any deficiencies in the amount paid.  All audits shall be performed during Tenant’s usual business hours and without interference with the conduct of business at the place where the audit is made.  If an audit reveals that Gross Sales were understated by more than four percent (4%) than the amount in Tenant’s Gross Sales statement, then Tenant shall pay to Landlord the reasonable cost of such audit.  In addition, within twenty (20) business days after the completion of the audit, Tenant shall pay to Landlord any additional Percentage Rent owed based on the audited Gross Sales figure (plus interest thereon at the Interest Rate from and after the date the Percentage Rent should have been paid if the Gross Sales had not been previously understated by Tenant).  If the audit discloses an overpayment of Percentage Rent by Tenant, then Landlord shall pay to Tenant the amount of the overpayment within twenty (20) business days after the completion of the audit.

Section 4.6.Confidentiality of Financial Information.  The financial information provided by Tenant to Landlord under this Lease, (including, without limitation, information concerning Tenant’s Gross Sales and/or Tenant’s general financial condition), together with any additional information that Landlord may obtain in connection with its audit rights hereunder, shall be received, handled and treated in all respects as confidential information, to be used solely by Landlord in connection with the bona fide purposes of this Article 4, and shall not be communicated, delivered, published or otherwise disclosed to any person or entity (in summary form or otherwise) without the express prior written consent of Tenant in each instance; provided, however, that nothing contained herein shall prohibit Landlord from making disclosures of any such information to the extent required by law or in pursuance of a valid subpoena or legal process or to Landlord’s actual or prospective investors or lenders (provided that the investors and lenders shall not own or operate any movie theaters and that such disclosure shall be made subject to the confidentiality and non-disclosure requirements hereof).

Section 4.7.Alternate Rent. If Tenant (in its sole discretion) elects to open for business to the public in the Premises prior to the satisfaction of the Commencement Date Conditions, or if the Co-Tenancy Condition is not satisfied on the Commencement Date (even though the initial satisfaction of the Co-Tenancy Condition shall not be a Commencement Date Condition), then in either case, provided Tenant is open and operating in the Premises, all Base Rent and Additional Rent (other than Tenant’s Tax Contribution) otherwise due hereunder shall be abated and in lieu thereof Tenant shall pay Alternate Rent to Landlord until the Commencement Date Conditions are satisfied and Landlord has initially satisfied the Co-Tenancy Condition. Further if, at any time after the initial satisfaction of the Co-Tenancy

Condition, the Co-Tenancy Condition remains unsatisfied for one hundred eighty (180) consecutive days or more, then until the date that the Co-Tenancy Condition is next satisfied, provided Tenant is open and operating in the Premises, all Base Rent and Additional Rent (other than Tenant’s Tax Contribution) otherwise due hereunder shall be abated, and in lieu thereof Tenant shall pay Alternate Rent to Landlord. The Alternate Rent shall be paid monthly in arrears on or before the fifteenth (15th) day after the end of each calendar month. Together with each payment, Tenant shall submit a statement, showing the total Gross Sales for the applicable period, which shall be subject to the reporting, audit and confidentiality provisions of this Article 4.

From time to time at Tenant’s request (but not more frequently than two (2) times in any Lease Year, except when the Co-Tenancy Condition is not satisfied), Landlord shall specify in writing the current Co-Tenancy Levels of the Center, which shall be subject to verification by Tenant. Tenant’s payment of Base Rent or any other amounts with respect to any period when the Co-Tenancy Condition is not satisfied shall not constitute a waiver of Tenant’s rights under Section 3.5 or this Section 4.7, whether or not Tenant knew or should have known that the Co-Tenancy Condition was not satisfied.

Article 5

Common Areas

Section 5.1.Tenant’s CAM Contributions.  Beginning on the Commencement Date Tenant shall reimburse Landlord in the manner provided below for Tenant’s Pro-Rata Share of Common Area Expenses reasonably incurred by Landlord from and after the Commencement Date (the amount payable by Tenant pursuant to this Article 5 is referred to herein as “Tenant’s CAM Contribution”); provided, however, Tenant’s liability for Tenant’s CAM Contribution in any calendar year shall not exceed the Common Area Expenses Cap applicable to such calendar year. Notwithstanding the immediately preceding sentence, to the extent Common Area utility and insurance cost increases cause the Common Area Expenses to exceed the Common Area Expenses Cap, Tenant shall pay Tenant’s Pro-Rata Share of those excess charges. To avoid overpayment by Tenant, Landlord shall provide Tenant with an annual statement showing the amounts of Tenant’s CAM Contribution paid by Tenant for such calendar year. Tenant’s CAM Contribution shall be subject to verification and reconciliation in accordance with Sections 5.5, 5.6 and 5.7 below.  Notwithstanding anything to the contrary contained in this Lease, as consideration for Tenant’s agreement to carry the insurance covering the Building set forth in Section 7.1(a)(ii) below, and as long as Tenant is opening and operating, Tenant’s CAM Contribution shall be reduced each calendar year by an amount equal to $35,419 (“Tenant’s CAM Contribution Reduction”).  Tenant’s CAM Contribution Reduction shall be credited against Tenant’s CAM Contribution yearly during the course of the Term of this Lease.  In addition, Tenant’s CAM Contribution Reduction shall be increased each year by the lesser of (i) the increase, if any, in insurance premiums for the insurance carried by Tenant, as described in Section 7.1(a)(ii) or (ii) three percent (3%) of Tenant’s CAM Contribution Reduction for the prior calendar year on an annualized basis.  Tenant shall continue to receive Tenant’s CAM Contribution Reduction each year of the Term, but only if Tenant is carrying flood insurance in the normal course of business on a majority of its theatres located in California.  In the event Tenant does not carry the required insurance in a majority of its theatres located in California, Landlord shall not be required to provide Tenant the Tenant’s CAM Contribution Reduction.  Tenant’s CAM Contribution Reduction will no longer apply if Tenant assigns this Lease to an unaffiliated third party.

Tenant shall make estimated payments on account of Tenant’s CAM Contribution to Landlord, in equal monthly installments, on the first day of each calendar month from and after the Commencement Date. For the partial calendar year in which the Commencement Date occurs, such monthly payments shall be based on Landlord’s reasonable estimate of the Common Area Expenses to be incurred in such year, as shown on Landlord’s budget therefor prepared reasonably and in good faith and provided to Tenant at least sixty (60) days prior to the Commencement Date (subject to the limitation set forth above with respect to the Common Area Expenses Cap). Annually during the Term, Landlord shall provide to Tenant Landlord’s proposed budget of Common Area Expenses for the next following calendar or fiscal year giving due consideration to the Common Area Expenses for the preceding calendar or fiscal year (if and  to the extent known).

Section 5.2.Landlord’s Maintenance Obligations.  The Common Areas shall be under the exclusive control and management of Landlord, subject to the terms hereof. Landlord shall at all times operate and maintain (or cause to be operated and maintained) the Common Areas (including, without limitation, the Parking Areas, and the hardscape and landscaping, if any, located on the Demised Land but outside the exterior footprint of the Building) in a safe, secure and sightly condition and repair, commensurate with (or better than) the then current standards of shopping center operation and maintenance for a majority of the other First Class Centers in the Metropolitan Area and in all events in compliance with the requirements of the REA, if any. Landlord shall provide therefor all such services as are reasonably required. As part of such operation and maintenance (but not as a limitation thereof), Landlord shall:

(a)Inspect, maintain, repair and replace the surface of the Common Areas (including, without limitation, the Parking Areas, curbs and sidewalks), keeping them level, smooth and evenly covered with the type of surface material originally installed thereon or such substitute therefor as shall be in all respects equal or greater in quality, appearance and durability;

(b)Remove all papers, debris, filth, refuse, snow and ice from the Common Areas (including, without limitation, the Parking Areas and removal of accumulated snow and ice from the Priority Parking Areas and walkways providing access to the Premises) and wash or thoroughly sweep paved areas as required, including washing the sidewalks and plazas around the Premises as appropriate to maintain a First-Class appearance;

(c)Provide at all times a sufficient number of first-class, functional trash receptacles in the Common Area for Common Area trash and remove such trash and refuse from such receptacles on a regular basis throughout the day and night as needed to avoid overflowing trash cans;

(d)Install, maintain, replace and repair all entrance, exit and directional signs, markers and lights as shall be reasonably required and in accordance with the practices prevailing in the operation of First Class shopping centers of similar size;

(e)Clean Common Area lighting fixtures and relamp as needed and, in all events pertaining to the lighting fixtures within the Protected Area within one (1) day after notice from Tenant;

(f)Repair, remark and replace striping, markers and directional signs in the Common Areas as necessary to maintain the same in good condition;

(g)Install, maintain, repair and replace landscaping as necessary to keep the same in good condition, and maintain all wetlands (if any) in the Center in good condition and in compliance with all Applicable Laws;

(h)Clean signs of the Center (as contrasted with those of tenants or other occupants), including relamping and making repairs as required;

(i)Keep the Common Areas (including, without limitation, the Parking Areas and all accessways and entrances to, from and between the Premises and the Parking Areas) open, operating and adequately lit and patrolled, as conditions may require during such hours as Tenant’s business in the Premises is open for business as well as for no less than 30 minutes after Tenant’s business closes;

(j)Maintain, repair and replace, as necessary, all utility facilities within and/or serving the Common Areas, including (without limitation) any utility facilities outside the Premises to which the Premises are connected;

(k)Use commercially reasonable efforts to ensure that the use of and activities within the Common Areas do not disrupt or interfere with access to the Premises or the conduct of Tenant’s business in the Premises;

(l)Perform all maintenance, repairs, replacements, alterations and improvements in and to the Common Areas that are necessary to keep the Common Areas in compliance with Applicable Laws applicable to the design, construction, operation, use and maintenance of the Common Areas, including, but not limited to, all maintenance, repairs, replacements, alterations and improvements in or to the Common Areas that are required by Applicable Laws to permit Tenant to use the Premises for the uses contemplated under this Lease;

(m)Keep the Common Areas insured and covered by insurance policies providing coverage (in scope and amount) not less than the coverages specified in Article 7;

(n)Intentionally deleted.

(o)Take reasonable steps (but only to the extent permitted by Applicable Laws) to ensure that any demonstrations, leafleting or picketing in the Common Areas is removed or eliminated so that access to the Premises or the conduct of Tenant’s business is not hindered or interrupted;

(p)Employ and/or contract for courteous trained personnel for Common Area security functions reasonably necessary during Center operating hours and such other hours as are reasonably deemed necessary by Landlord for the safe and orderly operation of the Common Areas;

(q)Repaint and re-finish the exterior surfaces of the Center and the interior Common Areas of the Center periodically; and

(r)At Landlord’s option, provide an on-site manager and secretary and such other on-site staff and personnel as may be appropriate for the operation of a First Class Center.

Section 5.3.Failure to Maintain.  If Landlord fails to commence and thereafter diligently complete its Common Area maintenance obligations with respect to the Protected Area, and/or Critical Accessways, in whole or in part, within a reasonable time (i.e., immediately, with respect to matters posing an imminent threat to the safety and security of Tenant or Tenant’s patrons or their personal property, or (y) within twenty-four (24) hours with respect to matters adversely affecting access to the Premises or the conduct of Tenant’s business (such as, without limitation, problems in the Protected Area), or (z) within four (4) days for all other matters) after written or telephonic notice thereof from Tenant, Tenant may (but shall not be obligated to) perform such work or cause such work to be performed at Landlord’s cost and expense, and Landlord shall reimburse Tenant for the reasonable, out-of-pocket costs and expenses so incurred by Tenant within twenty (20) days after demand and receipt of evidence of payment by Tenant. If Landlord fails to reimburse Tenant as aforesaid within twenty (20) days after Tenant’s demand, then Tenant may deduct the amount of its expense, together with interest thereon accruing at the Interest Rate, from subsequent installments of Rent or other payments due hereunder. Tenant’s “self-help” and reimbursement rights under this Section 5.3 shall be in addition to and not in lieu of any and all other rights and remedies of Tenant as a consequence of Landlord’s failure to perform its obligations under this Article 5. Without limiting Landlord’s obligations hereunder with respect to the Common Areas and the maintenance, repair and operation of the Center, Landlord acknowledges that Tenant may operate its business in the Premises on days and at hours that some or all of the other tenants and occupants of the Center are not open and operating their businesses and Landlord covenants and agrees to keep the Common Areas of the Center open and staffed (including, without limitation, sufficient security personnel) at all times that Tenant’s business in the Premises is open and operating for business.

Section 5.4.Trash and Refuse Area.  The area that is depicted as the “Tenant’s Refuse Compactor” on the Site Plan attached hereto as Exhibit A shall be enclosed, provided with utilities, and otherwise made ready by Landlord for the installation of a trash and refuse compactor (all as more particularly described in Exhibit D) and shall be used by Tenant for its trash and refuse compactor, which compactor will be installed and paid for by Tenant, and shall be for Tenant’s exclusive use and benefit. The Tenant’s Refuse Compactor area shall be separately screened and secured so that no other tenant or occupant of the Center shall have access to Tenant’s Refuse Compactor or the affected area. In addition, Landlord shall, in accordance with the Work Letter, install, and shall provide and maintain electrical service lines to service Tenant’s Refuse Compactor (provided that the cost of such electric service shall be paid by Tenant). Tenant shall be responsible for the maintenance and repair of such area, and repair of Tenant’s Refuse Compactor itself, and for arranging and paying for the collection, haulage and disposal of the trash and refuse from the Tenant’s Refuse Compactor. Tenant shall cause Tenant’s Refuse Compactor to be emptied and the contents thereof disposed of regularly.

Section 5.5.Statement and Reconciliation of Common Area Expenses.  Within ninety (90) days after the end of each calendar year and/or fiscal year, Landlord will send to Tenant an itemized statement of Common Area Expenses for such year and the detailed computation of Tenant’s CAM Contribution with respect thereto. To the extent Tenant overpaid, Landlord shall remit with such statement a check in the amount of the overage within ten (10) business days. To the extent Tenant underpaid, Tenant shall remit to Landlord a check in the amount of the unpaid balance within ten (10) business days following receipt of the notice.

Section 5.6.Audit Rights.  Within two (2) years after receipt of Landlord’s statement of Common Area Expenses for any year, Tenant may audit all the accounting books, documents, records and files related to Common Area Expenses for such year. Landlord shall make all such records available at the Center or at Landlord’s principal business office for examination by Tenant or any designated representative within fifteen (15) business days of Tenant’s request to audit the records. Tenant must exercise its audit rights (if at all) within two (2) years following the submission by Landlord of the statement described in Section 5.5 for the year that Tenant desires to audit. If Tenant fails to notify Landlord of Tenant’s intention to audit Landlord Common Area Expense records for a particular year within the period described in the previous sentence (or if Tenant notifies Landlord of Tenant’s intention to audit but fails to pursue the audit diligently), then Tenant may not seek to recover any deficiencies in the amount paid. All audits shall be performed during Landlord’s usual business hours and without interference with the conduct of business at the place where the audit is made. If the audit establishes an overstatement of the Common Area Expenses for any year by more than five percent (5%), then Landlord shall pay to Tenant the reasonable cost of such audit. Landlord shall pay the amount of the overage (if any) to Tenant within thirty (30) days after Landlord and its lender have received a copy of Tenant’s audit and, if not so timely paid or timely submitted to arbitration in accordance with Section 5.7 of this Lease, Tenant shall have the right to offset such amount against Rent and other amounts next becoming due by Tenant hereunder. To the extent that the audit described in this Section 5.6 discloses that Tenant underpaid Tenant’s CAM Contribution, Tenant shall pay to Landlord the amount of the unpaid balance (net of the out-of-pocket costs incurred by Tenant in connection with such audit) within twenty (20) business days following the completion of such audit.

Section 5.7.Disputed Common Area Expenses.  In addition to Tenant’s rights under Section 5.6, if Tenant disagrees with the inclusion of any item of Common Area Expenses, Tenant shall send written notice to Landlord specifying the item in question. If the dispute remains unresolved within ninety (90) days after Tenant’s notice, then either Party may submit the matter to arbitration in accordance with Section 18.5 (subject to the limitations of Section 18.5(b)). Pending resolution of the dispute, the Party holding the funds in question shall segregate such funds until the matter is resolved. Within five (5) business days of the arbitrator’s decision, any unpaid amounts shall be paid to the other Party.

Section 5.8.Separately Paid Real Estate Taxes, Separately Insured Buildings, and Separately Maintained Common Areas.  Landlord may, or Landlord may elect to have Landlord Affiliates or other occupants of the Center, (a) separately pay Real Estate Taxes upon the portion of the Center that such Landlord Affiliates or that such other occupants own or lease and/or (b) separately procure insurance for the building(s) and/or the Common Areas located on or adjacent to the portion of the Center owned or leased by such parties.  Landlord shall also cause the portion of the Common Areas located on or adjacent to the portion of the Center owned or leased by such parties to be maintained in accordance with Section 9.1 below.  Upon such performance or election by Landlord, Tenant’s Pro Rata Share (for purposes of this Article 5 and Article 6 only) shall be calculated without including in the denominator used to calculate Tenant’s Pro Rata Share the Floor Area of the buildings for which Real Estate Taxes are separately paid and/or for which insurance is separately procured and/or for which the Common Areas are separately maintained; provided, however, Tenant’s liability for Tenant’s CAM Contribution when calculated as provided in this Section 5.8 shall not exceed Tenant’s liability for Tenant’s CAM Contribution when calculated as provided in Section 5.1 without exclusion of the separately maintained portions of the Center.  To avoid overpayment by Tenant, Landlord shall provide Tenant with an annual statement showing the costs incurred to insure and maintain any separately maintained portion of the Center and Tenant shall have the right to audit all the accounting books, documents, records and files related to Common Area Expenses of any separately maintained parcel as provided in Sections 5.5, 5.6 and 5.7 above.

Article 6

Real Estate Taxes

Section 6.1.Landlord’s Obligation.  Landlord shall pay when due all Real Estate Taxes which are lawfully charged, assessed or levied against the portion of the Center owned by Landlord (including the Premises), during the Term, regardless of the Tax Year for which the Real Estate Taxes are payable or accrue. Landlord shall cause Landlord Affiliates and/or Landlord Affiliates Successor(s) to pay when due all Real Estate Taxes which are lawfully charged, assessed or levied against the remainder of the Center not owned by Landlord, during the Term, regardless of the Tax Year for which the Real Estate Taxes area payable or accrue.  Landlord shall also pay (or cause to be paid) when due all amounts referenced in clauses (i) through (iv) of the definition of “Real Estate Taxes” in Section 1.2. Landlord shall not do or permit anything within its control which would cause the Center to be assessed for purposes of Real Estate Taxes with any other properties or improvements that are not located within the Center.

Section 6.2.Tenant’s Contribution.  Until the end of the second full Tax Year after the Center has been redeveloped and is fully assessed (the “Base Year”) Tenant shall pay to Landlord, for each Tax Year all or a part of which is within the Term, as its contribution to Real Estate Taxes the lesser of (i) Tenant’s Pro Rata Share of Real Estate Taxes assessed against the Center for such Tax Year (subject to Section 5.8) prorated on a per diem basis, with regard to the number of days of the applicable Tax Year(s) that are within the Term) or (ii) $3.50 per square foot of Floor Area of the Building (prorated on a per diem basis, with regard to the number of days of the applicable Tax Year(s) that are within the Term).  Any buildings, additions, or improvements within the area designated as “Major 4” on Exhibit A, shall not be included in or assessed in Real Estate Taxes and the Floor Area of any such buildings, additions or improvements shall not be included in the denominator used to calculate Tenant’s Pro Rata Share of Real Estate Taxes, until such time as the Major 4 area has been fully built and assessed.  After such Base Year, Tenant’s obligation for Real Estate Taxes shall be Tenant’s obligation for Real Estate Taxes for the Base Year, adjusted by the increase or decrease in the Tenant’s Pro Rata Share of Real Estate Taxes for such Tax Year above or below the Tenant’s Pro Rata Share of Real Estate Taxes assessed against the Center for the Base Year (subject to Section 5.8).  The amounts payable by Tenant pursuant to this Article 6 are referred to herein as “Tenant’s Tax Contribution”. To avoid overpayment by Tenant, Landlord shall submit an accounting to Tenant of the amount paid by Tenant with respect to Tenant’s CAM Contribution and Tenant’s Tax Contribution periodically at the request of Tenant and, in any event, within ninety (90) days after the expiration of each calendar year. The provisions of this Section 6.2 shall govern Tenant’s Tax Contribution even if certain portions of the Center are separately assessed for Real Estate Tax purposes.

Section 6.3.Separate Assessment of Tenant’s Tax Parcel.   At Landlord’s election, Landlord may cause Tenant’s Tax Parcel to be separately assessed for Real Estate Tax purposes, such that a separate assessment level is established and a separate tax bill is issued by the taxing authority with respect to Tenant’s Tax Parcel.  For so long as Tenant’s Tax Parcel is separately assessed for Real Estate Tax purposes, notwithstanding the provisions of Section 6.2, above, Tenant shall pay to Landlord, for each Tax Year all or a part of which is within the Term, as its contribution to Real Estate Taxes the lesser of (i) the Real Estate Taxes assessed against Tenant’s Tax Parcel (prorated on a per diem basis, with regard to the number of days of the applicable Tax Year(s) that are within the Term) or (ii) Tenant’s contribution to Real Estate Taxes as determined by Section 6.2 above.

Section 6.4.Method of Payment. Tenant shall pay the amount due under Section 6.2 for any Tax Year included within the Term not later than (i) the ninetieth (90th) day after Tenant receives Landlord’s bill therefor, or (ii) the tenth (10th) day prior  to the last day on which the Real Estate Taxes may be paid without being delinquent, whichever is later. Landlord shall hold all monies received hereunder in trust and use them only to pay Real Estate Taxes. If there is any discount available to Landlord for early payment of Real Estate Taxes, Tenant shall be entitled to its proportionate share of such discount, provided Tenant has timely paid Tenant’s Pro Rata Share of such Real Estate Taxes.

Section 6.5.Construction of the Project. In determining the amount payable by Tenant in accordance with this Article 6, the amount of Real Estate Taxes assessed against any buildings, additions to buildings or improvements (other than to the Premises and other than any buildings, additions or improvements within the area designated as “Major 4” on Exhibit A) constructed after the first full Lease Year included in the Term in which the Center is assessed by the applicable assessment authority or authorities as a completed project, which are not in replacement of buildings or improvements damaged or destroyed by fire or other casualty, plus an allocable portion of any Real Estate Taxes assessed against the land (exclusive of buildings) upon which the Center is situated, shall be deducted from the Real Estate Taxes for the Center, and the Floor Area of any such new buildings or additions shall be deducted from the Floor Area of the Center  prior to computation of Tenant’s Pro Rata Share of Real Estate Taxes.

Section 6.6.Tax Refunds.  For purposes of calculating Tenant’s Pro Rata Share of Real Estate Taxes under Section  6.2, the Real Estate Taxes on the Center for any Tax Year shall mean such amounts as shall be finally determined after deducting abatements, refunds, rebates or credits, if any (less the reasonable and substantiated cost and expense of obtaining the same), plus any interest which the taxing authority may credit on account of the overpayment of Real Estate Taxes, to be payable with respect to the Center for such period (exclusive of separately assessed parcels if Landlord is not required to pay the Real Estate Taxes levied thereon).  Expenses of a tax reduction or abatement proceeding shall include reasonable amounts for attorneys’ fees and other necessary out-of-pocket expenses, but shall not include any amounts paid or payable to the party prosecuting the review or to any person or legal entity having an interest in the Center (or any affiliate thereof) or to any employee of any of them or to any third party contractor to “review” bills or assessments.  Landlord shall not be entitled to reimbursement of the expenses of tax abatement proceedings conducted by Landlord other than out of the proceeds of the tax abatement successfully obtained. If Landlord should obtain a tax abatement allocable to any Tax Year, all or a portion of which is included in the Term, Landlord’s obligation upon Landlord’s prompt reconciliation of Tenant’s obligations for Real Estate Taxes with respect to such Tax Year, to reimburse all or a portion of Tenant’s payment of Real Estate Taxes for such Tax Year, shall survive the expiration or earlier termination of this Lease.

Section 6.7.Right to Contest Taxes.  If Tenant desires to initiate any proceedings to obtain an abatement or reduction of any Real Estate Taxes assessed against the Tenant’s Tax Parcel or the Center, Tenant must first notify Landlord, in writing, of its desire to pursue such action. After the notice is sent, Landlord shall have twenty (20) days to notify Tenant whether it wishes to pursue the action on its accord. Should Tenant fail to receive such written notice from Landlord within the prescribed period, Tenant may initiate and prosecute the action. In connection with any such proceeding, Landlord shall cooperate with Tenant, including the joining in, and signing of, any protest or pleading which Tenant may deem it advisable to file (but at no cost, expense or liability to Landlord). Tenant shall keep Landlord informed of the status of its tax review. If Landlord elects to initiate the proceeding, Landlord shall use reasonable efforts to obtain a reduction in Real Estate Taxes. Landlord shall keep Tenant informed of the status of its tax review and not terminate or withdraw the same without Tenant’s prior written consent, not to be unreasonably withheld or delayed. Landlord shall also permit Tenant to present to the taxing authority any information pertaining to the basis for establishing the assessed valuation of the Premises. Landlord shall not, in any event, make application to the taxing authorities which, if granted, would change the manner in which the Premises are being, or will be, assessed, or which would have the effect of increasing the assessed valuation of the Premises, without Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. In any event, if Landlord makes such application without Tenant’s consent, and as a result thereof, such Real Estate Taxes are increased, Tenant shall not be responsible for paying any increase in Real Estate Taxes on Tenant’s Tax Parcel or Tenant’s Pro Rata Share of such increase.

Section 6.8.Improvement or Special Assessment District. If at any time during the Term, any Governmental Authority shall undertake to create any improvement or special assessment district with boundaries that encompass all or any portion of the Premises, Tenant may appear in any proceeding relating thereto. Tenant may also exercise all of Tenant’s rights to exclude the Premises from the proposed improvement or assessment district or reduce the amount of the proposed levy. Notwithstanding Tenant’s right, Landlord is not prevented from taking a different position than Tenant with respect to any part of the Center that lies outside the Premises. Landlord shall promptly advise Tenant of the receipt of any notice or other information relating to the proposed creation of any such improvement or special assessment district with boundaries that encompass any portion of the Premises. If any Real Estate Taxes imposed on the Center to finance any improvement made or proposed by such district shall be payable in a lump sum during the last ten (10) Lease Years, and Tenant reasonably believes that all or a portion of the benefit to be conferred by such improvement shall accrue to Landlord after the expiration of the Term, then Tenant and Landlord shall endeavor to determine the apportionment of such Real Estate Taxes and the share thereof to be borne by each. If the parties shall be unable to agree upon the proper apportionment, such apportionment shall be determined by arbitration in accordance with the provisions of Section 18.5 hereof. This Section 6.8 shall not apply to special assessments confirmed prior to the Effective Date hereof which are assessed or imposed by existing Governmental Authority or assessment districts.

Section 6.9.Tax Incentive Programs. If a program exists which will result in a total or partial exemption from, or abatement or reduction of Real Estate Taxes assessed or to be assessed against the Center, Landlord shall use all reasonable and diligent efforts to obtain the benefits of such program and to reduce Real Estate Taxes accordingly. If Landlord does not reasonably pursue the benefits, then Real Estate Taxes shall be adjusted for purposes of calculating Tenant’s liability under this Article 6. The amount of adjustment shall be the amount by which the Real Estate Taxes would have been reduced if the full benefits under such program had been granted; provided, however, that such adjustment shall be contingent upon Tenant showing, to Landlord’s reasonable satisfaction, that the benefits were in fact obtainable.

Section 6.10.Reassessment Upon Sale. If the assessed valuation of the Center (or any portion thereof) is increased by any taxing authority due to a sale, transfer, conveyance or financing of any portion of the Center (or any interest therein) more than once during the first fifteen (15) years of the Initial Term or more than once every five (5) years after the first fifteen (15) years of the Initial Term, then any such increases in valuation shall be disregarded for purposes of determining Real Estate Taxes hereunder and Real Estate Taxes and Tenant’s Pro Rata Share of Real Estate Taxes shall be calculated based upon the assessed valuation that the Center would have had if the sale, transfer, conveyance or financing had not  occurred.

Article 7

Insurance and Indemnification

Section 7.1.Insurance Policies.

(a)Tenant’s Insurance.  Throughout the Term (except as to the coverages required under Section 7.l (a)(iv) which will only be carried while Tenant’s Work is ongoing and except that Tenant shall carry the coverages required under Section 7.l(a)(i) from the date Tenant enters upon the Premises for the purpose of commencing Tenant’s Work), Tenant shall procure and maintain, or cause to be maintained, all the following insurance:

(i)Commercial General Liability Insurance.  Commercial or comprehensive general liability insurance on an occurrence basis, with coverage at least as broad as the standard ISO Occurrence Form CG0001 or equivalent, insuring against any and all claims for damages to person or property or loss of life or of property occurring on or about the Premises or arising from the operation of the Premises or arising from any tortious acts or negligence of Tenant or any of Tenant’s agents, employees, licensees or contractors on or about the Center, with coverage limits of not less than $5,000,000 for bodily injury or death to any one person and not less than $5,000,000 for bodily injury or death arising from any one accident or occurrence, and not less than $500,000 for property damage, with such deductibles as Tenant may customarily carry in the conduct of its business.  If Tenant elects to serve alcoholic beverages at the Premises, Tenant’s commercial or comprehensive general liability insurance policy shall also include coverage for liquor liability (Dram Shop) insurance in a minimum amount of $1,000,000 per occurrence.

(ii)Tenant’s Theatre Building and Other Insurance.  A special form property insurance policy covering loss or damage to the Building, with coverage at least as broad as the Standard ISO Form CP 1030 including fire, lightning, windstorm, hail, explosion, riot, strike, civil commotion, smoke, vandalism, malicious mischief and sprinkler damage, business interruption insurance (also known as rent continuation insurance), collapse, flood, and water damage, and such other insurance in such amounts and covering such other perils or hazards deemed appropriate by Tenant, including earthquake and terrorism insurance. The amount of coverage of Tenant’s insurance hereunder shall be equal to the full replacement cost of the insured Building and improvements, with such deductible amounts as Tenant may elect, subject to Section 7.4 below, provided however, that earthquake coverage shall be for the maximum available amount, if less than full replacement cost.

All insurance proceeds payable under Tenant’s casualty insurance carried hereunder shall be payable to Tenant and delivered to Landlord to repair, rebuild or restore the Theatre building.  Notwithstanding the provisions of this section and the immediately preceding sentence, in the event said Building is destroyed or damaged to the extent of twenty percent (20%) or more of the replacement cost during the last two (2) years of the Initial Term or during the last year of any Extension Term, then either Tenant or Landlord may elect to terminate this Lease as of the date of such damage or destruction by giving written notice to the other within sixty (60) days of such damage or destruction except Tenant can negate Landlord's termination if Tenant timely exercises an Extension Term.  If this Lease is terminated, or if this Lease is not terminated, but the casualty proceeds are not used for the repair, rebuild or restoration of the Building, Landlord shall receive such insurance proceeds.

(iii)Special Form Insurance.  A property insurance policy covering for loss or damage to Tenant’s inventory, merchandise, signs and goods and Tenant’s FF&E and other removable personal property within the Premises, with coverage at least as broad as the standard ISO Form CP 1030, including fire, lightning, windstorm, hail, explosion, riot, strike, civil commotion, aircraft, smoke, vandalism, malicious mischief, sprinkler damage, collapse, water damage, and other perils common to a special form policy, in an amount equal to the full replacement cost thereof, with such deductible amounts as Tenant may elect, subject to Section 7.4 below.  Landlord shall have no interest in the insurance maintained by Tenant under this Section 7.1(a)(iii) with respect to Tenant’s Property, and will execute all documents necessary or proper in connection with the settlement of any claim or loss by Tenant to confirm same.

(iv)Worker’s Compensation.  Worker’s Compensation insurance shall be maintained by Tenant as required by the Applicable Laws of the State of California.

(v)Builder’s Risk. The insurance coverage required to be maintained by Tenant under Section 4.4 of the Work Letter.

(b)Landlord’s Insurance.  Subject to Section 5.8, from and after the date of the termination of the Existing Lease (as set forth in Section 22.2), Landlord shall procure and maintain (and with respect to clauses (i), (ii) and (iv) below) shall cause to be procured and maintained by Landlord Affiliates and/or Landlord Affiliates Successor(s) as to the remainder of the Center not owned by Landlord) in full force and effect, at its sole cost and expense (subject to reimbursement of Common Area Expenses), all the following insurance:

(i)Commercial General Liability Insurance.  Commercial or comprehensive general liability insurance on an occurrence basis, with coverage at least as broad as the standard ISO Occurrence Form CG0001 or equivalent, insuring against any and all claims for damages to person or property or loss of life or of property occurring upon or about the Common Areas (including, without limitation, the Common Areas located on the Demised Land, if any) insuring Landlord against all claims, demands, or actions for personal injury or death, or damage to property, made by or on behalf of any person, firm or corporation, while on or about the Common Areas (exclusive of the Premises) (including, without limitation, the Common Areas located on the Building Pad), with coverage limits of not less than $5,000,000 in respect of bodily injury or death to any one person and not less than $5,000,000 in respect of bodily injury or death arising from any one accident or occurrence, and not less than $500,000 for property damage or arising from the operation of the Common Areas or arising from any tortious acts or negligence of Landlord or any of Landlord’s agents, employees, licensees or contractors. Such insurance may have such deductibles as Landlord may select consistent with Section 7.3(b) and Section 7.4(c).

(ii)Landlord’s Property and Other Insurance.  A special form property insurance policy covering loss or damage to the buildings and other improvements within the Common Areas, other than those items that Tenant is obligated to insure under Section 7.1(a)(ii) and Section 7.1(a)(iii) above, with coverage at least as broad as the Standard ISO Form CP 1030 including fire, lightning, windstorm, hail, explosion, riot, strike, civil commotion, smoke, vandalism, malicious mischief and sprinkler damage, loss of rent insurance (also known as rent continuation insurance), collapse and water damage (but not water damage caused by a flood), and such other insurance in such amounts and covering such other perils or hazards deemed appropriate by Landlord, including flood, earthquake and terrorism insurance. The amount of coverage of Landlord’s insurance hereunder shall be equal to the full replacement cost of the insured buildings and improvements, with such deductible amounts as Landlord may elect, subject to Section 7.4 below, provided however, that flood and earthquake coverage shall be for the maximum available amount, if less than full replacement cost. All insurance proceeds payable under Landlord’s casualty insurance carried hereunder shall be payable solely to Landlord, to be applied in accordance with the terms of Article 16 hereof, unless the Parties otherwise agree.

(iii)Workers’ Compensation and Employer’s Liability Insurance.  Workers’ Compensation insurance shall be maintained by Landlord as required by the Applicable Laws of the State of California. Landlord also shall cause the property manager of the Center to maintain “Employer’s Liability” insurance with limits of not less than $1,000,000 for each component of “Coverage B”.

(iv)Insurance Required under REA.  All insurance (in coverage and amount) required to be maintained by the “Declarant” under the REA, if any.

(v)Insurance Required Under Work Letter. During the period Landlord’s Work is ongoing, the insurance required to be maintained by Landlord under Section 4.4 of the Work Letter.

Section 7.2.Certificates of Insurance.  Prior to the commencement of Landlord’s Work, Landlord shall deliver to Tenant satisfactory certificates of insurance evidencing that Landlord has obtained (or caused to be obtained) and is maintaining (or causing to be maintained) the insurance coverage required herein. On or before the date that Tenant’s Work Commencement Conditions (as defined in Exhibit D) are satisfied, Tenant shall deliver to Landlord satisfactory certificates of insurance evidencing that Tenant has obtained and is maintaining the insurance coverage required herein. All certificates of insurance shall contain a provision that the insurance carrier shall not cancel or reduce the insurance coverage without giving the other Party (and any lender of such Party of whom Landlord or Tenant has given written notice to the other Party) written notice in accordance with the policy provisions. Current certificates of extension or replacement of insurance shall be delivered to Landlord or Tenant, as the case may be, as soon as practicable prior to the expiration of any policy.

Section 7.3.Alternate Insurance.

(a)Use of Blanket Policy.  Notwithstanding anything to the contrary hereinabove contained, Landlord or Tenant may, at its option, include any of the insurance coverage hereinabove set forth in general or blanket policies of insurance, provided that the coverage afforded will not be reduced or diminished by reason of the use of such general or blanket policies or the claims history of any other insured property and may be effected by any combination of primary, excess or umbrella coverage.

(b)Self-Insurance. During any period in which Tenant maintains a net worth of at least One Hundred Million Dollars ($100,000,000.00), any insurance required to be maintained by Tenant under this Lease may be provided by Tenant self insuring and/or the deductible limits on Tenant’s property/casualty insurance may exceed the limits specified in Section 7.4(c); provided, however, that Tenant shall be responsible for non-insured risks, all under-insured risks and all amounts otherwise within the formal and informal “deductible” amounts under the insurance policies actually maintained by Tenant hereunder. As used herein, the net worth of Tenant at any given time shall mean an amount equal to the sum of (a) the product of (1) Tenant’s so-called EBITDA (i.e., earnings before interest, income taxes, depreciation and amortization), calculated in accordance with commercially reasonable past practice preceding the Effective Date by Tenant’s parent corporation over the 12 month period immediately preceding the time of measurement, multiplied by (2) eight (8), plus (b) the amount of cash and cash equivalents held by Tenant on the determination date, minus (c) the amount of outstanding funded debt of Tenant on the determination date. Further, during any period in which Landlord (or Landlord through a Landlord Affiliate responsible for maintaining such self-insurance) maintains a net worth of at least Two Hundred Fifty Million Dollars ($250,000,000.00), any insurance required to be maintained by Landlord under this Lease may be provided by Landlord self-insuring and/or the deductible limits on Landlord’s insurance may exceed the limits specified in Section 7.4(c), provided, however, that Landlord (and Landlord’s sponsor, if applicable) shall be responsible for non-insured risks, all under-insured risks, and all amounts otherwise within the formal and informal “deductible” amounts under the insurance policies actually maintained by Landlord hereunder, without regard to the limitations on Landlord’s liability set forth in Section 18.6(b).

Section 7.4.Additional Insurance Provisions.

(a)All insurance provided for in this Article 7 shall be effected under standard form policies issued by insurers of recognized responsibility authorized to do business in the state in which the Project is located.

(b)Each Party shall name the other (and Landlord shall cause Landlord Affiliates and Landlord Affiliates Successor(s) (if applicable) to name Tenant, and Tenant shall name Landlord’s mortgage lender and the Landlord Affiliates) as an additional insured on each liability policy maintained by such Party, Landlord Affiliate or Landlord Affiliate Successor(s).  All of Tenant’s liability policies and all of Tenant’s contractor’s liability policies shall also name SyWest Development LLC, Syufy Enterprises, Syufy Properties, Inc., SyWest Holdings LLC, Sy Howe Arden LLC, Howe Avenue Holdings LLC and Landlord’s property manager (if any) as additional insureds. Tenant’s Builder’s Risk Policy shall name Landlord as a loss payee. Endorsements to (in addition to certificates of) such policies shall be obtained by Tenant and delivered to Landlord in order to effect such additional insured and loss payee status.

(c)To the extent any deductible is permitted or allowed as a part of any insurance policy carried by Landlord or Tenant, such Party shall be deemed to be covering the amount thereof under an informal plan of self insurance; provided, however that except as permitted under Section 7.3(b), neither Party shall be permitted to maintain any insurance required of it hereunder with a deductible of greater than One Hundred Fifty Thousand Dollars ($150,000.00), without the prior written consent of the other Party.

(d)All policies shall be written by insurance companies having a rating of “A‑VII” or better in the most recent edition of Best’s Insurance Reports (or an equivalent rating), and such insurance companies shall acknowledge and confirm, by endorsement to the applicable policies, the release and waiver of subrogation provided hereunder.

(e)The liability insurance policies maintained by Tenant and Landlord hereunder shall include the following endorsements:  (i) providing for blanket contractual liability coverage (including the Parties’ respective indemnity obligations contained in this Lease); and (ii) a cross-liability endorsement.  All such insurance:  (w) shall be primary and noncontributory; (x) shall provide for severability of interests; (y) shall provide that an act or omission of one of the insureds shall not reduce or void coverage to any other insureds; and (z) shall afford coverage for all claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

Section 7.5.Mutual Release and Waiver of Subrogation.  Each of Landlord and Tenant, for themselves and for anyone claiming through or under them by way of subrogation or otherwise, hereby releases the other from any and all liability or responsibility to the releasing Party, for any casualty loss or property damage specifically insured against or required by the terms of Section 7.1(a)(ii) and (iii) or Section 7.1(b)(ii) to be insured against by the releasing Party, even if such loss or damage shall have been caused by the fault or negligence of the other Party, or anyone for whom such Party may be responsible, but only to the extent of the greater of (i) the amount of insurance required to be maintained by the releasing Party under Section Section 7.1(a)(ii) and (iii) or under Section 7.1(b)(ii) if and to the extent such insurance would have covered such loss or damage or (ii) the amount of insurance actually carried by such Party to the extent such releasing Party’s insurance covers such loss or damage.

Section 7.6.Landlord’s Indemnity.  Subject to Sections 7.5 and 7.8, Landlord shall indemnify, defend (with counsel reasonably satisfactory to Tenant) and hold Tenant (and Tenant’s subtenants, licensees and concessionaires) harmless from and against all claims, damages (excluding consequential, punitive and similar type damages claimed by the indemnified party), liabilities and expense, including, without limitation, reasonable attorneys’ fees, in connection with loss of life, bodily injury or damage to property arising from or out of (a) any occurrence in or about the Common Areas of the Center during the Term (unless occasioned by the active negligence or willful misconduct of Tenant, its subtenants, licensees or concessionaires or any of their respective employees or contractors), (b) Landlord’s Environmental Acts, (c) any willful misconduct or negligence of Landlord, its employees, agents, licensees or contractors, or (d) a default by Landlord in the performance of any of its obligations under this Lease.  Landlord’s obligations set forth above in this Section 7.6 shall survive and be enforceable following expiration or termination of this Lease.

Section 7.7.Tenant’s Indemnity.  Subject to Sections 7.5 and 7.8 Tenant shall indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold Landlord harmless from and against all claims, damages (excluding consequential, punitive and similar type damages claimed by the indemnified party), liabilities and expense, including reasonable attorneys’ fees in connection with loss of life, bodily injury or damage to property arising from or out of (a) any occurrence in or about the Premises during the Term (unless occasioned by the active negligence or willful misconduct of Landlord, its tenants (other than Tenant), licensees or concessionaires or any of their respective employees or contractors) (b) Tenant’s Environmental Acts, (c) any willful misconduct or negligence of Tenant, its employees, agents, licensees or contractors, or (d) a default by Tenant in the performance of any of its obligations under this Lease.  Tenant’s obligations set forth above in this Section 7.7 shall survive and be enforceable following expiration or termination of this Lease.

Section 7.8.Conditions to Indemnity.

(a)The obligation to indemnify contained in this Article 7 or elsewhere in this Lease is conditioned upon the party claiming the right to be indemnified (the “lndemnitee”), (i) first notifying the other (the “Indemnitor”) of any claim for which indemnity is sought (a “Claim”) in accordance with Section 7.8(c) below, provided that a reasonable delay in such notification shall release the Indemnitor only to the extent of actual prejudice resulting from the delay; (ii) fully tendering to the Indemnitor the defense of such Claim for handling by counsel selected by Indemnitor and reasonably acceptable to Indemnitee; and (iii) otherwise fully complying with all of the terms set forth in this Section 7.8. With respect to the indemnity obligations undertaken by Landlord and Tenant in this Lease, the Indemnitor shall at its cost defend or cause to be defended any Claim against the Indemnitee alleging such acts or omissions and seeking damages which are payable under this Lease, even if any of the allegations of such Claim are groundless, false or fraudulent; but the Indemnitor may make or cause to be made such investigation and such settlement of any Claim as the Indemnitor or its insurers shall deem expedient. Unless the Indemnitor shall decline to so defend, the Indemnitee shall not, except at its own cost, voluntarily make any payment, assume any obligation or incur any expense in connection with any Claim for which indemnity may be sought hereunder. The Indemnitee shall cooperate with the Indemnitor or its insurer and, upon the request of the Indemnitor, assist in making settlements in the conduct of suits, and in enforcing any right of contribution or indemnity against any person or organization (other than an employee of the Indemnitee) who may be liable to the Indemnitee because of acts or omissions with respect to which indemnity is afforded under this Lease. The Indemnitee shall attend hearings and trials and assist in securing and giving evidence and obtaining the attendance of witnesses.

(b)Subject to the provisions of Section 7.5, Section 7.6 and Section 7.7, to the extent of any payment made hereunder, the Indemnitor or, if applicable, its insurer, shall be subrogated to all of the Indemnitee’s rights of recovery therefor, against any person or organization (other than an employee of the Indemnitee) and the Indemnitee shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights. The Indemnitee shall do nothing after loss to prejudice such rights.

(c)Upon the Indemnitee becoming aware of any act or omission which might reasonably be expected to be the basis of a Claim covered hereby, written notice shall be given by the Indemnitee or on its behalf to the Indemnitor as soon as practicable, together with the fullest information obtainable. If claim or demand is made or suit is brought against the Indemnitee, the Indemnitee shall immediately forward to the Indemnitor every demand, notice, summons or other process received by the Indemnitee or its representative

Article 8

Utilities

Section 8.1.Service to the Premises.  Landlord, at its expense (and as part of Landlord’s Work), shall provide all mains, conduits and other facilities for any utilities or services needed at the Center (including the Premises), including (without limitation) water, sanitary sewer, natural gas, electricity, telephone and telecommunications and, if applicable, storm sewer, in each case as shown (if at all) on the Final Site Improvement Plans approved by Landlord in accordance with the Work Letter. All such utilities, if required by a local utility provider or governmental authority having jurisdiction, will be located within recorded utility easements, accepted by the applicable utility provider(s), from the public right-of-way to the point(s) of connection to the Premises. Once each meter is available for Tenant’s use, Tenant will pay the cost of utility meter usage.  Landlord shall pay all “impact” and other fees, however designated for connection of such utilities to the Premises. Landlord shall pay for the extension of the sanitary and storm sewer system to within five (5) feet of the Premises. On the Commencement Date, separate metering will be in place for all utilities that serve the Premises if such separate metering is available from the utility company providing the particular utilities to the Premises. Tenant shall pay to the public utility companies before delinquency all charges for water, gas, electricity and other utility services consumed on the Premises, unless separate metering is not available, in which case Landlord shall cause a separate submeter or check meter to be installed at the Premises, and Tenant shall reimburse Landlord for the cost of utility service, as measured by the submeter, at the rate Landlord is charged by the utility company (without mark-up) within thirty (30) days following receipt of Landlord’s written request for reimbursement, accompanied by invoices evidencing the costs incurred. With respect to any utilities paid directly by Tenant to the provider for any energy consumed at the Premises, Tenant, promptly upon written request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument in form and content reasonably acceptable to Tenant enabling Landlord to obtain from such provider) reasonable data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or Lender or prospective lender under California Public Resources Code §25402.10 or any similar law. If during the Term, any utility company or Governmental Authority requires additions to, or replacement of, capital improvements (by way of example and not by limitation, sanitary sewer lines or water lines) to serve the Premises, the cost of the same shall be borne solely by entities other than Tenant. Landlord, without contribution or reimbursement from Tenant, shall bear all sewer assessments imposed by public authorities to finance construction of sewage utilities and facilities outside the Center. Tenant shall not be responsible for increases in utility charges caused by Landlord’s failure to comply with its repair obligations under this Lease. If Tenant requires Landlord to use a different utility provider than the utility provider that Landlord is using for the Center, Tenant shall pay all costs to change to the utility provider that Tenant requires.

Section 8.2.Interruption of Service.  Except for interruptions in utility service caused by an Uncontrollable Event (defined below) or by Tenant’s negligence or willful misconduct, Landlord shall provide continuous and uninterrupted utility services to the Premises, at least in the capacities needed to service the Premises, as specified in the Work Letter and/or Final Plans. Any interruption of or material reduction in utility service to the Premises (other than an interruption or reduction caused by Tenant’s negligence or willful misconduct) that results in

Tenant closing its business in the Premises, in whole or in part, shall entitle Tenant to an equitable abatement of Rent and other charges otherwise payable hereunder during the period of closure, and if such interruption continues for one hundred eighty (180) consecutive days or more, then Tenant shall have the right to terminate this Lease (in which case the provisions of Section 19.4 shall apply), so long as Tenant exercises such right prior to the cessation of such interruption. If Tenant continues to operate its business in the Premises during the period of interruption or reduction, then Rent will abate only partially, in the same proportion as Tenant’s Gross Sales are reduced from the period immediately prior to the interruption or reduction. Tenant’s rights under this Section 8.2 shall be in addition to any other rights and remedies that Tenant may have as a consequence of Landlord’s default hereunder. An “Uncontrollable Event” shall mean any of the following occurrences: (i) any act of God, (ii) any failure by the provider of the utility to provide the utility service to the Center; or (iii) any event that occurs outside of the Center’s boundaries which was not a result of any act of Landlord or any of its agents, employees, contractors or tenants.

Article 9

Maintenance and Repairs

Section 9.1.Landlord’s Maintenance and Repairs.  In addition to and without limiting Landlord’s obligations set forth elsewhere in this Lease (including Section 5.2 and Article 8), Landlord shall be responsible for the maintenance and repair of the portions of the Center that are within Landlord’s control (i.e., have not been leased to third parties in occupancy) at no cost or expense to Tenant (except for Tenant’s payment of Tenant’s CAM Contribution) in a First Class manner and in accordance with this Section 9.1.  In addition, Landlord shall cause the remaining portions of the Center to be maintained and repaired in a First Class Manner in accordance with the provisions of this Article 9.  With respect to those areas of the Center not in Landlord’s control, Landlord shall use commercially reasonable efforts to enforce the obligations of the occupants thereof to maintain and repair their premises.

(a)Premises.  During the Term and any Extension Term, Landlord shall keep the foundations and floor slab and the exterior of the Theatre (including painting thereof), all supporting structures, gutters and water spouts, the sprinkler system, all interior structural parts of the Theatre, and the roof (including but not limited to keeping the roof free of leaks) in good condition and repair.

(b)Center Improvements.  During the Term, Landlord shall keep and maintain the buildings and other improvements within the Center other than the Premises (except as otherwise provided in this Lease), and including (without limitation) the roofs, exterior walls, foundations, gutters, waterspouts and structural elements of (or within) the buildings of the Center (other than the Building and the Building Pad, except as otherwise specifically provided in this Lease), in good working order and in First Class condition and repair and shall make all necessary repairs thereto and replacements thereof.  If the Building shares any so-called “common walls” with the building improvements of the Center, such common walls shall be maintained by Landlord.

(c)Utilities and Common Area Facilities.  During the Term, Landlord shall keep or cause to be kept all wiring, pipes, conduits, water, sewer and utility lines within the Center (other than such wiring, pipes, water, sewer and utility lines as are located entirely within and exclusively serve the Premises), and all improvements and facilities in the Common Areas, including, without limitation, the Parking Areas, in good working order and First Class condition and repair and shall make all necessary replacements thereto.  Without limitation, Landlord shall be responsible for and promptly make all repairs and replacements necessitated by the willful acts or negligence of Landlord, its agents, employees or contractors, or by the breach of this Lease by Landlord.

(d)Compliance with Applicable Laws.  Landlord shall operate and maintain the Center (exclusive of the Premises, except as hereinafter provided) as a First Class Center and in compliance with all Applicable Laws and Governmental Requirements (including, but not limited to, Applicable Laws pertaining to accessibility and removal of architectural barriers, and all Environmental Laws) applicable to the design, construction, operation, use and maintenance of the Center, including, without limitation, all maintenance, repairs, replacements, alterations and improvements in or to the Common Areas (but not the Premises, except as hereinafter provided) that are required by law to permit Tenant to use the Premises for the uses permitted under this Lease. Notwithstanding the foregoing, Landlord shall be responsible for remedying any non- compliance of the Premises with Applicable Laws, to the extent the Premises did not comply with Applicable Laws as of the Commencement Date as a result of any failure of Landlord’s Work to comply with Applicable Laws.

(e)Landlord’s Work. Landlord shall make all repairs and replacements to and remedy all design, materials and construction defects in Landlord’s Work. Subject to Section 7.5, Landlord shall be responsible for any damage to the Premises and for any repairs that are caused or necessitated by the faulty design or performance of Landlord’s Work; provided, however that Landlord shall not be responsible for defects in furnishings, fixtures, or equipment supplied or installed by Tenant, unless such defect is the result of the installation or other work by Landlord. Notwithstanding anything to the contrary in this Lease, Landlord shall be responsible for and promptly make all repairs to the Premises that are necessitated by the settling of the Center.

(f)Damage to Premises. Subject to Section 7.5, Landlord shall reimburse Tenant for any further loss or damage to the Premises or for any loss or damage to Tenant’s Property and inventory arising from defects in or damages to the Center if such damage results from Landlord’s negligence or from Landlord’s willful failure to properly undertake and diligently prosecute any maintenance and/or repair obligations of Landlord hereunder within a reasonable time after the earlier of (i) Tenant’s notifying Landlord of such defect or damage or the need for such repair or (ii) the time at which Landlord became aware of such defect or damage or that such repair was needed.

(g)Self-Help and Emergency Repairs. In the event of an emergency, or in the event Landlord fails to undertake and diligently prosecute repairs in accordance with Section 9.1(e) or in the event Landlord fails to perform its maintenance obligations under this Section 9.1 within a reasonable time (i.e., (x) immediately, with respect to matters posing an imminent threat to the safety and security of Tenant or Tenant’s patrons or their personal property, or (y) within twenty-four (24) hours after written or telephonic notice from Tenant of the need for such maintenance with respect to matters adversely affecting access to the Premises or the conduct of Tenant’s business (such as, without limitation, problems in the Protected Area), or (z) within four (4) days after written or telephonic notice from Tenant of the need for such maintenance for all other matters, and such failure interferes with the conduct of Tenant’s business in the Premises, then in any such event and without further notice to Landlord, Tenant may (but shall not be obligated to) make any repairs and/or perform any maintenance required of Landlord hereunder to the extent reasonably necessary to secure the Premises or prevent injury to person or property or to eliminate (or mitigate) the interference with Tenant’s business. With respect to any matters that are expected to cost in excess of $5,000.00, any telephonic notice given by Tenant to Landlord under this Section 9.l (g) shall be confirmed not later than the next following business day by a written notice from Tenant to Landlord. Landlord shall reimburse Tenant upon written demand and evidence of payment by Tenant for the actual out-of-pocket costs and expenses incurred by Tenant in connection with such repairs, and if Landlord fails to reimburse Tenant as required hereunder within twenty (20) days after Tenant’s demand therefor, then Tenant shall be entitled to offset the applicable amount (plus interest thereon at the Interest Rate from the date of demand) from Rent and other amounts payable to Landlord hereunder. Tenant’s rights and remedies under this Section 9.1(g) shall not exclude any other rights or remedies of Tenant as a consequence of Landlord’s failure to properly repair and maintain, including (without limitation) Tenant’s rights and remedies under Section 5.3 and Section 8.2 hereof.

(h)Manner of Work. Landlord shall use best efforts to make any repairs, additions or alterations in, about or affecting the “Critical Accessways” shown on the Site Plan attached hereto as Exhibit A or the Common Areas within the Protected Area or otherwise affecting the Premises, during Non-Seasonal Periods and non-business hours of Tenant and in all events, in a manner that minimizes interference with Tenant’s use of and business within the Premises and/or the Common Areas (including access to, from and between the Common Areas and the Premises), and shall promptly restore the affected areas following any such work or activity. To the greatest extent possible without compromising the maintenance, repairs and operations of the Center as a First Class Center, maintenance and repairs that necessitate interference with Tenant’s use of or business within the Premises and/or the Common Areas (including access to, from and between the Common Areas and the Premises) shall be performed during Non-Seasonal Periods. Without limiting the foregoing requirements, except for emergency repairs that are necessary to avoid risk of injury to persons or property, (i) during Seasonal Periods, Landlord shall not perform any repairs or maintenance to the Priority Parking Areas, Critical Accessways, and sidewalks between the Premises and the Common Areas without the prior written consent of Tenant if such repairs or maintenance renders the affected facilities or areas unusable by Tenant or Tenant’s patrons or if such repairs or maintenance materially interferes with the use of the affected facilities or areas by Tenant or Tenant’s patrons, and (ii) all repairs and maintenance to the Priority Parking Areas, Critical Accessways, and sidewalks between the Premises and the Common Areas that renders the affected facilities or areas unusable by Tenant or Tenant’s patrons or materially interferes with the use of the affected facilities or areas by Tenant or Tenant’s patrons shall be done in sections and phases so that, at all times, (x) the access to, from and between the Premises and the Common Areas by Tenant and Tenant’s patrons is not materially and adversely affected, and (y) at least the Premises Minimum Free Parking Spaces within the Priority Parking Area are readily accessible and available for use by Tenant and Tenant’s patrons as contemplated hereunder. In addition, Landlord will not use or permit to be used any other premises or equipment owned or controlled by Landlord or by any other occupant of the Center in such manner as would result in any noise or vibration interfering with the acoustics required by Tenant in its use of the Premises, or as would result in any offensive odors penetrating the Premises. Except in the case of an emergency, Landlord shall not schedule any Common Area maintenance that would unreasonably disrupt parking or vehicular or pedestrian access or the conduct of Tenant’s business (such as, without limitation, repaving or restriping the Priority Parking Areas during a Seasonal Period).

(i)Waiver. Tenant specifically waives any rights Tenant might otherwise have by virtue of Applicable Law which may provide any right to Tenant to make repairs at Landlord’s expense; provided that such waiver shall not impair or apply to the exercise of Tenant’s express rights and remedies set forth in this Lease.

Section 9.2.Tenant’s Maintenance and Repairs. Subject to Landlord’s obligations pursuant to Section 9.1 and in this Section 9.2, Tenant, at its sole cost and expense, shall keep and maintain the interior of the Theatre; to the extent located within the Premises, communication systems and lines, fire suppression and mechanical systems, storefront systems, glass, doors, wiring, pipes, conduits, water, sewer and utility lines; the electrical transformer serving the Premises; the “grease trap” serving the facility, if installed; and the fixtures and equipment in connection therewith in good and substantial repair and condition (ordinary wear and tear or injury by fire, the elements, or Force Majeure excepted).  In addition, Tenant shall maintain in good and substantial repair and condition ordinary Tenant’s signs on the Building, Tenant’s sign panels on the pylon and monument signs, Building lighting, and leasehold improvements within the Building and the interior of the Premises and Tenant’s Property, including Tenant’s FF&E, in clean, sanitary and safe condition and repair and in compliance with all Applicable Laws (except to the extent compliance is Landlord’s obligation under Section 9. 1 or as otherwise provided in Section 10.4). Subject to Landlord’s obligation in Section 9.1 and this Section 9.2, Tenant covenants and agrees to keep and maintain in good order, condition and repair all electrical, plumbing, heating and air-conditioning equipment and facilities contained within and serving exclusively the Premises, and all signs of Tenant permitted by this Lease and located within the Premises or on the Building. This Section 9.2 shall not require Tenant to furnish labor or materials or to perform any obligations required of Landlord by any other provision of Section 9.1 or this Section 9.2 or by any other provision of this Lease. Notwithstanding the above repair responsibilities of Tenant, but subject to Section 7.5, Landlord shall make and pay for repairs which would otherwise be the obligation of Tenant if said repairs are caused by events covered by Landlord’s insurance. Subject to Section 10.4, Tenant shall also be responsible for providing security for the interior of the Premises, as required by applicable Governmental Authority, or if not so required, as Tenant deems reasonably necessary and/or appropriate under the circumstances.

Section 9.3.HVAC System.  The Premises shall be served by a separate heating, ventilating and air conditioning (“HVAC”) system devoted to the exclusive use of the Premises.  Tenant shall be responsible, at its sole cost and expense (except as otherwise provided herein), for the installation (subject to payment of the Building Allowance), maintenance and servicing of the HVAC system.

Section 9.4.Other Tenants and Occupants. Upon receipt of notice from Tenant of any nuisance, interference, disturbance, loss, damage, or destruction Tenant is suffering due to an act or failure to act of any other tenant or occupant of the Center (including, without limitation, noise, vibration or cooking odors originating from premises within the Center (other than the Premises) being discernible within the Premises in any material respect), Landlord shall promptly initiate and thereafter diligently prosecute all reasonable action permitted by law, including (without limitation) the exercise of all rights and remedies available to Landlord under such other tenant’s or occupant’s lease or operating agreement and the institution and diligent prosecution of legal proceedings, to prevent any further nuisance, interference, disturbance, loss, damage or destruction from occurring to Tenant’s property and business. Tenant agrees that normal cooking odors originating from restaurants in the Center shall be deemed not to violate the provisions of this Section 9.4. Without limiting the foregoing, with respect to any act or occurrence by another tenant or occupant that is in violation of Tenant’s express rights or Landlord’s express covenants hereunder (including, without limitation, the provisions of Sections 13.3, 13.4 or 13.5), Landlord shall use its good faith, commercially reasonable efforts to remedy such violation as soon as possible and, if applicable, no later than forty-eight (48) hours after receiving notice (telephonically or otherwise, provided that any telephonic or other non-written notice is confirmed in writing on or before the next following business day) of such violation from Tenant, Landlord shall commence (and thereafter diligently prosecute to completion) reasonable measures to remedy such situation.

Article 10

Alterations; Improvements

Section 10.1.Alterations to Premises.  Tenant may, without Landlord’s consent, make non-structural alterations and improvements to the interior of the Premises, at Tenant’s sole cost and expense, and such alterations and improvements shall be deemed approved under the REA. In addition, Tenant shall be permitted to make exterior and/or structural alterations, which are consistent with the architectural theme of the Center, additions and structural improvements to the Premises with Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Not later than twenty (20) days prior to the date of commencement of any exterior or structural alteration or improvements, Tenant shall submit reasonably detailed plans to Landlord for Landlord’s consent, which shall not be unreasonably withheld, delayed or conditioned. Upon completion of any exterior or structural alterations or improvements to the Premises undertaken by Tenant, Tenant shall deliver to Landlord a copy of as-built plans and specifications therefor (or, if as-built plans and specifications are not available, any change orders or other revisions to Tenant’s final plans and specifications as furnished to and, if applicable, approved by Landlord), together with a copy of all permits and approvals obtained by Tenant for such work. With regard to Tenant’s FF&E including, without limitation seats, special lighting, projection and sound equipment, which may be installed in the Premises by Tenant prior to or during the Term, the same shall not be deemed to become a part of the Premises and may be altered, removed, replaced and/or improved by Tenant without restriction and may be removed by Tenant from the Premises in accordance with Section 20.1 below. Further, Tenant covenants and agrees at its own cost and expense to repair any damage to the Premises resulting from or caused by such removal.

Section 10.2. Tenant’s Cost.  Any alterations or improvements to the Premises made under Section 10.1 shall be made at Tenant’s sole cost and expense (subject, however, to Section 9.2 above and Section 10.4 below), and Tenant shall be entitled to any and all salvage. Landlord shall cooperate with Tenant in obtaining any necessary governmental permits or approvals or otherwise in making said alterations and improvements; provided, however, such cooperation shall be at Tenant’s sole cost and expense. All work undertaken by or on behalf of Tenant under this Article 10 shall be done in a good and workmanlike manner by a licensed contractor and in accordance with all Applicable Laws. Tenant shall not allow any mechanics’ or other liens arising out of Tenant’s Work or any other alterations to the Premises undertaken by or on behalf of Tenant to encumber the Center unless Tenant is contesting the same in good faith pursuant to appropriate proceedings and has provided Landlord with a title insurance endorsement insuring over the lien or a bond or other security reasonably satisfactory to Landlord.

Section 10.3.Ownership of Tenant’s Property. Throughout the Term, Tenant shall be and remain the owner of the following (collectively, “Tenant’s Property”): (i) the leasehold improvements, if any, constructed by Tenant, at its expense, to and within the Premises (but not the core and shell of the Building or any aspects of Landlord’s Work), (ii) Tenant’s FF&E and all other removable personal property installed in the Premises by Tenant and any other improvement or other property paid for and placed by Tenant in the Premises, and (iii) to the extent not included above, all alterations, improvements and additions undertaken pursuant to this Article 10. Notwithstanding the foregoing or anything to the contrary contained herein, however, including the insurance responsibilities of the Parties, Tenant’s Property shall not include those aspects of the Building paid for and/or constructed by Landlord as part of Landlord’s Work or funded with the Building Allowance, which shall be and remain the property of Landlord, subject to Tenant’s rights to lease, use and occupy same in accordance with this Lease. Tenant shall be entitled to any depreciation on Tenant’s Property. Landlord agrees to execute any and all documents necessary or appropriate to confirm Tenant’s ownership rights hereunder with respect to Tenant’s Property. Upon the expiration of the Term or the earlier termination of this Lease, Tenant shall deliver possession of the Premises to Landlord in its AS IS WHERE IS CONDITION WITH ALL FAULTS, and without any representations or warranties from Tenant, subject, however, to Tenant’s rights and obligations under Section 9.2 and Section 20.1 of this Lease.

Section 10.4.Changes Required by Law. Should any alterations, repairs or additions to the Premises be required under any Applicable Law enacted after the Commencement Date, Tenant shall cause same to be made promptly and at Tenant’s sole cost and expense; provided, however, notwithstanding the foregoing, if alterations or other modifications costing more than $500,000 are required pursuant to this Section 10.4 to be made by Tenant during the last three (3) Lease Years of the Initial Term or during any Extension Term, then Tenant may elect to terminate this Lease upon not less than sixty (60) days’ notice to Landlord, in which event Tenant shall not be obligated to make or pay for such alterations or modifications. In addition, Tenant shall be responsible for remedying any failure of the Premises to comply with applicable provisions of the Americans with Disabilities Act as of the Commencement Date.  Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that the Premises have not undergone inspection by a Certified Access Specialist.

Article 11

Representations and Warranties and Covenants

Section 11.1.Landlord’s Warranties and Representations. Landlord hereby warrants and represents to Tenant that Landlord is the record owner of Landlord’s Parcel in fee simple absolute.  Landlord further covenants with Tenant and warrants and represents to Tenant as follows:

(a)That Landlord’s Parcel, the Premises, and all rights of Tenant hereunder are free and clear of all encumbrances and restrictions (whether contained in deeds, leases or other instruments or agreements), except the Permitted Encumbrances, and this Lease is and shall remain superior to any and all adverse matters and claims subject only to: any Mortgage to which this Lease may be subordinated in accordance with Section 21.1, to real estate taxes and assessments not yet due and payable, to the rights of others (as set forth in this Lease) to use the Common Areas, those matters caused by Tenant, and the Permitted Encumbrances; provided, however, notwithstanding the foregoing or any other provision of this Lease, Landlord shall have the right to create or place additional encumbrances and restrictions on the title to Landlord’s Parcel, and the Landlord Affiliates shall have the right to create or place additional encumbrances and restrictions on the title to the Affiliate Parcels, provided that such encumbrances and restrictions do not prevent or prohibit the use and enjoyment of the Center (including the Parking Areas and the Common Areas) as a First Class Center or the use and enjoyment of the Premises as a multi-screen theater complex in accordance with this Lease.  In addition, any such changes to Landlord’s Parcel and/or Affiliate Parcels which (i) cause parking for the Center to be reduced, (ii) interfere with access to and/or visibility of the Theatre, (iii) interfere with Tenant’s business operations at the Center or cause such operations to be more costly, or (iv) otherwise take away any of Tenant’s rights under this Lease, shall be deemed to materially and adversely affect Tenant’s use of the Premises.

(b)That Landlord and each person executing this Lease on behalf of Landlord (or in any representative capacity) have full right and lawful authority to execute this Lease;

(c)That there is no legal or contractual impediment arising out of any of the Permitted Encumbrances or out of any Applicable Laws or otherwise related to the construction and use of the Premises, which would prevent or prohibit the use and enjoyment of the Center (including the Parking Areas and the other Common Areas) as a First Class Center or the use and enjoyment of the Premises as a multi-screen movie theater complex in accordance with the provisions of this Lease;

(d)That as of the Commencement Date, Landlord shall have complied with all Applicable Laws related to the Center, so that the Center, the Common Areas and the business to be conducted by Tenant from the Premises may be operated in a manner consistent with the operation of a First Class Center;

(e)That from and after the commencement of Landlord’s Work, Landlord shall have complied with and performed and thereafter shall continue to comply with and perform all recommendations, requirements and obligations regarding the environmental condition of the Center and the Project as specified in the Environmental Report and Landlord will continue to comply with all applicable Environmental Laws affecting the Center and the Project;

(f)That the Center is not subject to, and Landlord will not make or enter into any agreement or lease which is inconsistent with any of Tenant’s rights or privileges under this Lease; and

(g)That, except for the Project Approvals as defined in Section 2.2 which Project Approvals Landlord will have obtained prior to the Commencement Date, Landlord has obtained all necessary entitlements (including zoning and site plan approvals) from the applicable Governmental Authorities to develop and operate the Center (including the Premises) as presently used and occupied and as contemplated hereunder.

  Landlord acknowledges that Tenant has relied on each of the foregoing covenants, warranties and representations in executing this Lease, that each of the same is material and that each of said warranties and representations are true as of the date hereof, will be true as of the Commencement Date and will remain true throughout the Term.

Section 11.2.Easement Agreements.  Landlord warrants and represents that there is and shall be no reciprocal easement agreement, operating agreement or agreement of similar import encumbering or benefiting all or any portion of the Center, except for the REA, and other matters expressly disclosed on Exhibit G hereto. Landlord shall not enter into any agreement that in any manner or fashion (directly or indirectly) limits or interferes with Tenant’s rights and privileges under this Lease, interferes with the conduct of Tenant’s business in the Premises or increases the cost of doing business by Tenant or the cost of Tenant’s Work or creates or increases any obligations, restrictions or liabilities of Tenant. Landlord shall maintain all easements, including, without limitation those granted under the REA, that benefit the Premises or the Center in full force and effect throughout the Term and shall use all commercially reasonable efforts to enforce the REA, and all other cross easement rights, operating covenants and other similar rights, if any, in all material respects; provided that if Landlord fails to enforce such rights within thirty (30) days after notice from Tenant is received by Landlord (or such additional time as is reasonably required by Landlord), Landlord agrees that Tenant shall have the right to enforce said rights directly or in the name and on behalf of Landlord, and Landlord shall reimburse Tenant upon demand therefor for the  reasonable expenses incurred  by Tenant in enforcing such rights.

In addition: (i) Landlord covenants and agrees to observe and perform all of the covenants, conditions, restrictions and obligations imposed on the “Declarant” under the REA, and (ii) Landlord shall use all commercially reasonable efforts to enforce (including, without limitation, enforcement by legal process) any provisions of the REA that directly or indirectly benefit the Premises.

Upon written request of Landlord, Tenant shall give notice to terminate the parking agreement made as of the 1st day of October, 2010, by and between Tenant and Harrold Ford, Inc., a California corporation in accordance with the provisions of such parking agreement.

Section 11.3.Rules and Regulations.  Tenant shall comply with the rules and regulations, if any, attached hereto as Exhibit L, but only to the extent applicable to Tenant’s use and occupancy of the Premises as a tenant of the Center (and only to the extent the same are not inconsistent with or in conflict with the rights granted to Tenant or Tenant’s obligations under this Lease), and such additional reasonable and customary rules and regulations that Landlord may hereinafter promulgate in writing from time to time for the entire Center; provided that such additional rules and regulations shall not limit, interfere or hinder Tenant’s use, occupancy or operation of the Premises in any material respect, nor increase the cost of operating Tenant’s business in any material respect, and provided further that Tenant shall receive not less than sixty (60) days’ prior written notice of any additional rules and regulations proposed by Landlord before such additional rules and regulations become effective against Tenant; and provided further that all such rules and regulations shall not discriminate against Tenant vis-a-vis other occupants of the Center, whether expressly, in application or in enforcement. Landlord covenants and agrees to use all commercially reasonable efforts to enforce all such rules and regulations against the other tenants and occupants of the Center in accordance with the highest standards of shopping center management and operation.

Article 12

Common Areas and Parking

Section 12.1.Common Areas.  During the Term, Tenant and its licensees, employees, concessionaires, invitees and customers shall have the right, easement and privilege of using in common with the other occupants of the Center and their respective employees, patrons and invitees, all Common Areas for their intended purposes. Subject to the limitations of Section 11.3, such use shall be subject to reasonable rules and regulations of general applicability to all tenants of the Center promulgated by Landlord of which Tenant has reasonable notice, provided the rules and regulations are uniformly enforced by Landlord. Landlord shall not construct or permit or suffer the construction or location of any kiosks or sales booths which (i) are located within the “No Kiosk Area” (shown on Exhibit A attached hereto), (ii) are located within the “Protected Area” (shown on Exhibit A attached hereto) and serve food and/or beverage products (other than outdoor seating adjacent to a restaurant (but not within the Parking Areas) or (iii) in any event in Tenant’s reasonable judgment materially impairs full access to and visibility of the Premises or Tenant’s ticket booths or the visibility of Tenant’s Signs. Landlord shall not place, construct or otherwise permit any structures, building, kiosk, seating area, fountain, planter or similar item in the Protected Area which materially impairs full access to and visibility of the Premises or Tenant’s ticket booths or the visibility of Tenant’s Signs.

Section 12.2.Interference with Common Area.  Landlord, at no cost to Tenant, shall use commercially reasonable efforts to ensure that any disturbance in the Common Area is removed or eliminated, to the extent Landlord is able to do so under Applicable Laws, so that Tenant’s business is not unreasonably hindered or interrupted. Landlord covenants, warrants and represents that: (a) neither Landlord, Tenant, nor any other tenant or occupant of the Center shall have the right to use the Common Area within the Protected Area for income producing (selling) promotional events (other than outdoor seating adjacent to a restaurant or kiosks (but not within the Parking Areas) including, but not limited to, sidewalk sales and truckload sales, and the use of the Common Area located outside the Protected Area for such purposes shall at all times be conducted in a First Class manner, consistent with (or better than) the operations of a majority of other First Class Centers in the Metropolitan Area; (b) in no event shall Landlord, Tenant, or any other tenant or occupant of the Center be permitted to store or sell food, beverages or merchandise in the Common Area within the Protected Area (other than outdoor seating adjacent to a restaurant); and (c) no deliveries to other tenants or occupants of the Center during Tenant’s business hours shall occur in front of any public entrance to the Center or in any manner that impairs access to the Premises. Landlord further covenants that no leases for space in the Center executed after the Effective Date shall grant any tenant or occupant the right to do anything prohibited by this Section 12.2, whether or not such tenant or occupant is currently a tenant or occupant of the Center.

Section 12.3.Parking.  Except for valet parking expressly permitted by this Lease, Landlord shall not charge or permit the operator of the Parking Areas, if any, to charge for use of the Parking Areas of the Center by Tenant or Tenant’s patrons, employees, agents, contractors or invitees. Landlord warrants and represents that on the Commencement Date and thereafter throughout the Term that, there will be at least the number of parking spaces in the Parking Areas as the Minimum Free Parking Spaces set forth in Section 1.1 and at least the number of parking spaces in the Priority Parking Areas as the Premises Minimum Free Parking Spaces and that such parking spaces shall be available to Tenant and the other occupants of the Center and their respective patrons, employees, agents, contractors and invitees on an unreserved, first-come first-served basis without time limitation (provided, however, no more than five (5) restaurants in the Center may have short term parking spaces designated for food pickup subject to the following restrictions:  (i) as to such restaurants that are within four hundred fifty (450) linear feet of the Premises, such restaurants may each have no more than two (2) short term parking spaces designated for food pick-up by its customers and (ii) as to such restaurants not within four hundred fifty (450) linear feet of the Premises, such restaurants may each have no more than four (4) short term parking spaces designated for food pick-up by its customers). Tenant shall use commercially reasonable efforts to cause all employees of Tenant to park their vehicles in the locations within the Parking Areas designated as “Employee’s Parking” by Landlord and reasonably approved by Tenant. Landlord will similarly obligate the other tenants and occupants of the Center to cause their employees to park their vehicles within the “Employee Parking” areas of the Center, as reasonably designated by Landlord and approved by Tenant from time to time.

Section 12.4.Changes to Center.  Landlord shall not change or modify (or permit to be changed or modified) in any “material” way the configuration of the Parking Areas and other Common Areas within the Protected Area as shown on Exhibit A attached hereto, without first obtaining Tenant’s written approval of such change or modification. Landlord shall not alter or permit the alteration of the character of the Center as a First Class Center. The standards for Tenant’s approval under this Section 12.4 shall be the same standards that apply to Section 2.2 above and the term “material” as used in this Section 12.4 shall have the same meaning as in Section 2.2. At the request of either Party, any disagreement between the Parties as to whether Tenant’s consent or approval is required with respect to any proposed alterations to the Center or as to whether Tenant has unreasonably withheld or conditioned its consent or approval of any change or modification proposed by Landlord hereunder, shall be resolved by arbitration pursuant to Section 18.5 below.

Article 13

Use

Section 13.1.Permitted Use.  Throughout the Term, subject to Section 13.1(b) below, Tenant shall have the right to occupy and use the Premises for the Permitted Use. The Premises initially shall be opened and operated by Tenant for the Theater Use and Tenant shall use commercially reasonable efforts to occupy and use the Premises for the Theater Use for the first ten (10) Lease Years of the Term (subject to Excused Closures); provided, however, Landlord acknowledges that the Term is long in duration and that the motion picture theater and entertainment industries are competitive and dynamic in nature and are subject to constantly changing technology and ideas, and that, notwithstanding anything to the contrary contained herein, in order to remain competitive, Tenant may need or desire (and shall be permitted) to alter, eliminate or add to the mix of motion pictures exhibited and the products or services which Tenant may sell or provide as part of the Theater Use, subject to Section 13.5 below. Nothing in this Lease is intended or shall be applied to preclude Tenant from using the Premises for any use which is from time to time consistent with industry trends for motion picture theater operations, provided such uses comply with all Applicable Laws and the REA. In addition, during the first ten (10) Lease Years of the Term, Tenant shall use commercially reasonable efforts to exhibit “first run” motion pictures (but not to the exclusion of any other films or presentations).  Without limiting the foregoing:

(a)The lobby of the Premises and the Theater Use may (at Tenant’s sole option) include a cafe or bistro area in which food and beverages (including beer, wine and other alcoholic beverages, if Tenant is able to obtain the appropriate liquor licenses) are served. Landlord shall cooperate with Tenant (but at no cost to Landlord) to obtain from the County any and all permits and licenses allowing for the sale of beer, wine and liquor in the Premises. Landlord acknowledges that Tenant’s intended use of the Premises may involve the generation of sound and noise and the emanation of cooking odors which may be discernible outside the Premises. Tenant shall not be responsible for any disruption or interference with the businesses conducted by other occupants of the Center caused by the emanation of such sounds (or inaudible vibrations) from the Premises which are produced in the ordinary conduct of Tenant’s business.

(b)Provided that Tenant initially opens and operates the Premises for the Theater Use for the first ten (10) Lease Years of the Term (subject to Excused Closures), Tenant shall have the right at any time thereafter to change the primary use of the Premises and the Building to a use other than the Theater Use (an “Alternate Use”), subject to the rights of Landlord under Section 13.2 below and subject to the following conditions: (i) Tenant shall notify Landlord of Tenant’s intention to change the primary use of the Premises to an Alternate Use (“Alternate Use Notice”) at least sixty (60) days prior to the proposed effective date thereof, such notice to describe in reasonable detail the proposed Alternate Use and the alterations (if any) that Tenant intends to make to the Building to accommodate the proposed Alternate Use and to specify that if Landlord fails to respond within forty-five (45) days by exercising its rights under Section 13.2, Tenant shall be entitled to effect the change in use; and (ii) such Alternate Use shall be a Compatible Use (defined below). As used herein, a “Compatible Use” shall mean any lawful retail, service or entertainment use, including, without limitation, use or uses that are commonly found in entertainment/shopping center projects or any other use(s) that are not substantially incompatible with the use and operation of the Center as a first class entertainment/shopping center and do not violate. any of the “Existing Tenant Exclusives,” if any, set forth on Exhibit I attached hereto which are in effect at the time in question; provided, however, that in no event shall the Premises be divided into more than three (3) separate tenancies or subtenancies for separate users.

Section 13.2.Recapture.  Each time Tenant proposes to change the primary use of the Premises to a use other than the Theater Use, Landlord shall have the right to recapture the Premises and terminate this Lease by delivery of written notice (“Recapture Notice”) to Tenant not later than forty-five (45) days after Tenant provides the Alternate Use Notice to Landlord.  If Landlord elects to recapture the Premises and terminate this Lease, then Tenant shall have the right to withdraw the Alternate Use Notice by written notice given to Landlord on or prior to the date thirty (30) days after the date Landlord provides the Recapture Notice to Tenant. If Landlord fails to deliver the Recapture Notice within forty-five (45) days after Tenant provides the Alternate Use Notice to Landlord, then Tenant shall (subject to the provisions of Section 13.5 below) be permitted to effect the change in use and Landlord shall not have the right to recapture the Premises and to terminate this Lease. Concurrently with any termination under this Section 13.2, Landlord shall pay to Tenant the Unamortized Tenant Costs, if any.

Section 13.3.Exclusive Use.  Provided that no Event of Default by Tenant is continuing hereunder and that Tenant is open and operating in accordance with the Theater Use (subject to Excused Closures), Landlord shall not sell, rent, use or permit to be used (a) any premises or space that is located within the Center or any other portion of the Project (other than the Premises), or (b) on any other land adjoining or adjacent to any part of the Project (including land separate from the Project by streets and rights of way) which is developed, owned or controlled by Landlord or a Landlord Affiliate, for use as a motion picture theater or for the commercial exhibition of motion pictures, films, videos or images including, without limitation, so-called specialty theaters (e.g., I-Max, I-Works and Showscan-type theaters, and ride/simulator theaters), or for the sale of tickets to any other motion picture theater (other than the Premises and other theaters operated by a Tenant Affiliate), provided that the foregoing shall not prevent Landlord from permitting style shows, private or public meetings or exhibits in other buildings of the Project so long as full length motion pictures are not shown as a part of such shows, meetings, or exhibits. If any other tenant or occupant of the Project violates the provisions of the limitation granted, then Landlord shall use best efforts to terminate such violation, including institution and diligent prosecution of legal process to enjoin such violation. In addition (and without limiting Landlord’s obligations under this Lease), Tenant shall have the right and option to take legal action or initiate legal proceedings against such other tenant or occupant to enjoin said violation, all of which shall be done at Tenant’s own cost and expense, provided, however, Landlord agrees to cooperate with Tenant at no cost or expense to Landlord, including permitting any such action or proceedings to be brought in Landlord’s name. If the provisions of this Section 13.3 are violated and not cured by Landlord within thirty (30) days after Tenant has notified Landlord of such violation, then in addition to all other rights and remedies of Tenant for any such violation, Tenant may treat such violation as an Excused Closure and cease to operate, or if Tenant continues to operate during such violation then Tenant shall pay Alternate Rent in lieu of Base Rent and Additional Rent pursuant to Section 4.7. The provisions of this Section 13.3 shall be included in each of the Memorandums of Lease and recorded against the entire Project.

Section 13.4.Food Sales and Advertising.  Landlord will not sell or serve, or suffer or permit to be sold or served: (i) popcorn, from any premises, space or kiosk (other than the Premises) located within the Center; or (ii) bulk candy (i.e., candy sold by weight which is not prepackaged, other than “gourmet” candy sold by certain types of stores, as hereinafter specified), from any premises, space or kiosk (other than the Premises) located within that portion of the Center designated as the “Bulk Candy Free Zone” on Exhibit A attached hereto; provided, however, such restriction shall not preclude (a) the operation of a “See’s Candy,” “Godiva Chocolate,” “Fannie May”, “Van Dyne” or other like-kind store within the Bulk Candy Free Zone (an example of a precluded bulk candy store is “Sweet Factory”), or (b) the operation of a grocery store of any size (but not a convenience store, such as a “7-11” or a “Circle-K”, or similar concept) which may sell bulk candy within the buildings designated “Major 4” and “Building B” so long as any public entrance to such grocery store located in “Major 4” and “Building B” faces east.   Except for the signage contemplated under Article 15, Landlord shall not display or distribute or permit or suffer to be displayed or distributed, anywhere within the Center (including the interior of any premises other than the Premises), any signage, advertisement, flyer, announcement or other information that directly or indirectly refers to the Premises (by name, description of Tenant’s business or otherwise) or invites a comparison to the food, beverages or other concessions or services sold or served within Premises. (As an example and not as a limitation of the foregoing, no tenant or other occupant of the Center shall be permitted to display signage or other advertising that states or implies that food or beverage products sold within such premises may be available at prices lower than the prices for similar food or beverage products within the Premises.) The provisions of this Section 13.4 shall be included in the Memorandum of Lease between Landlord and Tenant and recorded against the entire Project.

Section 13.5.Prohibited Uses for Center.  Neither the Premises nor any other space or premises in the Center (including the Common Areas) shall be used for any of the prohibited uses listed on Exhibit N.

Section 13.6.No Lease Prohibitions.  Landlord represents and warrants that (i) no lease or other operating agreement affecting the Center (including, without limitation, the Permitted Encumbrances) prohibits or restricts (or will prohibit or restrict) the operation of the Premises for the Theater Use described above, and (ii) there are no so-called exclusive uses or restricted uses (“Existing Exclusives”) which would apply to the Premises or bind Tenant, except as disclosed on Exhibit I attached hereto, if any, and that the use of the Premises for all aspects of the Theater Use (including, without limitation for the sale of coffee and coffee related products, including espresso and other similar drinks) will not violate any of the Existing Exclusives. Tenant agrees, in connection with any change in use of the Premises from the Theater Use to a Compatible Use, not to violate or to cause Landlord to be in violation of the provisions disclosed on Exhibit I, if any.

Section 13.7.Prohibition of Use.  If at any time during the Term, it shall become illegal to operate a motion picture theater complex within the Premises, Tenant may terminate this Lease unless Landlord obtains an injunction against the enforcement of such Applicable Law or restriction within thirty (30) days of its passage, provided that the thirty (30) day period shall be extended for such period as may be reasonably required if Landlord commences appropriate proceedings to obtain such injunction within the thirty (30) day period and thereafter diligently proceeds to obtain the injunction (and so long as Landlord’s request for injunctive relief is not denied). If such prohibition shall occur, Rent and all other charges payable by Tenant under this Lease shall be fully abated from the date the prohibition becomes effective until such Applicable Law is repealed or declared unenforceable in a final, unappealable, judicial proceeding, or this Lease is terminated.

Article 14

Assignment and Subletting

Section 14.1.Assignment and Subletting.  Except as otherwise provided herein (including, without limitation, Section 14.2 below), Tenant shall not assign this Lease or any interest herein nor sublet the Premises or any portion thereof (singularly, a “Transfer” and collectively, “Transfers”) without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to any Transfer requiring Landlord’s consent, Tenant shall provide Landlord with the following: (1) a description of the business background and experience of the proposed transferee, (2) a draft copy of the proposed instrument by which Tenant proposes to effectuate the Transfer, and (3) a current financial statement for the proposed transferee. Within thirty (30) days after receiving this information, Landlord shall notify Tenant of its determination. If Landlord consents to the Transfer, Tenant shall provide Landlord with a copy of the executed instrument effectuating the Transfer. Should Landlord fail to respond within the requisite thirty (30) day period, Landlord will be deemed to have consented to the Transfer. Should Landlord wish to withhold its consent, it must state in writing the specific reasons for its determination. Four Wall Deals and customary license and/or concession arrangements shall not be “Transfers” hereunder and shall be permitted without Landlord’s consent. Except as provided in Section 14.3, no Transfer shall relieve Tenant from liability hereunder. Any disputes between Landlord and Tenant regarding the necessity of obtaining or the reasonableness of Landlord’s consent shall, at the request of either Party, be resolved by arbitration pursuant to Section 18.5 below.

Section 14.2.Permitted Transfers.  Notwithstanding anything to the contrary contained herein, Tenant shall be permitted without Landlord’s consent to assign or Transfer its interest in the Lease or sublet the entire Premises in connection with any of the following (individually and collectively, “Permitted Transfers”): (i) the sale, issuance or transfer of any voting capital stock of Tenant to any Tenant Affiliate, (ii) the sale, issuance or transfer of any voting capital stock of any entity, which controls Tenant or to a Tenant Affiliate, (iii) any Transfer to a Tenant Affiliate, (iv) any Transfer to any corporation, partnership, trust, joint venture or other entity provided that Tenant continues to operate and manage the Premises, (v) any Transfer to any entity to which five (5) or more theaters are Transferred in a single transaction, (vi) any Transfer to any entity which may, as a result of a reorganization, merger, consolidation, or sale of assets succeed to the business now carried on by Tenant in the Metropolitan Area, (vii) any assignment, sublease or Transfer to any corporation or entity that operates at least one hundred (100) screens in at least ten (10) theaters, has a net worth in excess of $10,000,000, and agrees to operate the Premises as a theater, (viii) any assignment, sublease or Transfer in connection with any merger, consolidation or reorganization of Tenant in which Tenant is the surviving entity, (ix) any Transfer to any other corporation or entity so long as such corporation or entity merges or consolidates with Tenant, acquires a substantial portion of the assets or stock of Tenant or operates the Premises for the Theater Use, and (x) any assignment, sublease or Transfer in connection with any permitted financing or leasehold encumbrance. Notwithstanding any other provision of this Lease, Tenant shall be permitted without Landlord’s consent to enter into license and concession agreements and Four Wall Deals for any use permitted herein.

Section 14.3.Release. Tenant shall automatically be released of all of its obligations and liabilities to Landlord arising from this Lease upon an assignment or a Transfer involving an assignment (other than those accruing prior to the assignment date) subject to all of the following conditions being satisfied as of the date of such assignment: (1) the assignee has expressly assumed all such obligations in writing and a copy of such instrument has been sent to Landlord; (2) the assignment was consented to by Landlord or constitutes a Permitted Transfer; (3) the assignee has a net worth in excess of $100,000,000 (as determined in accordance with Section 7.3(b); (4) the assignee operates ten (10) or more theaters containing one hundred (100) or more screens; and (5) the assignee performs under this Lease without a monetary Event of Default for a period of at least two (2) years. At the request of Tenant, Landlord shall confirm in writing whether Tenant remains liable after an assignment and, if applicable, Landlord shall execute an instrument confirming that Tenant has been released from all further obligations hereunder; provided, however, that the failure of Landlord to execute an assignment document releasing Tenant from all of its obligations and liabilities arising under this Lease shall not effect Tenant’s full and complete release from all of its obligations and liabilities arising from this Lease. To the extent the original Tenant, (the “Original Tenant”) has not been released from all of its obligations, liabilities and responsibilities hereunder pursuant to this Section 14.3, Landlord shall continue to send copies of all written notices required under this Lease to the Original Tenant, and no notice of default shall be effective until a copy thereof is received by the Original Tenant. The Original Tenant shall have a period of time after receipt of such notice to cure such default as is given to Tenant under this Lease. This notice is an additional notice requirement and not intended to replace the existing notice requirement to the existing Tenant.

Section 14.4.Assignment by Landlord.  Landlord shall have the absolute right during the Term or any extension, to sell, convey, assign or transfer the Premises or the Center provided that the transferee shall agree to recognize Tenant’s rights under this Lease, and shall assume all of Landlord’s duties and obligations hereunder arising on or after the date of sale or transfer.  Landlord will be released from all future liability under this Lease upon such a transfer but will remain liable, jointly and severally with the successor Landlord, for refund or reimbursement of any overpayment or other amounts due Tenant in respect of any period before the transfer.  The original Landlord shall notify Tenant of the effective date of the transfer; and the name, telephone number and address of the successor Landlord.  This Section shall not apply to an assignment for security purposes only; provided, however, such security assignee shall execute and deliver to Tenant an agreement of non-disturbance in a form reasonably acceptable to the parties.

Article 15

Signage

Section 15.1.Tenant’s Signs.  Landlord acknowledges the importance and benefit to Landlord, Tenant and the Center of having prominent signage advertising and providing information regarding the Premises and the features thereof.  Tenant shall have, at Tenant’s sole cost and expense with respect to Tenant’s signs the exclusive right during the Term to erect, maintain and replace from time to time any and all signage on the exterior of the Building that may be permitted by (or consented to by the applicable parties to) the REA, and Applicable Laws.  In addition, Tenant shall have the right to display its sign panel (i) in the top position on both sign faces of the multi-tenant sign located at the corner of Ethan Way and Arden Way in the location shown on Exhibit A, (ii) in the second position on both sign faces of the multi-tenant sign located at the corner of Howe Avenue and Arden Way in the location shown on Exhibit A, (iii) in the bottom position on both sign faces of the multi-tenant sign located on the south side of the Center at Ethan Way in the location shown on Exhibit A, and (iv) in the bottom position on both sign faces of the multi-tenant sign located on the south side of the Center at Howe Avenue in the location shown on Exhibit A.  All of Tenant’s sign panels on the signs referred to in the immediately preceding sentence shall be a full-size panel not smaller than any other tenant’s full-size panel on the respective sign.  A full-size panel shall mean a panel that runs the width of the sign.  All full-size panels shall have a height dimensionally proportionate to the width.  Landlord, at Landlord’s sole cost, in accordance with Section 2.3 of this Lease shall be responsible for using commercially reasonable efforts to obtain any required governmental and REA approvals, if any, for the multi-tenant signs upon which Tenant has a right to display its sign panels according to the immediately preceding sentence on or before October 31, 2015. Landlord shall also construct and maintain all structural supports for Tenant’s Signs not located on the Building, as part of Landlord’s Work. Tenant shall maintain and replace from time to time its sign panels with Tenant’s name and/or logo.  All of Tenant’s signs on the Building and Tenant’s sign panels in the Center are collectively referred to herein as “Tenant’s Signs.”

Section 15.2.Maintenance of Tenant’s Signs.  Tenant’s Signs located within or upon the Premises shall be maintained in good repair and in compliance with Applicable Laws by Tenant at Tenant’s expense, including the cost of any electricity consumed in illuminating such signs.  Tenant’s Signs located outside the Premises, and all other signage within the Common Areas of the Center, including directional and informational signage for the benefit of the Premises, if any, shall be maintained in good repair and in compliance with all Applicable Laws by Landlord, at Landlord’s expense (which will be included in Common Area Expenses), including the cost of any electricity consumed in illuminating such signs.

Section 15.3.Sign Permits.  Except as expressly set forth herein, Landlord shall be responsible for obtaining all necessary governmental approvals for Tenant’s Signs (other than Tenant’s Signs located on the Building), in connection with Landlord’s efforts to obtain the general development entitlements for the Center. Tenant shall cooperate and join with Landlord in filing and prosecuting all applications, appeals and/or variances for the obtaining of sign permits and other governmental approvals (and tenant approvals) that may be required with respect to Tenant’s Signs, including furnishing sketches and/or plans showing the signs.

Section 15.4.Sign Easements.  There shall be appurtenant to the Premises, and Landlord hereby grants to Tenant, easements for the purpose of enabling Tenant to have access to the off-Premises Tenant’s Signs (if any) to maintain and service the same and to ensure the continued availability of power.

Section 15.5.No Obstructions.  Landlord shall not place or permit any improvements, landscaping, signs or other obstructions in the Center or in the Common Area of the Center, except as shown on the Site Plan, which would interfere with the visibility of Tenant’s Signs on the Building from the Common Area or from adjoining streets, highways and sidewalks. All other signs which can be viewed from the exterior of the Center shall be professionally made tenant identification signs which are attractive and in good taste.

Section 15.6.Roof-Top Access.  Throughout the Term, subject to Applicable Laws, Tenant shall have the sole and exclusive right to install, locate, maintain, use, replace and repair satellite dishes and other roof-top communications equipment on the roof of the Building. Tenant shall have the right to install and operate or contract with a third party to install and operate one or more solar panels and satellite dishes and/or other communication devices on the roof of the Building (collectively, “Rooftop Equipment”), provided any such satellite dish is used for the transmission of signals to the Building (such as, by way of illustration and not limitation, the beaming of concerts, telecasts and the like or corporate communications) and not re-transmission to third parties and such solar panels are used primarily to provide power to or power credits for the Building and not for generation of revenue. Tenant shall, at its sole cost and expense, maintain and insure (or cause to be maintained and insured) any Rooftop Equipment as necessary to keep same in good condition and repair. Landlord shall not use or permit any person or entity (other than Tenant) to use the exterior walls or roof of the Building for any purpose whatsoever.  Any Rooftop Equipment shall not be readily visible to the general public from ground of the Common Area and the installation and operation thereof shall not interfere with the safety or operation of the Center.  Tenant shall pay all taxes levied upon the Rooftop Equipment and all licensing fees, franchise taxes and other charges, expenses (including any additional maintenance costs incurred by Landlord) and other costs relating to the construction, ownership, maintenance and operation of the Rooftop Equipment.  The installation and operation of the Rooftop Equipment shall not violate any provision or requirement of any bond or guaranty covering the roof or any other portion of the Center.

Section 15.7.Directional Signs.  In addition to Tenant’s Signs specified above, Landlord may, but shall not be required to install and maintain directional signage in appropriate locations (to be agreed upon by the Parties pursuant to the Work Letter) throughout the interior and exterior portions of the Center to identify and direct patrons of the Center to the Premises (using Tenant’s corporate identification and marks) and to inform the patrons of the Center of the location of and means of access to the Premises.

Article 16

Damage and Destruction

Section 16.1.Landlord and Tenant to Rebuild.  Subject to Landlord’s or Tenant’s option to terminate this Lease as hereinafter set forth, if the Premises or any other part of the Center, including the Common Areas therein, shall be damaged, destroyed or rendered untenantable, either in whole or in part, by fire, the elements or other casualty, whether or not such casualty is insured, then Landlord (with respect to the affected portions of the Center, including the Building and the leasehold improvements therein, but excluding Tenant’s FF&E and other removable personal property in the Premises) and Tenant (with respect to the Tenant’s FF&E and other removable personal property within the Premises), shall promptly rebuild, repair or restore all affected buildings, improvements and property to the condition that existed immediately prior to such casualty, with only such alterations as would be permitted hereunder in the absence of such casualty (the “Restoration Work”); provided, however, that Tenant shall not be obligated to commence or proceed with Tenant’s Restoration Work unless and until

Landlord’s Restoration Work (if any is required) is substantially complete and Landlord shall not be obligated to commence or proceed with Landlord’s Restoration Work to the extent pertaining to any improvements insured or required to be insured by Tenant under Section 7.1(a)(ii), until insurance proceeds therefore are made available to Landlord. No delay or deficiency in settlement of any insurance claim shall excuse either Party from its obligation to restore the affected improvements. Each Party shall be completely liable for the proper disposition of the insurance proceeds paid to it or for its benefit in the event of a fire or casualty. Notwithstanding the foregoing, if a Major Uninsured Casualty, as defined below, occurs, the parties agree that Landlord’s Restoration Obligations for the damaged portions of the Center as well as the location of Tenant’s Building may be reasonably modified by Landlord to reflect the then highest, best and feasible use for Landlord’s Property, but in any event, the use shall be a use that will have one or more substantial First Class retail/entertainment components [enclosed mall, life style center, mixed use development, etc.] with a design which takes into account the then relative competition and shopping habits in the trade area, and all other then existing attendant circumstances. For example, in such an event, the restored location of Tenant’s Building may be on the ground level; may be part of other development or may be free-standing, but in any event, the new proposed location and any change in design for Tenant’s Building shall be subject to Tenant’s commercially reasonable prior approval (provided that in all events, any relocation and/or change in design shall provide for prominence and visibility of the Premises from areas outside the Center comparable to the prominence and visibility existing prior to the casualty, the design shall accommodate at least fourteen (14) screens (unless Tenant otherwise agrees), the design shall be consistent with Tenant’s then applicable theater specifications and access to the Premises and parking (including spaces available for the Premises) shall not be materially diminished). As used herein, a “Major Uninsured Casualty” shall mean a casualty which (i) is not covered by Landlord’s insurance and is not required to be covered by the insurance Landlord is obligated to maintain pursuant to the terms of Article 7 of this Lease, and will cost in excess of twenty-five percent (25%) of the replacement cost of the Center to repair and restore.

Section 16.2. Procedure.  Landlord (or Landlord’s mortgagee, if required by the terms of Landlord’s mortgage) shall hold in trust any funds payable to Landlord by Landlord’s insurance carrier for the restoration of the affected improvements required to be restored by Landlord pursuant to this Article 16 in a separate account prior to actual disbursement of funds to restore the affected improvements; and Tenant (or Tenant’s leasehold mortgagee, if required by the terms of Tenant’s mortgage) shall hold in trust any funds payable to Tenant by Tenant’s insurance carrier for the restoration of the affected improvements required to be restored by Tenant pursuant to this Article 16 in a separate account prior to actual disbursement of funds to restore the affected improvements.  The applicable Restoration Work shall be performed in a good and workmanlike manner in accordance with the original plans and specifications for the affected improvements, except to the extent changes are required under Applicable Law and except for alterations and other changes permitted hereunder.

As the reconstruction progresses, the insurance funds paid by Landlord’s insurer (and other funds of Landlord or Tenant, as applicable, required to pay for the Restoration Work, if the insurance funds are not sufficient) will be disbursed by Landlord or Tenant (or their respective mortgagees), as the case may be, in accordance with standard construction disbursement practices.  Landlord and Tenant each covenants and agrees that all liens that are filed as a consequence of its Restoration Work will be discharged as expeditiously as possible so as not to delay reconstruction, and in any event any such lien shall be discharged or bonded around in accordance with Applicable Laws within thirty (30) days of filing. At the completion of the reconstruction of Landlord’s Restoration Work, and before Tenant shall be obligated to commence Tenant’s Restoration Work, Landlord shall cause its architect to certify to Tenant that Landlord’s Restoration Work has been properly completed in accordance with the aforementioned plans and specifications.

Section 16.3.Right to Terminate.

(a)If, as a result of any damage or destruction to the Premises or as a result of any damage or destruction to any other portion of the Center, including the Common Areas (whether or not the Premises or any part thereof is directly damaged), the operation of Tenant’s business in the Premises as contemplated hereunder becomes impracticable in Tenant’s reasonable judgment, whether directly as a consequence of damage or destruction or indirectly as a consequence of Landlord’s Restoration Work (herein, a “Substantial Casualty”), and if (i) Tenant in good faith reasonably determines that such damage or destruction cannot reasonably be repaired within three hundred (300) days following the date of such damage or destruction, or (ii) such damage or destruction has not been repaired (in fact) within three hundred (300) days following the date of such damage or destruction (or within such longer period of time as may have been approved in writing by Tenant), then in either case Tenant shall have the right to terminate this Lease upon thirty (30) days’ prior written notice to Landlord at any time after such determination is made but before such Substantial Casualty is repaired or after the expiration of said 300-day period (or such longer period as may have been approved in writing by Tenant) but before such Substantial Casualty is repaired, as the case may be.

(b)If Tenant’s FF&E and other removable personal property located within the Premises is damaged or destroyed to the extent of forty percent (40%) or more of the replacement cost thereof at any time during the Term or to the extent of twenty percent (20%) or more of the replacement cost thereof at any time during the last three (3) Lease Years of the Initial Term or during any Extension Term, then in any such case this Lease may be terminated at Tenant’s option upon written notice to Landlord within sixty (60) days of such casualty and in such event neither Landlord nor Tenant shall be obligated to perform Landlord’s Restoration Work or Tenant’s Restoration Work respectively.

(c)If the Center is damaged or destroyed to the extent of twenty percent (20%) or more of the replacement cost thereof during the last three (3) Lease Years of the Term and Landlord desires not to undertake the applicable Restoration Work, then Landlord may elect not to perform Landlord’s Restoration Work, by notice of such election to Tenant within sixty (60) days of such casualty, provided that such notice shall be void and Landlord shall nevertheless undertake Landlord’s Restoration Work if, within twenty (20) days after receipt of Landlord’s notice, Tenant notifies Landlord that Tenant elects to exercise its option to extend the Term (if any then exists), in which event the Term shall be extended for the next Extension Term, if any. If Landlord so notifies Tenant and Tenant does not nullify Landlord’s notice as aforesaid, then (i) Tenant shall have the option to terminate this Lease, upon not less than sixty (60) days’ prior written notice to Landlord at any time thereafter, or (ii) if Tenant does not elect to terminate this Lease, then Landlord shall promptly raze the affected improvements, remove all debris from the site, and convert the affected areas to first-class paved Parking Areas hereunder. If this Lease is terminated as a consequence of this Section 16.3(c) but Landlord nevertheless repairs or restores the Center within five (5) years after the date of termination, then Tenant shall have the right and option to reinstate this Lease for the number of Lease Years (and Extension Terms) remaining as of the date of termination so long as there are at least two (2) Lease Years remaining in the Term and/or Extension Term that Tenant has elected or may choose to elect.

(d)If a Major Uninsured Casualty shall occur which destroys all or a substantial portion of the Center (including the Premises) and Landlord desires not to undertake the applicable Restoration Work and to either (i) permanently cease operating the Center or (ii) to permanently cease operating the damaged portion of the Center (which in all events must be more than 50% of the Floor Area of the Center and must include the Premises), then Landlord may elect not to perform Landlord’s Restoration Work and to terminate this Lease as of the date of the casualty by notice of such election to Tenant given within sixty (60) days following the date of the casualty. If Landlord notifies Tenant of termination pursuant to this Section 16.3(d) and permanently ceases operations at the Center or in the damaged portion of the Center, this Lease shall terminate as of the date specified in Landlord’s notice; provided further that as a condition to Landlord’s termination of this Lease under clause (ii) above, Landlord shall, concurrently with Landlord’s notice (x) pay to Tenant Tenant’s Unamortized Costs, to the extent they exceed the insurance proceeds paid to Tenant as a result of the casualty; and (y) Landlord shall record a restriction against the Center in form and substance satisfactory to Tenant, in its sole discretion, prohibiting any Theater Use at the Center by any person or entity during the then remaining Term of this Lease (determined as if no such termination had occurred). If Landlord does not elect to terminate this Lease by written notice to Tenant within the sixty (60) day period, this Lease shall remain in full force and effect and Landlord shall promptly and diligently complete Landlord’s Restoration Work. In addition to any other remedies Tenant may have, if this Lease is terminated by Landlord as a consequence of this Section 16.3(d), but Landlord nevertheless repairs, restores or recommends operation of the damaged portion of the Center for any retail use within five (5) years after the date of termination, then Tenant shall have the right, at Tenant’s option, to reinstate this Lease for the number of Lease Years (and Extension Terms) remaining as of the date of reinstatement, including the applicable Base Rent then payable, and Landlord shall be obligated to timely perform Landlord’s Restoration Work pursuant to Section 16.1, as if this Lease had not been terminated so long as there are at least two (2) Lease Years remaining in the Term and/or Extension Term that Tenant has elected or may choose to elect.

(e) Except as provided above and subject to Landlord’s and Tenant’s respective restoration and repair obligations, Landlord shall be entitled to all insurance proceeds payable in respect to any damage to or destruction of the Center, including the Premises (but excluding Tenant’s FF&E and Tenant’s Property), and Tenant shall be entitled to all insurance proceeds payable in respect to Tenant’s FF&E and Tenant’s Property.

Section 16.4.Rental Abatement.  If, as a result of any damage or destruction to the Center or the performance of Landlord’s Restoration Work, access to or visibility of the Premises, the operation of Tenant’s business in the Premises (such as may be caused by excessive noise or debris in connection with Landlord’s Restoration Work), or use of or access to the Common Areas within the Protected Area, or the use of or access to the Parking Areas is adversely affected or interfered with in any significant respect, whether directly as a consequence of the damage or destruction or indirectly as a consequence of the repair and restoration activities, but Tenant nevertheless continues to operate its business in the Premises, then all Rent otherwise payable by Tenant shall be abated during the applicable period and in lieu thereof Tenant shall pay Alternate Rent to Landlord in accordance with Section 4.7 above. If the damage or destruction is so extensive as to constitute a Substantial Casualty and Tenant ceases operating its business in the Premises as a consequence thereof, then the Rent otherwise payable hereunder shall abate in full until the earlier to occur of the date which is ninety (90) days following the date Landlord substantially completes Landlord’s Restoration Work or the date Tenant recommences operation of its business in the Premises. If this Lease is terminated as a result of damage or destruction and if any Rent or other charge has been paid in advance by Tenant, then Landlord shall refund to Tenant all sums so paid for the period after the damage or destruction.

Section 16.5.Tenant’s Special Self-Help Rights.  If the Common Areas within the Protected Area or the Critical Accessways are damaged or destroyed in any manner that (directly or indirectly) materially interferes with the conduct of Tenant’s business in the Premises and this Lease is not terminated in accordance with this Article 16 but either (i) Landlord fails to commence Landlord’s Restoration Work with respect thereto within sixty (60) days after the date of such damage or destruction or as soon thereafter as is reasonably practical or (ii) Landlord commences Landlord’s Restoration Work with respect thereto but subsequently fails to prosecute the completion of Landlord’s Restoration Work diligently, then, unless Landlord commences or recommences the diligent prosecution of Landlord’s Restoration Work within thirty (30) days after Tenant notifies Landlord (and each mortgagee of the Center to whom Tenant has been directed in writing to give notices of Landlord’s default) of such failure, (a) such failure shall constitute a material default by Landlord hereunder, and (b) in addition to all other remedies available to Tenant as a consequence of such default, with respect to the Premises, the Protected Area and the means of access to, from and between the Premises and the Protected Area (including the Critical Accessways), Tenant shall have the right and easement (but not the obligation) to enter onto the affected portions of the Center and to undertake and thereafter prosecute the completion of Landlord’s Restoration Work with respect to the affected facilities on Landlord’s behalf and at Landlord’s sole cost and expense.

If Tenant exercises the so-called “self-help” remedy set forth in this Section 16.5, then, Landlord shall reimburse Tenant, on demand, for the actual out-of-pocket costs incurred by Tenant in performing Landlord’s Restoration Work. If Landlord fails to so reimburse Tenant within twenty (20) days after Tenant’s demand and evidence of payment by Tenant, then Tenant shall have the right to offset the amount thereof (plus interest thereon at the Interest Rate from the date of demand) against Rent and all other sums otherwise payable to Landlord hereunder and, if the Term would otherwise expire prior to the date that Tenant is paid or recoups the entire amount due to Tenant hereunder (including interest thereon as aforesaid), then Tenant shall be entitled to extend the Term, on a Rent-free basis, until the entire amount thereof (including interest thereon as aforesaid) is paid to or otherwise recouped by Tenant.

Article 17

Eminent Domain

Section 17.1.Taking of the Premises.  If the whole of the Premises or any portion thereof which in Tenant’s judgment renders the balance unsuitable for the continuation of Tenant’s business shall be taken in condemnation proceedings, by right of eminent domain or by sale in lieu of such taking (each such event, a “Taking”), then this Lease shall terminate when possession shall be taken by the condemning authority.

Section 17.2.Taking of the Center.  If, as a result of any Taking directly affecting portions of the Center or affecting any means of ingress or egress or other means of access to or within the Center, either (i) the conduct of Tenant’s business in the Premises becomes impracticable in Tenant’s reasonable judgment, or (ii) the number of parking spaces within the Parking Area as a whole is reduced below the number of Minimum Free Parking Spaces or the number of parking spaces within the Priority Parking Area is reduced below the applicable number of Premises Minimum Free Parking Spaces specified in Section 1.1, or (iii) ten percent (10%) or more of the Center (by Floor Area) is taken; then in any such event Tenant shall have the right and option to terminate this Lease upon notice to Landlord within thirty (30) days after Tenant is informed of the applicable occurrence. If any Rent or other charge has been paid in advance, Landlord shall refund to Tenant all sums so paid for the period after possession is taken by the condemning authority. Notwithstanding the foregoing, Landlord shall have the right to terminate this Lease in accordance with clause (ii) or (iii) of this Section 17.2 after the first fifteen (15) Lease Years, unless Tenant waives a violation of clause (ii) of this Section 17.2.

Section 17.3.Obligations if Lease Not Terminated.  If there is a Taking but this Lease is not terminated pursuant to this Article 17, then:

(a)Landlord’s Obligation to Restore.  Landlord, at its sole cost and expense, shall repair, alter and restore the affected portions of the Center including the Building and the leasehold improvements therein(less any portions thereof so taken) and all means of access to the Protected Area and between the Protected Area and the Premises, to substantially their former condition or as close thereto as practicable.

(b)Tenant’s Obligation to Restore.  Upon substantial completion of Landlord’s restoration work pursuant to Section 17.3(a), Tenant, at its sole cost and expense, shall repair, alter and restore Tenant’s Property in the Premises to substantially its former condition or as close thereto as possible (subject to further alterations permitted hereunder).

(c)Abatement of Rent.  If the Floor Area of the Premises is reduced by the Taking, or if any portion of the Protected Areas is affected by the Taking, then from and after the effective date of the Taking, all Rent otherwise due hereunder shall be reduced in the same proportion that the Floor Area of the Premises after such Taking shall bear to such Floor Area before the Taking (with respect to a Taking of any portion of the Premises) or, if no portion of the Premises is directly affected by the Taking, by an equitable amount, as determined by the Parties mutually or by arbitration in accordance with Section 18.5 if the Parties fail to agree.

(d)Limitation on Restoration Costs.  In no event shall Landlord or Tenant be obligated to incur costs or expenses under Section 17.3(a) or (b) in excess of their respective portions of the aggregate condemnation award from the applicable Taking.

Section 17.4.Temporary Taking.  If any portion of the Premises or the Parking Areas or the Common Areas within the Protected Area, or any means of access to, from or between the Premises and the Protected Area is Taken on a temporary basis, then (i) Tenant shall be entitled to that portion of the condemnation award recoverable in respect of such temporary use of the Premises whether in the form of rental or otherwise, for the Taking of Tenant’s Property and for moving expenses, and for any restoration of Tenant’s work in the Premises, and (ii) unless Tenant continues to operate its business in the Premises, all Rent otherwise due hereunder shall be abated during the duration of such temporary Taking.  Except as provided above, this Lease shall be and remain unaffected by such Taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such Taking and shall continue to pay the Rent in full when due.  If the period of temporary use or occupancy shall extend beyond the expiration of the Term (including any options to extend that shall have been thereafter exercised), that part of the award which represents compensation for the use and occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period up to and including the expiration date and Landlord shall receive so much thereof as represents the period after the expiration date.

Section 17.5.Condemnation Award.  Except as otherwise herein provided, the entire compensation award for any Taking (the “Award”) shall belong to Landlord. Notwithstanding the foregoing: (i) Tenant shall be entitled to claim, prove and receive in any proceedings such award as may be allowed for Tenant’s Property, interruption of business, moving expenses and other damages available to a tenant under Applicable Law, and (ii) with respect to any Taking that results in the termination of this Lease, Tenant shall be entitled to a portion of the aggregate award equal to the fair market value of Tenant’s interest under this Lease as of the day immediately prior to such Taking.

Section 17.6.Takings Generally.  At the election of either Party, any disagreement between Landlord and Tenant with respect to the effect or severity of a Taking that is not resolved within thirty (30) days after the Parties are first notified of the Taking shall be resolved by arbitration in accordance with Section 18.5 below.  Each party waives any statutory and common law rights of termination which may arise by reason of a Taking; provided, however, that the foregoing waiver shall not impair the express termination rights of the parties set forth in Section 17.1 and Section 17.2.

Article 18

Default and Remedies; Arbitration

Section 18.1.Events of Default.  Each of the following shall be deemed an “Event of Default” by Tenant and a breach of this Lease:

(a)Monetary Defaults.  Tenant’s failure to pay Rent or other charges payable hereunder within seven (7) days after written notice from Landlord that the same was not paid when due;

(b)Insolvency, etc.  The filing of a voluntary bankruptcy petition by Tenant or the admission by Tenant in writing that it is insolvent or is generally unable to pay its debts as the same become due; or the filing of an involuntary bankruptcy petition against Tenant or adjudication of Tenant as insolvent or bankrupt (unless such petition or adjudication is vacated or dismissed within forty-five (45) days after the filing or entry thereof); or a general assignment by Tenant for the benefit of creditors; or the appointment of a receiver (except a receiver appointed at the request of Landlord) to take possession of all or substantially all of the assets of Tenant (unless such appointment is vacated or reversed within forty-five (45) days after the date of appointment).

(c)Other Defaults.  Default in the performance of any other material covenant or condition of this Lease on the part of Tenant to be performed for a period of thirty (30) days after written notice from Landlord of such default; provided, however, if the nature of the default is such that it cannot be cured practicably within thirty (30) days but Tenant commences the curing within thirty (30) days after notice from Landlord and thereafter diligently prosecutes the curing, then the cure period shall be extended for the amount of time practicably required to effect the cure.

Section 18.2.Landlord’s Remedies.  Any notice given pursuant to this Article 18 shall be in lieu of, and not in addition to, any notice required under the Applicable Laws of the State of California. Upon the occurrence of any Event of Default by Tenant hereunder, Landlord may, at its option and without any further notice or demand (except as expressly provided herein or required by Applicable Laws), do any of the following in addition to the exercise of any and all remedies afforded Landlord at law or in equity:

(a)Termination of Lease.  Landlord shall have the right at any time thereafter to give notice of termination of this Lease to Tenant, on the date specified in such notice (which shall not be less than ten (10) days after the giving of such notice), unless the Event of Default is cured on or before such date, and this Lease shall terminate and come to an end as fully and completely as if such date were the day herein definitely fixed for the expiration of this Lease, and Tenant shall remain liable as hereinafter set forth. In the event of any such termination of this Lease, Landlord may then or at any time thereafter, re-enter the Premises by summary proceedings or other judicial process and remove therefrom all persons and property and again repossess and enjoy the Premises, without prejudice to any other remedies that Landlord may have by reason of Tenant’s default or of such termination.

(b)Re-Entry into Premises.  Landlord shall have the right, without terminating this Lease, upon ten (10) days prior written notice during which time the circumstances giving rise to the Event of Default are not cured, to re-enter the Premises by summary proceeding or other judicial process in compliance with Applicable Law and remove all persons and property (including, without limitation, Tenant and Tenant’s Property) therefrom, and Tenant shall remain liable as hereinafter set forth.

(c)Notices.  The notices specified in Section 18.2(a) and Section 18.2(b) shall be in addition to any notices required under Section 18.1.

Section 18.3.Damages, Etc.  In addition to any other remedies available to Landlord at law or in equity, in the event that Landlord shall elect to terminate this Lease pursuant to Section 18.2(a), then Landlord may recover from Tenant

(1)the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(2)the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(3)the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term (excluding any unexercised extension options)after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(4)any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of events would be likely to result therefrom, specifically including, but not limited to brokerage commissions and advertising expenses incurred, reasonable expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

(5)at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law.

(b)The term “Rent,” as used in this Section 18.3, shall be deemed to be and to mean Base Rent, Percentage Rent, and all other sums required to be paid by Tenant pursuant to the terms of this Lease, all of the foregoing of which are deemed to be Rent.

(c)As used in subparagraphs 1 and 2(2) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate.  As used in subparagraph 3 above, the “worth at the time of award” is computed by allowing interest or discounting the amount, as applicable, at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus three percent (3%) per annum.

(d)Reletting.  In the event that Landlord shall elect to re-enter as provided in Section 18.2(b), then (provided Landlord does not elect to terminate this Lease pursuant to Section 18.2(a)), Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make reasonable alterations and repairs to the Premises that may be required to procure a replacement tenant of the Premises.  In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than Rent due from Tenant to Landlord; second,  to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of Rent due and unpaid; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable under this Lease.  Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand therefor by Landlord.  Such deficiency shall be calculated and paid monthly.  Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(e)No re-entry or taking possession of the Premises or any other action shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Event of Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease in accordance with Section l8.2(a) for any such Event of Default.  Landlord shall use best efforts to mitigate the damages caused by Tenant’s default under this Lease. Without limitation, in the event of any re-entry or termination under Section 18.2, Landlord agrees to use commercially reasonable efforts to relet the Premises at a commercially reasonable rent and, in connection therewith, to reasonably cooperate with Tenant to find and enter into a lease with a replacement tenant or tenants.

(f)If an Event of Default by Tenant shall occur, then, in addition to any and all other remedies available to Landlord at law, in equity or pursuant to the terms hereof, Landlord may at its option incur the expense necessary to perform said obligation of Tenant.

(g)Landlord may employ the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

Section 18.4.Interest on Late Payments.  In the event that either Party fails to pay any Rent or any other charge hereunder when due and such failure continues for ten (10) business days after notice thereof from the Party owed such amount to the Party owing such amount, then such unpaid amounts shall bear interest from the date due until payment thereof at the Interest Rate.

Section 18.5.Arbitration of Certain Disputes.

(a)Disputed Defaults.  If either Landlord or Tenant disputes the existence of an alleged default or whether Landlord or Tenant is obligated to cure an alleged default under this Lease after being served with a notice of default, then the Party who is alleged to have committed the default shall have such grace period as is provided in this Lease (or, if no such grace period is provided herein, ten (10) business days after receipt of such notice) in which to submit the matter to binding arbitration as set forth below, in which event Landlord’s remedies under Section 18.2, as well as any other right of Landlord at law to recover possession of the Premises or to terminate this Lease or to abate Rent or to offset amounts allegedly owed by Landlord to Tenant, and Tenant’s remedies hereunder to terminate this Lease, shall be stayed pending the arbitration.  In the event that the arbitration results in a finding that either Landlord or Tenant is in default or is required to cure the alleged default, the defaulting Party shall have such grace period as is provided in this Lease to cure such default, commencing from the date the defaulting Party receives a copy of the award of the arbitrator(s).  Tenant’s rights under this Section 18.5(a) shall not apply to a default consisting solely of the failure to pay Base Rent.  Tenant’s rights under this Section 18.5(a) shall not impair or otherwise affect any rights or remedies of Landlord other than the rights to terminate this Lease or to re-enter the Premises.  Landlord’s rights under this Section 18.5(a) shall not impair or otherwise affect any rights or remedies of Tenant other than the rights to terminate this Lease or to abate rent or to offset amounts allegedly owed by Landlord to Tenant.

(b)Disputed Reimbursement.  If either Party disputes any demand for reimbursement, refund or offset by the other Party, then the disputing Party may, within thirty (30) days after the receipt of the non-disputing Party’s demand for payment or offset serve a notice on the non-disputing Party that it is submitting the matter to binding arbitration, as set forth below; provided, however, that this Section 18.5(b) shall not excuse either Party from its obligations to pay when due any demanded amount that is not being disputed in good faith.

(c)Other Disputes.  In the event of any dispute between Landlord and Tenant over the amount of any equitable abatement of Rent, or in the event of any other disputed matter that is expressly subject to arbitration under this Lease, such dispute shall be resolved by arbitration in accordance with the provisions of this Section 18.5.

(d)Arbitrators; Award.  Any disagreement or controversy described in this Section or elsewhere in this Lease where dispute resolution by arbitration is expressly provided or reference is made to this Section, shall be settled by binding arbitration to be held, and the award made pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association.  In any such arbitration, the arbitrator shall be:  (i) any person selected by the Parties to the dispute, if they are able to so agree within 10 days after any Party requests the other to so agree, if not, (ii) a three-member arbitration panel, which shall act by majority vote and which shall consist of one member selected by each Party to the dispute and one member selected by the two members so selected, who shall act as chairman of the arbitration panel.  If the first two arbitrators are unable to agree on the selection of the third arbitrator within 20 days after their appointment, the third arbitrator shall be selected by the American Arbitration Association.  If one Party requests the other to agree on a single arbitrator and the Parties have failed to agree on such a single arbitrator, and one of the Parties thereafter shall fail or refuse to appoint a person to the arbitration panel under clause (ii) above within 20 days after the original request for agreement on a single arbitrator was made, the arbitration panel shall consist solely of the single arbitrator selected by the other Party.  The arbitrator(s) shall apply the substantive law of the state in which the Premises are located.  Any costs of arbitration (including the fees of the arbitrators) shall be borne by the Party against whom the award is made, as determined by the arbitrators.  Any award of the arbitrator(s) shall state the reasoning on which the award is based.

(e)Failure to Appear.  If one of the Parties shall fail or refuse to appear or to present evidence at the arbitration hearing, the arbitrator(s) shall be authorized to accept the evidence presented by the Party in attendance at the hearing and enter an award based on the evidence presented.  Any costs of arbitration shall be borne by the Party against whom the award is made, including, but not limited to, the fees of the arbitrators.

(f)Reimbursement.  Tenant may reimburse itself with respect to any matter described herein as follows: Landlord’s failure to serve a demand for arbitration within the period described above shall be deemed a waiver of any objection to Tenant’s demand, and Tenant, if not reimbursed by Landlord, may reimburse itself from, and Tenant shall be entitled to a corresponding credit against, succeeding Base Rent and other charges hereunder, with interest at the Interest Rate from the fifth (5th) business day after Tenant’s initial demand. If Landlord timely demands arbitration as set forth in this Section 18.5, Tenant shall not reimburse itself pending award of the arbitrator(s). If any amount awarded Tenant in the arbitration is not paid by Landlord within twenty (20) business days from the date of award, with interest from the date of the award, Tenant may thereafter reimburse itself from, and Tenant shall be entitled to a corresponding credit against, succeeding Rent and other charges, with interest at the Interest Rate from the date of the award. If any amount awarded Landlord in the arbitration is not paid by Tenant within twenty (20) business days from the date of the award, with interest at the Interest Rate, from the date of the award, Landlord may resort to the remedies set forth in this Lease without further notice, as if no grace period ever existed.

(g)Enforcement.  Judgment upon the arbitrator’s award may be had and enforced in any court of law or equity having jurisdiction over the Parties.

Section 18.6.Default by Landlord.

(a)Default and Remedies.  An “Event of Default” by Landlord shall occur if:  (i) Landlord fails to pay to Tenant any amounts due by Landlord hereunder and such failure continues for five (5) business days after written notice from Tenant, or Landlord shall be in default in the performance of any other material covenant or condition of this Lease on the part of Landlord to be performed for a period of thirty (30) days after written notice from Tenant of such default; provided, however, if the nature of the default is such that it cannot be cured practicably within thirty (30) days, but Landlord commences the curing within thirty (30) days after notice from Tenant and thereafter diligently prosecutes the curing, then the cure period shall be extended for the amount of time practicably required to effect the cure. If an Event of Default by Landlord shall occur, then, in addition to any and all other remedies available to Tenant at law, in equity or pursuant to the terms hereof, Tenant may at its option incur the expense necessary to perform said obligation of Landlord. If Tenant shall incur any expense, including reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceedings instituted by reason of any Event of Default by Landlord, then Landlord shall reimburse Tenant for the amount of such expense, with interest thereon at the Interest Rate from and after the date of demand. If Tenant shall recover judgment against Landlord for failure to perform Landlord’s obligations under this Lease, or if the matter is submitted by Tenant to arbitration in accordance with this Section 18.6 and it is determined that Tenant was entitled to incur such expense, then in either event, Tenant may offset the amount of such judgment or award remaining unpaid, with interest at the Interest Rate, against Rent and other charges coming due hereunder. In the event the costs and expenses incurred by Tenant to cure a default of Landlord exceed the amount recouped by Tenant by its withholding from Rent and other charges as aforesaid through the balance of the Term then in effect, then Tenant shall have the right, but not the obligation, to extend the Term for a period of time sufficient for Tenant to recover such unrecouped costs and expenses from Rent and other charges otherwise payable during such extended period.

(b)Limitation on Landlord’s Liability.  Other than for Landlord’s failure to reimburse Tenant for Unamortized Tenant Costs as provided in this Lease, failure to pay the Fair Market Value of Tenant’s Interest as provided in this Lease, failure to pay Real Estate Taxes or for Landlord’s failure to apply any insurance proceeds or condemnation awards as required by this Lease (as to which matters the limitations on liability set forth in this Section shall not apply), Tenant shall have the right to, and shall, look solely to Landlord’s estate and interest in the land and buildings constituting the Project, the rent therefrom, insurance proceeds or condemnation awards in respect thereof, proceeds of any title insurance, proceeds from the sale or refinancing of the Project or any interest therein and any applicable liability insurance for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Landlord, and no other property or assets of Landlord shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant’s use and occupancy of the Premises or any other liability of Landlord to Tenant relating to any of the foregoing.  After any sale or transfer of Landlord’s interest in the Center and provided that the Landlord’s successor expressly assumes the obligations of the Landlord arising hereunder, the transferring Landlord shall have no further liability hereunder except for breaches or defaults arising prior to the date of such sale or transfer, and except for any continuing duty to apply any insurance proceeds and condemnation awards received prior to such sale or transfer.

Article 19

Environmental

Section 19.1.Tenant’s Responsibilities.

(a)General Covenant.  Tenant shall not cause or authorize any Hazardous Materials to be brought upon, stored, used, generated, released into the environment or disposed of in the Premises in violation of Applicable Laws.  Subject to Sections 7.5 and 7.8, Tenant hereby agrees to indemnify and defend Landlord and agrees to hold Landlord harmless from and against any and all claims, judgments, damages, liabilities and losses which arise from the presence of Hazardous Materials in the Premises in violation of Applicable Laws which are brought upon, stored, used, generated or released into the environment by or through the acts or omissions of Tenant or Tenant’s agents, subtenants, employees or contractors (referred to as “Tenant’s Environmental Acts”).  This indemnification by Tenant of Landlord includes any reasonable costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work required by any governmental agency because of the presence of such Hazardous Materials due to Tenant’s Environmental Acts, but excludes consequential damages (such as, without limitation, lost profits or diminution in value of the Center).  Tenant shall promptly notify Landlord of any Environmental Hazard in or about the Premises, which Tenant becomes aware of during the Term of this Lease.

(b)Reporting Requirement.  Tenant shall promptly notify Landlord of, and shall promptly provide Landlord with copies of the following environmental items relating to the Premises which may be filed or prepared by or on behalf of, or delivered to or served upon, Tenant (excluding those which may be reasonably considered confidential): all orders, reports, listings and correspondence of or concerning the release, investigation of, compliance, clean up, remedial and corrective actions, and abatement of Hazardous Materials whether or not required by any Applicable Laws, including, reports and notices required by or given pursuant to any Applicable Laws, and all complaints, pleading and other legal documents filed against Tenant related to Tenant’s use, handling, storage or disposal of Hazardous Materials in or about the Premises.  In the event of a release of any Environmental Hazard caused by Tenant’s Environmental Acts in, on or about the Premises, Tenant shall promptly notify Landlord and provide Landlord with copies of all reports and correspondence with or from all governmental agencies, authorities or any other persons relating to such release (excluding those which may be reasonably considered confidential).

(c)Environmental Actions.  Landlord may join and participate in any legal proceedings or actions initiated in connection with any claims or causes of action arising out of Tenant’s Environmental Acts which results in:  (i) injury to any person within or about the Premises, (ii) injury to or any contamination of the Premises or (iii) injury to or contamination of any real or personal property wherever situated.  Tenant, at its sole cost and expense, shall promptly take all actions necessary to return the Premises to the condition existing prior to the introduction of such Hazardous Materials as a consequence of Tenant’s Environmental Acts and to remedy or repair any such injury or contamination.  Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or denied or conditioned or delayed, take any remedial action in response to the presence of any such Hazardous Materials in the Premises or enter into any settlement agreement, consent decree or other compromise with any governmental agency with respect to any such Hazardous Materials claims; provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials in the Premises (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action.

Section 19.2.Landlord’s Responsibilities.

(a)General Covenant.  Landlord shall not cause, permit or authorize any Hazardous Materials to be brought upon, stored, used, generated, released into the environment or disposed of, on, in, under or about the Common Areas, or any other portion of the Project by Landlord, its tenants, its agents, employees, or contractors in violation of Applicable Laws.  Subject to Sections 7.5 and 7.8, Landlord hereby agrees to indemnify, defend and hold Tenant free and harmless from and against any and all claims, judgments, damages, liabilities and losses which arise from Hazardous Materials in or about the Project in violation of Applicable Laws or which are present at the Project as of the Effective Date (including, without limitation, the conditions identified in the Environmental Report) or which are brought upon, stored, used, generated or released into the environment by or through the acts or omissions of Landlord or Landlord’s agents, employees or contractors (referred to as “Landlord’s Environmental Acts”).  This indemnification by Landlord of Tenant includes any reasonable costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work required by any governmental agency because of the presence of such Hazardous Materials due to Landlord’s Environmental Acts but excludes consequential damages (such as, without limitation, lost profits or diminution in value of Tenant’s Property).  To the extent the presence of Hazardous Materials in or about the Project is caused by any party other than Tenant, Landlord or their respective agents, contractors or employees (a “Third Party Violation”), as between Landlord and Tenant, Landlord shall bear the cost of remediation and shall defend any claim or proceeding brought against Tenant in connection with such Third Party Violation.  Landlord shall promptly notify Tenant of any

Environmental Hazard in or around the Project, which Landlord becomes aware of during the Term of this Lease, whether or not caused by Landlord’s Environmental Acts.

(b)Reporting Requirement.  Landlord shall promptly notify Tenant of, and shall promptly provide Tenant with copies of the following environmental items relating to the Project which may be filed or prepared by or on behalf of, or delivered to or served upon, Landlord (excluding those which may be reasonably considered confidential): all orders, reports, listings and correspondence of or concerning the release, investigation of, compliance, clean up, remedial and corrective actions, and abatement of Hazardous Materials whether or not required by any Applicable Laws, including reports and notices required by or given pursuant to any Applicable Laws, and all complaints, pleading and other legal documents filed against Landlord related to Landlord’s use, handling, storage or disposal of Hazardous Materials. In the event of any release of any Environmental Hazard caused by Landlord’s Environmental Acts, Landlord shall promptly notify Tenant and provide Tenant with copies of all reports and correspondence with or from all governmental agencies, authorities or any other persons relating to such release (excluding those which may be reasonably considered confidential).

(c)Environmental Actions.  Tenant may join and participate in any legal proceedings or actions initiated in connection with any claims or causes of action arising out Landlord’s Environmental Acts which results in:  (i) injury to any person within or about the Premises, (ii) injury to or any contamination of the Premises, or (iii) injury to or contamination of any real or personal property of Tenant.   Landlord, at its sole cost and expense, shall promptly take all actions necessary to return the Project to the condition existing prior to the introduction of such Hazardous Materials to the Project and to remedy or repair any such injury or contamination. Notwithstanding the foregoing, Landlord shall not, without Tenant’s prior written consent, which consent shall not be unreasonably withheld or denied or conditioned or delayed, take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Project or enter into any settlement agreement, consent decree or other compromise with any governmental agency with respect to any such Hazardous Materials claims; provided, however, Tenant’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials is not in, on, under or about the Premises and/or the Protected Area or the presence of Hazardous Materials (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such nature that an immediate remedial response is necessary and it is not possible to obtain Tenant’s consent before taking such action.

(d)Environmental Hazard. If during the Term an Environmental Hazard, other than an Environmental Hazard caused by Tenant’s Environmental Acts, causes the Premises or any other part of the Project to be rendered untenantable, either in whole or in part, or materially and adversely affects Tenant’s ability to operate its business in the Premises in the normal course, in Tenant’s reasonable judgment (subject to Landlord’s right to submit the matter to arbitration pursuant to Section 18.5, if Landlord disputes Tenant’s determination), then Landlord shall promptly remediate the Environmental Hazard and rebuild, repair or restore all affected buildings and improvements. If such condition of untenantability or inability to operate Tenant’s business in the normal course continues for more than ninety (90) days following occurrence or discovery of the Environmental Hazard, then until such untenantability or inability has ended, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time after such period. In the event that this Lease shall be terminated as a result of an Environmental Hazard (other than an Environmental Hazard caused by Tenant’s Environmental Acts), if any Rent or other charge has been paid in advance, Landlord shall refund to Tenant all sums so paid for the period after the date of untenantability or inability to operate. With respect to any period during which, as the result of an Environmental Hazard (other than an Environmental Hazard caused by Tenant’s Environmental Acts) any part of the Premises is untenantable or Tenant is prevented from operating its business therein in the normal course, the Rent and other charges payable hereunder shall be abated in proportion to the Floor Area of the Premises so affected. If the untenantability or inability is so extensive as to render the Premises substantially unfit for occupancy by Tenant for the normal conduct of its business, the Rent and other charges payable hereunder shall abate until such time as Tenant resumes the conduct of its business, up to a maximum of one hundred twenty (120) days after the restoration of the Premises, in order to give Tenant sufficient time to refixture and equip the Premises. If by reason of an Environmental Hazard affecting the Premises or the Building of which the Premises are a part or to any other part of the Project, the Premises are rendered substantially unusable for Tenant’s business by reason of diminished access, the payment of Rent and other charges payable hereunder shall equitably abate until accessibility is restored.

(e)General Representation. To the best of Landlord’s knowledge, after diligent inquiry, there are no Hazardous Materials in violation of Applicable Law or Environmental Hazards located within the Project or affecting the Project as of the Effective Date, except as specified in the Environmental Report.

Section 19.3.Environmental Remedial Work.  In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work pertaining to any Hazardous Materials or Environmental Hazard at or affecting the Project (“Environmental Remedial Work”) is required (i) under any Applicable Law, (ii) by any judicial, arbitration or administrative order, (iii) to comply with any agreements affecting the Premises or (iv) to maintain the Project in a standard of environmental condition which presents no risk to safety or health, (v) to prevent the release of any Hazardous Materials to adjacent property and otherwise is consistent with the prudent ownership of property of the character of the Project, then Tenant (if such Environmental Remedial Work is required as a direct result of Tenant’s Environmental Acts) or Landlord (if such Environmental Remedial Work is not required as a direct result of Tenant’s Environmental Acts), shall perform or cause to be performed such Environmental Remedial Work promptly and in accordance with all Applicable Laws.  All Environmental Remedial Work shall be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer, (ii) pursuant to a detailed written plan for the Environmental Remedial Work approved by any public or private agencies or persons with a legal or contractual right to such approval, (iii) with such insurance coverage pertaining to liabilities arising out of the Environmental Remediation Work as is then customarily maintained with respect to such activities and (iv) only following receipt of any required permits, licenses or approvals.  The selection of the Environmental Remedial Work contractors, any disclosures to or agreements with any public or private agencies or parties relating to Environmental Remedial Work and the written plan for the Environmental Remedial Work (and any changes thereto), whether the responsibility of Landlord or Tenant each shall be subject to the other Party’s prior written approval, which approval shall not be unreasonably withheld, denied, conditioned or delayed.  In addition, the Party responsible for the Environmental Remedial Work shall submit to the other Party, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other remedial work contracts and similar information prepared or received by such Party in connection with any Environmental Remedial Work or Hazardous Materials relating to the Project.  In the event the Party responsible therefor should fail to commence or cause to be commenced in a timely fashion, or fail diligently to prosecute to completion, such Environmental Remedial Work, the other Party (following written notice) may, but shall not be required to, cause such Environmental Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith, (i) in the case where Tenant is the responsible Party, shall be paid by Tenant to Landlord within thirty (30) days of Landlord’s invoice therefor or (ii) in the case where Landlord is the responsible Party, shall be paid by Landlord to Tenant within thirty (30) days of Tenant’s invoice therefor, and if not timely paid by Landlord, in addition to all other rights and remedies, Tenant shall have the right to offset such amount (together with interest thereon at the Interest Rate) against Rent which thereafter becomes due.  Neither Party shall be obligated to perform Environmental Remedial Work under this Section while it is contesting the application of any law, regulation or order, provided the other Party is not exposed to any additional liability, risk or damages.  The Parties’ obligations under this Section are solely for the benefit of the Parties hereto, their successors, and assigns and any subtenants of this Lease, and not for any other third parties.

Section 19.4.Effect of Termination.  All liabilities of Landlord and Tenant, respectively, under this Article 19, accrued as of the date this Lease terminates, shall survive such termination. If this Lease shall be terminated as a result of any Environmental Hazard other than Tenant’s Environmental Acts, Landlord shall promptly pay to Tenant an amount equal to the Unamortized Tenant Costs as of the date of such termination. If this Lease is terminated pursuant to Section 19.2, Tenant shall have the first right of refusal for the lease of the Premises should the Premises be restored within three (3) years of the termination date. Upon commencing the restoration of the Premises, Landlord shall send a written notice to Tenant stating its intent to restore the Premises and the projected date for the completion of such restoration. Within sixty (60) days of receipt of such notice, Tenant shall notify Landlord as to whether it desires to reinstate this Lease on the original terms and conditions.

Section 19.5.Survival of Obligations.  The obligations of Tenant and Landlord under this Article 19 shall survive and be enforceable following the expiration or earlier termination of this Lease.

Article 20

Surrender of Premises and Removal of Property

Section 20.1.Surrender.  On or before the last day of the Term, Tenant shall surrender the Premises to Landlord in accordance with Section 10.3, subject to repairs and maintenance which are Landlord’s obligation hereunder and damage by casualty or the elements or Taking by eminent domain; provided, however, Tenant (in its sole and absolute discretion) shall remove any or all of its FF&E, readily removable personal property and trade fixtures (including Tenant’s Signs) from the Premises within thirty (30) days after the expiration of the Term or the earlier termination of this Lease, but Tenant shall repair any unreasonable damage incurred in the removal of the same.

Section 20.2.Financing of Trade Fixtures. Notwithstanding anything to the contrary contained in Article 14 or elsewhere in this Lease, Tenant may lease or finance Tenant’s FF&E and other personal property from a leasing company or lender, hereinafter referred to as the “Finance Company”. Said FF&E and other personal property will be installed, maintained and used in the Premises in order to assist Tenant to carry on its business as provided for herein. Landlord further agrees that any of said FF&E and other personal property shall remain Tenant’s personal property, notwithstanding the manner or mode of the attachment to the Premises. Landlord recognizes and acknowledges that any claim or claims that the Finance Company has or hereafter may have against said FF&E and other personal property by virtue of an equipment lease or chattel mortgage or the like is superior to any lien or claim of any nature which Landlord now has or hereafter may have to Tenant’s FF&E and other personal property by statute, agreement or otherwise. In the event of default of Tenant in the payment of any rental or other amount due to the Finance Company, or in the performance of any of the other terms and conditions of the equipment lease, chattel mortgage or the like or extensions or renewals thereof, the Finance Company or its assignee may remove Tenant’s FF&E and other personal property covered by such equipment lease or chattel mortgage or the like or any part thereof from the Premises in accordance with the terms and conditions of the equipment lease or chattel mortgage or the like. Tenant shall be responsible for any damage caused in the removal of any such FF&E and personal property from the Premises. Landlord will make no claim whatsoever to any FF&E or other personal property covered by any equipment lease or chattel mortgage or the like. The Finance Company may, without affecting the validity of this waiver, extend the terms of payment of any rental or the performance of any of the other terms or conditions of the equipment lease or chattel mortgage or the like, without the consent of Landlord and without giving notice to Landlord. This waiver shall inure to the benefit of the successors and assigns of the Finance Company and shall be binding upon the heirs, personal representatives, successors and assigns of Landlord.

Section 20.3.Waiver of Liens and Distraint. Landlord hereby waives, releases and relinquishes any and all liens in favor of Landlord and rights of distraint (whether arising by virtue of statute, common law or otherwise) upon Tenant’s Property. Landlord further agrees not to assert any lien, levy or attachment on or recourse to any of Tenant’s Property that is subject to any lien or security interest in favor of any vendor or other supplier under any conditional sale, chattel mortgage or other security arrangement, any consignor, any holder of reserved title or any holder of a security interest, or lender. Although the foregoing shall be self-operative without the necessity for any further instrument or document, Landlord hereby agrees to furnish Tenant or any vendor or other supplier under any conditional sale, chattel mortgage or other security arrangement, any consignor, any holder of reserved title or any holder of a security interest, upon written request from time to time, reasonable waivers of Landlord’s liens upon and right to distraint, levy, attachment or recourse with respect to the property subject thereto and exempting the same from distraint, levy, attachment or recourse.

Section 20.4.Landlord’s Agreement. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without Landlord’s consent to encumber the leasehold estate created under this Lease and/or to grant a security interest in Tenant’s removable trade fixtures, furnishings and equipment located within the Premises (but not to encumber Landlord’s fee interest in the Premises), to secure financing provided to Tenant by any bank, thrift institution, insurance company or other institutional lender. Tenant agrees to notify

Landlord of any such encumbrance. With respect to any such leasehold financing (and provided that Tenant is not in default under this Lease beyond any applicable notice and cure period), upon thirty (30) days’ prior written request from Tenant, Landlord will execute and deliver to the secured lender a “Landlord’s Agreement” in the form attached hereto as Exhibit J.

Article 21

General Provisions

Section 21.1.Subordination.  Tenant agrees to subordinate this Lease to the lien of any first priority mortgage or deed of trust or ground lease affecting the Premises (a “Mortgage”), provided that the holders of such Mortgage (each a “Mortgagee”) shall not be a Landlord Affiliate and provided further that the Mortgagee shall acknowledge in writing that, notwithstanding such subordination or the foreclosure of such Mortgage, the transfer by deed in lieu of foreclosure or the termination of the ground lease, as applicable, Tenant’s interest in the Premises and rights under this Lease shall be recognized and not be disturbed, and upon transfer of the Landlord’s interest hereunder by such foreclosure or deed in lieu thereof or termination Tenant will attorn to the transferee and the transferee will assume, observe and perform the obligations of Landlord hereunder. The instruments effecting such subordination, non- disturbance and attornment (each, a “Non-Disturbance Agreement”) shall be in form and substance satisfactory to Tenant and the holder of the applicable Mortgage, in their respective reasonable judgments (it being agreed, however, that it shall be reasonable for Tenant to disapprove any proposed Non-Disturbance Agreement that reduces Tenant’s rights or privileges hereunder, or increases Tenant’s obligations hereunder, or reduces the obligations of the transferee as landlord hereunder). The commencement of Tenant’s Work Period and Tenant’s obligation to pay Rent are conditioned upon Landlord obtaining and delivering to Tenant Non- Disturbance Agreements from the holders of each and every Mortgage (regardless of priority), or other monetary encumbrance affecting the Premises, which is in existence prior to the recordation of the Memorandums or which is otherwise shown as superior to Tenant’s interest hereunder in the Leasehold Title Policy.

Section 21.2.Notices.  Except as provided herein to the contrary (including, without limitation, Sections 5.3, 9. l (f) and 9.3), any notice, request or demand to be given pursuant to this Lease, shall be in writing and shall be sent by United States certified mail, return receipt requested, or delivered by a reputable overnight courier delivery service, addressed to Landlord or Tenant, as the case may be, at their respective addresses set forth in Article 1.  All such notices, requests and demands shall be deemed given upon receipt by the addressee or upon wrongful refusal of attempted delivery).  Either Party may, by written notice, designate different and/or additional addresses for notices, requests or demands to it.

Section 21.3.Invalid Provisions.  The invalidity and unenforceability of any provision of this Lease shall not affect or impair any other provision.

Section 21.4.Interlineation.  Whenever in this Lease any printed portion has been stricken out, whether or not any relative provision has been added, this Lease shall be construed as if the material so stricken was never included herein and no inference shall be drawn from the material so stricken out which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material were never contained herein.

Section 21.5.Joint Preparation.  This Lease is to be deemed to have been prepared jointly by the Parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any Party, but shall be interpreted according to the application of the rules of interpretation for arm’s-length agreements.

Section 21.6.Relationship of Parties.  Nothing contained in this Lease shall be construed to create the relationship of principal and agent, partnership, joint venture or any other relationship between the Parties hereto other than the relationship of landlord and tenant.  Nothing contained herein shall in any way impose any liability upon the stockholders, officers or directors of Landlord or stockholders, officers, directors or trustees of Tenant should such Parties be corporate entities.  Landlord shall not use, in its advertising materials or otherwise, any trade names, brands or marks that are owned by or commonly used by Tenant.

Section 21.7.Short Form Lease; Consent to Lease.  This Lease shall not be recorded by either party hereto; provided, however, Landlord and Tenant will, at the request of either, enter into and record a short form memorandum of lease (the “Landlord Memorandum”), in the form of Exhibit H attached hereto (modified as appropriate to be in recordable form) containing such provisions as Tenant may reasonably request and, if any portion of the Project is not owned by Landlord or a Landlord Affiliate, Landlord shall cause the then owner of any portion of the Project not then owned by Landlord or a Landlord Affiliate to join in such short form memorandum of lease for the limited purpose of reflecting of record the limitations upon the Center set forth in this Lease.  After the expiration or earlier termination of this Lease, Landlord and Tenant will, at the request of either, enter into and record a document to evidence the expiration or termination of this Lease and release of the Landlord Memorandum.  Additionally, Landlord Affiliates and Tenant will, at the request of either, enter into and record a short form memorandum of lease (the “Landlord Affiliate Memorandum”), in the form of Exhibit H-1 attached hereto (modified as appropriate to be in recordable form) containing such provisions as Tenant may reasonably request.  After the expiration or earlier termination of this Lease, the Landlord Affiliates and Tenant will, at the request of either, enter into and record a document to evidence the expiration or termination of this Lease and release of the Landlord Affiliate Memorandum.

Section 21.8.Estoppel Certificate.  At any time, upon not less than twenty (20) days’ prior request by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate substantially in the form of Exhibit F attached hereto.  At any time, upon not less than twenty (20) days’ prior request by Tenant, Landlord shall execute and deliver to Tenant an estoppel certificate containing assurances substantially similar to the assurances contained in Exhibit F.

Section 21.9.No Continuing Waiver.  No waiver of any default hereunder shall be implied from any omission by either Party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver, and then only for the time and to the extent therein stated.  No delay or omission by either Party hereto to exercise any right or power accruing upon any non-compliance or default by the other Party with respect to any of the terms hereof, or otherwise accruing hereunder, shall impair any such right or power or be construed to be a waiver thereof.  One or more waivers of any breach of any covenant, term or condition of this Lease shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition.  The consent or approval by a Party to or of any act by the other Party requiring the former Party’s consent or approval shall not be deemed to waive or render unnecessary such former Party’s consent or approval to or of any subsequent similar acts by the other Party.

Section 21.10.Entire Agreement.  All Exhibits attached to this Lease are incorporated herein in their entirety.  This Lease and the Exhibits attached hereto include the entire agreement of the Parties concerning this Lease.  All prior agreements of Landlord and Tenant with respect to the subject matter hereof (whether written or oral), are hereby merged into this Lease and shall have no further force or effect except to the extent expressly provided herein.  No change, amendment or addition to this Lease (or the Exhibits attached hereto) shall be effective unless in writing and signed by both Parties.

Section 21.11.Captions.  The captions of this Lease are for convenience and reference only and shall not be deemed or construed to define, limit or describe the scope or intent of this Lease or affect its interpretation or construction.

Section 21.12.Binding Effect.  The covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the Parties hereto and their respective successors and assigns, except as expressly provided above to the contrary.

Section 21.13.Reasonable Consent.  Unless otherwise expressly provided in this Lease, the Parties shall be reasonable whenever their consent or approval is required, and such approval or consent shall not be unreasonably withheld, delayed or conditioned.  In the event that any such consent, approval or permission is specifically withheld, the withholding Party shall set forth in writing its reasons for doing so.  Except as otherwise provided herein, the Parties will endeavor in good faith to respond to any request from the other Party for a consent or approval within fifteen (15) days after receiving the request, but the failure to so respond shall not imply or constitute consent or approval (or denial of consent or approval) of the requested matter.

Section 21.14.Brokers’ Commissions.  Landlord and Tenant each represents and warrants to the other that it has not engaged or worked with any broker in connection with this

Lease; and Landlord and Tenant each agrees to indemnify the other Party and hold it harmless from any and all liabilities arising from any breach by the applicable Party of the foregoing representations and warranties, and/or covenants, including claims for brokerage commissions and finder’s fees and including the non-breaching Party’s attorneys’ fees.  The obligations of Landlord and Tenant hereunder shall survive the termination of this Lease.

Section 21.15.Unavoidable Delays.  If either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder (other than the payment of Rent or other sums due hereunder by either Party) by Force Majeure, then, except as expressly provided herein to the contrary, for purposes of determining whether the applicable Party is in default of this Lease (but not for any other purposes hereunder, except as expressly provided herein), performance of such act shall be extended for a period equivalent to the period of such delay. The foregoing shall not apply to Landlord’s covenant of quiet enjoyment, nor to either Party’s obligations to pay any sums due hereunder to the other Party in a timely manner.

Section 21.16.[Intentionally deleted.]

Section 21.17.Attorneys’ Fees.  If Landlord or Tenant institute any action or proceeding against the other relating to the provisions of this Lease or any default hereunder or if either Party invokes the arbitration procedures of Section 18.5, the non prevailing Party in such action or proceeding (as determined by the court or arbitrators, as the case may be) agrees to reimburse the prevailing Party for the reasonable expenses of such action (including appeals and enforcement actions, if the Party seeking reimbursement prevails), including reasonable attorneys’ fees and disbursements incurred by the prevailing Party, regardless of whether the action or proceeding is prosecuted to judgment.  The term “attorneys’ fees” wherever used in this Lease, shall mean only the reasonable charges for services actually performed and rendered, of independent, outside legal counsel who are not the employees of the Party in question.

Section 21.18.Anti-Merger.  The voluntary or otherwise surrender of this Lease by Tenant, or a mutual cancellation of this Lease shall not work a merger but shall at the option of Landlord either:  (i) terminate any existing subleases or subtenancies; or (ii) operate as an assignment to Landlord (and assumption by Landlord) of any subleases or subtenancies.

Section 21.19.Quiet Enjoyment.  Landlord covenants and agrees that, so long is Tenant is not in default in its obligations hereunder beyond the expiration of any applicable cure or grace period, Tenant shall have and enjoy the peaceable and quiet enjoyment of the Premises subject to the terms of this Lease, free and clear of any molestation, hindrance, eviction, nuisance, claim, interruption or impairment by Landlord or by any person or entity claiming by, through or under Landlord.

Section 21.20.Tenant’s Operation. Except as expressly provided in this Lease, nothing contained in this Lease (including, without limitation, the provisions hereof concerning Percentage Rent or in the rules or regulations (if any) promulgated by Landlord) shall be deemed in any way (i) to regulate the manner of operation by Tenant of its business or the hours or days of such operation, or (ii) to constitute or imply a covenant by Tenant to operate continuously in the Premises at any time, or (iii) to limit Tenant’s use of the Premises or to give Landlord any censorship right, express or implied, over any movies, films or other attractions exhibited by Tenant or over the content of Tenant’s advertising.

Section 21.21.Promotional Activities/Merchants’ Association. Tenant shall not be obligated to join any merchants’ association established for the tenants and occupants of the Center or participate in any promotional activities or advertising of the Center, except that Tenant, at Landlord’s written request, shall contribute an amount equal to one hundred dollars ($100.00) per Lease Year to the promotional fund of the Center, and to the extent Tenant makes such contribution, notwithstanding anything to the contrary in this Lease, Tenant’s CAM Contribution payable by Tenant for such Lease Year and the Common Area Expenses Cap for such Lease Year shall be reduced by such contribution.  Landlord shall reasonably cooperate with Tenant in connection with the marketing of the Center.

Section 21.22.Business Days.  Any references in this Lease to “business days” refer to days other than a Saturday, Sunday or a legal holiday under the laws of the United States or the State of California.

Section 21.23.Counterparts.  This Lease may be executed in any number of identical counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

Section 21.24.Confidentiality. Without limiting the provisions of Section 4.6 all of the terms and conditions of this Lease, as well as all financial information (including statements of Tenant’s Gross Sales) provided by Tenant to Landlord under this Lease concerning Tenant’s operation, shall be received, handled and treated in all respects as confidential information, to be used solely by Landlord in connection with the bona fide purposes in connection with the administration of this Lease, and shall not be communicated, delivered, published or otherwise disclosed to any person or entity (in summary form or otherwise) without the express prior written consent of Tenant in each instance, except that Tenant’s consent shall not be required for the disclosure of such information in good faith to Landlord’s lenders, accountants, attorneys and actual and potential investors provided that the recipient acknowledges and agrees in writing to treat such information as confidential and to be bound by this Section 21.24. The provisions of this Section 21.24 shall survive the expiration of the Term or the earlier termination of this Lease.

Section 21.25.Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State of California (excluding conflicts of laws principles).

Section 21.26.[Intentionally deleted.]

Section 21.27.[Intentionally deleted.]

Section 21.28.[Intentionally deleted.]

Article 22

Special provisIons regarding tenant’s existing Theatre and the Construction of the Theatre

Section 22.1.Tenant’s Existing Theatre. As of the Effective Date of this Lease, Tenant is operating a theatre in the Center (the “Existing Theatre”) and leases the same from Existing Landlord pursuant to the Existing Lease.  Tenant has ceased operations in the portion of the Existing Theatre which is known as the Century 22 dome theatre and located at 1600 Ethan Way as shown on Exhibit Q (the “Ethan Way Dome”).  As of the date of this Lease Tenant has vacated the Ethan Way Dome, and Tenant shall return possession of the Ethan Way Dome to Landlord on the Effective Date of this Lease.  Base Rent and other Impositions (as such terms are defined in the Existing Lease) for the Existing Lease shall be reduced by twenty-five percent (25%) beginning on the date upon which Tenant ceases to be open to the public for business in the Ethan Way Dome.   Notwithstanding anything in this Lease to the contrary, in the event either party terminates this Lease because the General Conditions are not satisfied within the applicable time periods and Landlord has demolished the Ethan Way Dome, then Landlord shall, as soon as is commercially reasonable, replace the Ethan Way Dome with new premises in the Center adjacent to the remainder of the Existing Theatre in a location reasonably acceptable to Tenant and containing a theatre of at least twenty thousand (20,000) square feet according to plans and specifications which have been reasonably approved by Tenant (“Replacement Premises”); and if despite using good faith commercially reasonable efforts Landlord is unable to obtain the necessary governmental approvals to provide such Replacement Premises, the twenty-five percent (25%) reduction in Base Rent and other Impositions under the Existing Lease provided by this Section 22.1 shall remain in effect for the remainder of the term of the Existing Lease and, notwithstanding anything in the Existing Lease to the contrary, there shall be no increases in Base Rent under the Existing Lease for a period of ten (10) years beginning on the date of termination of this Lease.  The terms of this Section 22.1 shall survive the termination of this Lease.

Section 22.2.Termination of the Existing Lease.  Within ten (10) days after (i) the satisfaction of Tenant’s Work Commencement Conditions as provided in Section 4.6 of the Work Letter, (ii) Landlord’s approval of Tenant’s general contractor as provided in Section 4.2 of the Work Letter and (iii) Tenant’s right to terminate this Lease under Section  5.1 of the Work Letter has expired or been waived by Tenant, Landlord shall provide notice to Tenant specifying the date upon which Tenant shall cease operation and tender possession of the remainder of the Existing Theatre to Landlord (“Proposed Existing Lease Termination Date”).  Tenant shall vacate all of the Existing Theatre no later than January 15, 2016, or such earlier time as Tenant and Landlord mutually agree.  On the date Tenant tenders possession of the remainder of the Existing Theatre to Landlord, the Existing Lease shall terminate.

Article 23

SPECIAL PROVISIONS REGARDING THE cENTER

Landlord’s Affiliate, Sy Howe Arden LLC owns the part of the Shopping Center labeled “Affiliate Parcel 1” on Exhibit “A”, which land is more particularly described by metes and bounds in Exhibit “B-1” (“Affiliate Parcel 1”).   Landlord’s Affiliate Howe Avenue Holdings LLC owns the part of the Center labeled “Affiliate Parcel 2” on Exhibit “A”, which land is more particularly described by metes and bounds in Exhibit “B-2” (“Affiliate Parcel 2”). Affiliate Parcel 1 and Affiliate Parcel 2 are sometimes collectively referred to in this Lease as “Affiliate Parcels.”  The Center, including, without limitation, the Affiliate Parcels, is subject to that certain Declaration of Reciprocal Easements, Covenants, Conditions and Restrictions (“REA”), the form of which is attached hereto as Exhibit “P”.  Landlord shall not allow the REA to be amended or otherwise agree to any modification of the REA without the prior written consent of Tenant if such amendment or modification will materially and adversely affect Tenant’s use of the Premises. For the purposes hereof any amendment or modification of the REA, which (i) causes parking for the Center to be reduced, (ii) interferes with access to and/or visibility of the Theatre; (iii) interferes with Tenant’s business operations at the Center or causes such operations to be more costly; or (iv) otherwise takes away any of Tenant’s rights under this Lease, shall be deemed to materially and adversely affect Tenant’s use of the Premises.  Landlord shall, at Landlord’s sole cost and expense, upon Tenant’s request, enforce the provisions of the REA on behalf of Tenant so as to protect all of Tenant’s rights under this Lease and the REA.  Additionally, if any breach or default under the REA has not been (or is not being) cured within the applicable cure period provided in the REA, then Landlord hereby grants Tenant the right to cure a breach of the REA as provided in Section 12 of the REA and, if Tenant so elects, to enforce the REA; provided, however, this grant does not diminish or in any other way affect Landlord’s obligations under this Lease. If Tenant shall incur any reasonable expense, including reasonable attorneys’ fees, in curing a breach of the REA or in enforcing any provisions of the REA, then Landlord shall reimburse Tenant for the amount of such expense, with interest thereon at the Interest Rate from and after the date of demand, and, if Landlord shall fail to make such reimbursement promptly after demand, Tenant may recoup the amounts unpaid, with interest at the Interest Rate, against Rent and other charges coming due hereunder. In the event the costs and expenses incurred by Tenant to cure such breach of the REA exceed the amount recouped by Tenant by its withholding from Rent and other charges as aforesaid through the balance of the Term then in effect, then Tenant shall have the right, but not the obligation, to extend the Term for a period of time sufficient for Tenant to recover such unrecouped costs and expenses from Rent and other charges otherwise payable during such extended period.  Notwithstanding any other provision of this Lease to the contrary, some of Landlord’s obligations under this Lease, including, but not limited to, paying Real Estate Taxes, maintaining Common Areas, maintaining signage and insuring portions of the Center, may be performed by the Landlord Affiliates or their successors or assigns as to items on the Affiliate Parcels.

In Witness Whereof, the undersigned Landlord and Tenant have executed this Lease as of the day and year first above written.

Landlord:

SY arden way llc,
a California limited liability company

By:	SyWest Holdings LLC,
a California limited liability company
Its:	Member/Manager

By:	Syufy Enterprises,
a California limited partnership
Its:	Member/Manager

By:	Syufy Properties, Inc.
a California corporation
Its:	General Partner

By:
Name:	William Vierra
Its:	Senior Vice President

Tenant:

Century Theatres, Inc.,
a California corporation

By:	/s/ Tom J. Owens

Name:	Tom J. Owens

Its:	Executive Vice President – Real Estate

Existing Landlord has executed this Lease as of the day and year first above written solely for the purpose of Section 22.2, Termination of the Existing Lease.

EXISTING LANDLORD:

Syufy Enterprises,
a California limited partnership,

By:	Syufy Properties, Inc.,

a California corporation,

Its:	General Partner

By:	/s/ William Vierra

Name:	William Vierra

Its:	Senior Vice President